                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH

                                       BY

                              PRESERVER GROUP, INC.

                       FOR ANY AND ALL OF ITS COMMON STOCK

                                       AT

                               $7.75 NET PER SHARE

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 14, 2002, UNLESS THE OFFER IS
EXTENDED.

Preserver Group, Inc., a New Jersey corporation (the "Company"), invites its shareholders to tender shares of common stock, par value $0.50 per share (the "Shares"), for $7.75 per Share net to the seller in cash (the "Offer Price"),without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). The Company will pay all charges and expenses of First Union National Bank, as Tendering Agent in connection with the Offer. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Tendering Agent or, except as set forth in the Letter of Transmittal, transfer taxes. Although the Offer is being made to all holders of Shares, Archer McWhorter, Chairman of the Board of the Company, William E. Lobeck, Jr., a director of the Company and Alvin E. Swanner, a director of the Company, all of whom together constitute the Executive Committee of the Board of Directors (collectively, the "Executive Committee") have entered into an agreement with the Company pursuant to which, among other things, they have agreed not to tender the 1,022,870 Shares held by them and their affiliates, in the aggregate, pursuant to the Offer.

This Offer is being made pursuant to a certain Agreement for Self-Tender Offer, Financing and Second-Step Merger dated January 14, 2002 (the "Agreement"), by and among the Company, Archer McWhorter, Sleepy Lagoon Ltd., Alvin E. Swanner, Brion Properties, a Louisiana Partnership, William E. Lobeck, Jr., William E. Lobeck Revocable Trust and Kathryn L. Taylor Revocable Trust. Pursuant to the Agreement, as soon as practicable after the commencement of the Offer, the Executive Committee will form a corporation in New Jersey or such other jurisdiction as the parties may agree to serve as the Merger Company. Upon or prior to the consummation of the Offer, each member of the Executive Committee and their affiliates shall contribute to the Merger Company all of the shares of Company common stock and Financing Preferred Stock (see THE TENDER OFFER -Section 7. Source and Amount of Funds) owned beneficially and of record by such member and affiliates and shall cause to be issued the same number of shares of common stock and preferred stock of the Merger Company. Pursuant to an agreement (the "Merger Agreement") to be entered into between the Company and the Merger Company, as soon as is practicable after consummation of the Offer and in accordance with the provisions of the Agreement, the Merger Agreement, the New Jersey Business Corporation Act (the "NJBCA") and applicable federal and state securities laws, the Merger Company shall be merged with and into the Company, the Company shall continue its corporate existence and the separate corporate existence of the Merger Company shall cease (the "Merger"). As a result of the closing of the Offer and the Merger, the Company will deregister its common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and delist the Shares from the NASDAQ Stock Market and become a private company wholly owned by the members of the Executive Committee and their affiliates.

If the Executive Committee and its affiliates own 90% or more of the outstanding Shares as a result of the Offer, then under the Agreement, the Executive Committee will cause the Merger Company to effect the Merger as a "short-form" Merger under the NJBCA, without a vote of the shareholders of the Company (a "Short-Form Merger"). If a vote of the shareholders of the Company is necessary to effect the Merger, the Executive Committee has agreed to cause all of the Shares owned by the Merger Company to be voted in favor of the adoption of the Merger Agreement. See SPECIAL FACTORS - Section 5. Plans for the Company After the Offer; the Merger.

Under the Agreement, two members of the Executive Committee, Archer McWhorter and Alvin E. Swanner, will finance the purchase of the Shares in the Offer and the Merger through an interest-free loan to the Company in the amount of $8,536,703. See THE TENDER OFFER - Section 7. Source and Amounts of Funds.

To the best of the Company's knowledge, after reasonable inquiry, the officers and independent directors of the Company (other than the Executive Committee) intend to tender their Shares to the Offer. See SPECIAL FACTORS -
Section 6. Interests of Certain


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Persons in the Offer; the Merger.

This Offer is conditioned upon at least 676,140 Shares being tendered and is subject to certain other conditions. See THE TENDER OFFER - Section 10. Certain Conditions to the Offer.

Each of the Company, the Executive Committee and the financing members of the Executive Committee has the right to terminate the Offer if certain conditions are not met, or to waive certain conditions to the Offer. All Shares properly tendered and not withdrawn will be purchased at the Offer Price, on the terms and subject to the conditions of the Offer. See THE TENDER OFFER - Section 10. Certain Conditions to the Offer.

The Shares are listed on the NASDAQ National Market System (NASDAQ) under the symbol PRES. On December 17, 2001, the last full trading day before the announcement of the terms of the Offer, the reported closing sales price of the Shares was $5.20 per Share, and on January 14, 2002, the last full trading day before the commencement of the Offer, the reported closing sales price was $7.71 per Share. See THE TENDER OFFER - Section 6. Price Range of Shares; Dividends.

SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD (THE "INDEPENDENT COMMITTEE"), (A) UNANIMOUSLY DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS (OTHER THAN THE EXECUTIVE COMMITTEE) AND (B) UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE TRANSACTONS CONTEMPLATED BY THE AGREEMENT. NEITHER THE COMPANY NOR THE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OF OR ALL SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

ON DECEMBER 18, 2001, COCHRAN, CARONIA & CO., FINANCIAL ADVISOR TO THE INDEPENDENT COMMITTEE, DELIVERED AN OPINION TO THE INDEPENDENT COMMITTEE TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS CONTAINED THEREIN, THE CONSIDERATION TO BE RECEIVED IN THE OFFER BY THE COMPANY'S SHAREHOLDERS WAS FAIR TO SUCH SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. SEE SPECIAL FACTORS - SECTION 3. OPINION OF THE FINANCIAL ADVISOR AND ANNEX A - SECTION 1. OPINION OF COCHRAN, CARONIA & CO.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE THE TENDER OFFER - SECTION
10. CERTAIN CONDITIONS TO THE OFFER.

                                    IMPORTANT

                     THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           455 Park Avenue, 5th Floor
                            New York, New York 10022

                                For Information:

                          Call Collect: (212) 754-8000
                     Banks and Brokers Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                     E-mail Address: PRES.INFO@morrowco.com

                      THE TENDERING AGENT FOR THE OFFER IS:

                            FIRST UNION NATIONAL BANK
                        599 Lexington Avenue, 22nd Floor
                            New York, New York 10022


                                      ii


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Any shareholder desiring to tender all or any portion of such shareholder's
Shares should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Tendering Agent (as defined herein) and either deliver the certificates for such Shares (the Certificates) along with the Letter of Transmittal to the Tendering Agent or tender such Shares pursuant to the procedures for book-entry transfer set forth in THE TENDER OFFER - Section 3. Procedures for Tendering Shares or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Tendering Agent prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in THE TENDER OFFER - Section 3. Procedures for Tendering Shares.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Morrow & Co., Inc. (the Information Agent) or to First Union National Bank (the Tendering Agent) at the address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                     iii


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                                TABLE OF CONTENTS


SUMMARY TERM SHEET...............................................................................................................1

INTRODUCTION.....................................................................................................................5

SPECIAL FACTORS..................................................................................................................5
1.    Background of the Offer....................................................................................................5
2.    Recommendation of the Independent Committee and the Company Board; Fairness of the Offer and the Merger....................9
3.    Opinion of the Financial Advisor..........................................................................................13
4.    Position of Executive Committee Regarding Fairness of the Offer and the Merger............................................18
5.    Plans for the Company After the Offer; the Merger.........................................................................20
6.    Interests of Certain Persons in the Offer and the Merger..................................................................23
7.    Dissenters' Rights........................................................................................................24
8.    Purpose of the Offer......................................................................................................25

THE TENDER OFFER................................................................................................................26
1.    Terms of the Offer; Expiration Date.......................................................................................26
2.    Acceptance for Payment and Payment for Shares.............................................................................27
3.    Procedures for Tendering Shares...........................................................................................28
4.    Withdrawal Rights.........................................................................................................29
5.    Certain U.S. Federal Income Tax Consequences..............................................................................30
6.    Price Range of Shares; Dividends..........................................................................................32
7.    Source and Amount of Funds................................................................................................33
8.    Agreements Concerning the Shares..........................................................................................34
9.    Fees and Expenses.........................................................................................................34
10.   Certain Conditions to the Offer...........................................................................................34
11.   Certain Legal Matters.....................................................................................................36
12.   Miscellaneous.............................................................................................................37

INFORMATION ABOUT THE COMPANY...................................................................................................37
1.    Subject Company Information...............................................................................................37
2.    Identity and Background of Certain Persons................................................................................37
3.    Transactions Concerning the Company's Shares - Most Recent 60 Days........................................................40
4.    Contracts, Transactions, Negotiations and Agreements......................................................................41
5.    Certain Financial Information Concerning the Company......................................................................41
6.    Risk Factors..............................................................................................................46
7.    Incorporation of Certain Documents by Reference...........................................................................51
8.    Where You Can Find More Information.......................................................................................51


ANNEX A
1.    Opinion of Cochran, Caronia & Co.
2. Materials presented to the Independent Committee of the Board of Directors of the Company dated December 18, 2001

ANNEX B
      Agreement for Self-Tender Offer, Financing and Second-Step Merger dated January 14, 2002, including Exhibits

ANNEX C
      Excerpts from the Business Corporation Act of the State of New Jersey Relating to the Rights of Dissenting Shareholders


                                     iv


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                               SUMMARY TERM SHEET

We are offering to purchase all of the issued and outstanding Shares of our common stock at a price, net to the seller in cash, of $7.75 per Share, provided however, that the Executive Committee and its affiliates will not be tendering Shares in the Offer. Through a question and answer format, this Summary Term Sheet will explain to you, the shareholders of Preserver Group, Inc., the important terms of the proposed transaction. This explanation is designed to assist you in deciding whether to tender your shares to us. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of this Offer to Purchase (including the Annexes hereto) and the accompanying Letter of Transmittal in order to fully educate yourself on the details of the proposed Offer. Cross-referenced text refers to sections within this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

The Offer to purchase the Shares is being made by the Company, a New Jersey corporation. See THE TENDER OFFER - Section 7. Source and Amount of Funds and INFORMATION ABOUT THE COMPANY - Subject Company Information.

WHAT IS THE PURPOSE OF THE TENDER OFFER?

We believe that the public trading market for the Shares has not recognized and will not recognize the proper value of the Shares for the following reasons: (i) our capitalization is significantly smaller than our peers in the property casualty insurance industry; (ii) our exposure to New Jersey private passenger automobile insurance; (iii) our diversification efforts in the past three years have subsequently not been recognized and valued; and
(iv) the current concentration of ownership of our company by the Executive Committee in combination with the small number of Shares available has created an excessive discount to our tangible book value. As a result, the Shares rarely trade and when they have traded, they have traded at a significant discount to the Shares' book value for an extended period of time, with no change in this circumstance appearing likely in the future.

The Executive Committee of our company has told the Board of Directors that they have no plans to sell their Shares and under the Agreement, they have agreed not to tender their Shares. We are tendering for all of the Shares (other than those owned by our Executive Committee and their affiliates) to provide our public shareholders with a liquidity opportunity not provided by the recent historic public market at a significant premium to the recent market prices and to save our company the expense of being publicly held and enable it as a private company to focus on growing and diversifying its insurance operations. If the shareholders of our company tender their shares pursuant to the Offer, the Offer would have the effect of taking us private. After the conclusion of the tender offer, we would undertake a second-step merger in which all of our public shareholders remaining after the tender offer would receive cash of $7.75 per share for their shares and we would deregister our common stock under the Exchange Act and delist our Shares from NASDAQ. If you choose to tender your Shares, you will avoid the usual transaction costs associated with any market sale. If you choose not to tender your Shares, but at least 676,140 Shares are tendered so as to meet the minimum conditions (described more fully in The Tender Offer - Section
12. Certain Conditions to the Offer), then your Shares will be cashed out at the same $7.75 per share price in a second step merger, subject to any appraisal rights you may have under New Jersey law. See SPECIAL FACTORS -
Section 8. Purpose of the Offer and SPECIAL FACTORS - Section 7. Dissenter's Rights.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase all of our issued and outstanding Shares although pursuant to the Agreement, the Executive Committee and their affiliates have agreed not to tender their Shares. As of December 18, 2001, there were 2,124,380 Shares outstanding, of which 1,022,870 Shares are held by the members of the Executive Committee and their affiliates (who, pursuant to the Agreement, will not tender their Shares) and 1,101,510 Shares are held by the public and other directors and executive officers. The Shares we are seeking to purchase through this Offer therefore represent 100% of the Shares outstanding (excluding the Shares held by the members of the Executive Committee and their affiliates) as of such date, and approximately 52% of the Shares outstanding, excluding Shares which may be issued upon exercise of options and debentures outstanding as of the date hereof. See the Introduction and SPECIAL FACTORS -- Section 8. Purpose of the Offer.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $7.75 per Share, net to you in cash. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses to the Tendering Agent. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the Introduction, THE TENDER OFFER - Section 2. Acceptance for Payment and Payment for Shares and THE TENDER OFFER - Section 3. Procedures for Tendering Shares.

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WHAT WILL HAPPEN IF THE OFFER IS UNDER-SUBSCRIBED?

If fewer than 676,140 Shares are tendered, we are not obligated to accept any Shares and the Offer and Merger are not required to be accomplished. See THE TENDER OFFER - Section 10. Certain Conditions to the Offer.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If we purchase all 1,101,510 Shares, at $7.75 per Share net to each seller in cash, the aggregate cost to us will be approximately $8.53 million. We do not have sufficient funds to purchase the Shares in the Offer or the Merger. We have entered into an agreement with Archer McWhorter and Alvin E. Swanner, two members of our Executive Committee, to borrow the funds necessary to consummate the Offer and the Merger. This loan is not subject to financing and will be subsequently converted into non-voting preferred stock of the Company at $7.75 per share. See THE TENDER OFFER - Section 7. Source and Amount of Funds and THE TENDER OFFER - Section 9. Fees and Expenses and ANNEX B - Agreement for Self-Tender Offer, Financing and Second Step Merger (including Exhibits).

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash and all of our funding will come from Messrs. McWhorter and Swanner. The Company has entered into a financing agreement with such persons. Additionally, the Offer is not subject to any financing condition. See THE TENDER OFFER -- Section 7. Source and Amount of Funds and ANNEX B - Agreement for Self-Tender Offer, Financing and Second Step Merger (including Exhibits).

WHY DID THE BOARD OF DIRECTORS FORM AN INDEPENDENT COMMITTEE?

Our Board of Directors formed the Independent Committee because a majority of the members of our Board of Directors consist of persons who are continuing shareholders or employees of our company. The three members of the Independent Committee, George P. Farley, Robert S. Fried and Malcolm Galatin are directors who are not officers or employees of our company and who will not retain an economic interest in our company following the consummation of the Offer and the Merger. The Independent Committee independently selected and retained legal and financial advisors to assist it.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 5:00 PM, New York City time, on February 14, 2002 to decide whether to tender your Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See THE TENDER OFFER - Section 1. Terms of the Offer; Expiration Date and THE TENDER OFFER - Section 3. Procedures for Tendering Shares.

HOW MANY SHARES WILL THE COMPANY PURCHASE?

We will purchase up to 1,101,510 Shares. There are currently 2,124,380 outstanding Shares. Although we are making the Offer available to all holders of Shares, Archer McWhorter, Chairman of the Board of our company, William E. Lobeck, Jr., a director of our company and Alvin E. Swanner, a director of our company, all of whom together constitute the Executive Committee of the Board of Directors, and their affiliates, will not tender in the Offer any of the 1,022,870 Shares owned by them in the aggregate. See the Introduction to the Offer to Purchase and THE TENDER OFFER - Section 1. Terms of the Offer; Expiration Date.

WILL THE COMPANY STILL BE A PUBLIC COMPANY AFTER THE TENDER OFFER? IF I DO NOT TENDER MY SHARES BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

Depending on the number of Shares purchased in the Offer, the Offer will have the effect of taking us private. If at least 676,140 Shares are tendered (or less if we waive such condition), then, subject to any other applicable conditions, the Offer will be consummated and following the conclusion of the Offer we will engage in a second step Merger with a company to be formed by the Executive Committee to cash out the remaining public shareholders at $7.75 per share. In addition, if as a result of the Offer, we have fewer than 300 holders of record of our common stock, we intend to immediately deregister our common stock under the Exchange Act and delist our shares from NASDAQ. Following the Offer, we intend to engage in the second-step Merger, subject to shareholder approval (if necessary) and deregister our common stock under the Exchange Act and delist our Shares from NASDAQ. When our common stock is deregistered, we will be relieved of our requirement to file reports with the Securities and Exchange Commission, including 10-Qs and 10-Ks. Ninety (90) days after filing to deregister, we would not be subject to the proxy rules under the federal securities laws, and our 10% shareholders, directors and officers will be relieved of their requirement to

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comply with the short swing profit and reporting rules of the Exchange Act.

If the Executive Committee and its affiliates own 90% or more of the Shares that remain outstanding after the completion of the Offer, the Executive Committee and its affiliates have agreed to immediately effect a short-form merger without a vote of either our shareholders or our Board of Directors pursuant to the New Jersey Business Corporation Act. See SPECIAL FACTORS -Section 5. Plans for the Company After the Offer; the Merger and THE TENDER OFFER - Section 8. Purpose of the Offer.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? UNDER WHAT CONDITIONS CAN THE COMPANY TERMINATE THE TENDER OFFER?

We can terminate the Offer, in our sole direction, if, among other things:

*        fewer than 676,140 Shares are tendered; or

* any action by any governmental agency or other person is instituted that challenges or otherwise adversely affects our ability to make or complete the Offer or could, in our sole judgment, materially affect our business; or

* the Board of Directors concludes that the exercise of its fiduciary duty requires that we terminate the Offer.

Other conditions under which we, the Executive Committee, and/or the financing members of the Executive Committee may terminate the Offer are set forth in THE TENDER OFFER - Section 10. Certain Conditions to the Offer.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

We are reserving the right to extend the Offer at our discretion. Also, should we, pursuant to the terms and conditions of the Offer, significantly change the price or quantity of Shares asked for in the Offer or otherwise materially amend the Offer we will ensure that the Offer remains open long enough to comply with Federal securities laws. It is possible that such changes could involve an extension of the Offer, up to 10 additional business days in some cases. See THE TENDER OFFER - Section 1. Terms of the Offer; Expiration Date.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the Offer, we will inform Morrow & Co., Inc. (which is the Information Agent for the Offer) and First Union National Bank (which is the Tendering Agent for the Offer) and make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See THE TENDER OFFER - Section 1. Terms of the Offer; Expiration Date.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal with any required signature guarantees or other required documents, to First Union National Bank, the Tendering Agent for the Offer, not later than the time the Offer expires. If you are unable to deliver something that is required to the Tendering Agent by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program, The NASDAQ Medallion Program or the Stock Exchange Medallion Program to guarantee that the missing items will be received by the Tendering Agent within three NASDAQ trading days. However, the Tendering Agent must receive the missing items within that three-day trading period. If you hold your Shares through your bank or broker, please contact your account executive and instruct such person if you wish to participate. See THE TENDER OFFER - Section 3. Procedures for Tendering Shares.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You may withdraw previously tendered Shares at any time until the Offer has expired. See THE TENDER OFFER - Section 4. Withdrawal Rights.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the

Tendering Agent while you still have the right to withdraw the Shares. See THE TENDER OFFER - Section 4. Withdrawal Rights.

IF I TENDER ALL OF MY SHARES, WILL I BE SUBJECT TO PRORATION?

We are offering to purchase all of the issued and outstanding Shares; there will be no proration procedure for any tendering shareholders. See THE TENDER OFFER -Section 1. Terms of the Offer; Expiration Date.

WHEN WILL THE COMPANY PAY FOR THE SHARES I TENDER?

We will pay the Offer Price, net in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer and our acceptance of the Shares for payment. See THE TENDER OFFER - Section 2. Acceptance for Payment and Payment for Shares.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

If you are a registered shareholder and you tender your Shares directly to the Tendering Agent, you will not incur any brokerage commissions. If you hold Shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See THE TENDER OFFER -Section 2. Acceptance for Payment and Payment for Shares.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

Our Board of Directors, based upon the unanimous recommendation of the Independent Committee, (i) unanimously determined that the terms of each of the Offer, the second-step Merger and the other transactions contemplated by the Agreement (attached to this Offer to Purchase as ANNEX B) are fair and in the best interest of our shareholders (other than the Executive Committee and its affiliates) and (b) unanimously approved the Offer and the Agreement and the transactions contemplated by the Agreement. Our Board of Directors does not make any recommendation as to whether any shareholder should tender any of or all such shareholder's Shares pursuant to the Offer. You must make your own decision whether to tender Shares and, if so, how many Shares to tender. See SPECIAL FACTORS - Section 2. Recommendation of the Independent Committee and the Company Board; Fairness of the Offer.

WHAT DOES THE COMPANY INTEND TO DO WITH THE PURCHASED SHARES AFTER THE OFFER EXPIRES?

The Shares purchased in the Offer will become treasury shares of our company and will be cancelled in the planned second-step Merger. See SPECIAL FACTORS -Section 5. Plans for the Company After the Offer; Certain Effects of the Offer and SPECIAL FACTORS - Section 8. Purpose of the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On December 17, 2001, the last trading day before the announcement of the terms of the Offer, the last sales price of the Shares reported on the NASDAQ was $5.20 per Share. On January 14, 2002, the last full trading day before the commencement of the Offer, the last sales price of the Shares reported on the NASDAQ was $7.71 per Share. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See THE TENDER OFFER - Section 6. Price Range of Shares; Dividends.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY
SHARES?

If you hold your Shares as capital assets, your receipt of cash for your tendered shares will be treated either as (i) a sale or exchange of the tendered Shares, in which case you will recognize capital gain or loss with respect to the tendered Shares or (ii) a distribution treated as a dividend (taxable as ordinary income) to the extent of your share of any of our current or accumulated earnings and profits and with respect to any excess of the distribution over your share of any of our earnings and profits, as a return of capital to the extent of your tax basis in your shares and as capital gain to the extent of any balance of the distribution. See THE TENDER OFFER - Section 5. Certain U.S. Federal Income Tax Consequences.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Morrow & Co., Inc., the Information Agent at (800) 607-0088. For further contact information, see the back cover of this Offer to Purchase.

                         To the Holders of Common Stock
                            of Preserver Group, Inc.:

                                  INTRODUCTION

Preserver Group, Inc., hereby offers to purchase any and all of its issued and outstanding Shares, par value $0.50 per share, at $7.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. Under the Agreement, the Executive Committee and their affiliates will not tender in the Offer their 1,022,870 issued and outstanding Shares owned by them in the aggregate. As a result, there are a total of 1,101,510 issued and outstanding Shares as to which this Offer pertains.

THE COMPANY BOARD, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE INDEPENDENT COMMITTEE, (A) UNANIMOUSLY DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS (OTHER THAN THE EXECUTIVE COMMITTEE) AND (B) UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE AGREEMENT AND THE TRANSACTONS CONTEMPLATED BY THE AGREEMENT. NEITHER THE COMPANY NOR THE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OF OR ALL SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

THE OFFER IS CONDITIONED UPON AT LEAST 676,140 SHARES BEING TENDERED AND IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE THE TENDER OFFER - SECTION 10. CERTAIN CONDITIONS TO THE OFFER.

As of December 18, 2001, there were 2,124,380 Shares issued and outstanding. Accordingly, the 1,101,510 Shares not held by the Executive Committee and its affiliates which the Company is offering to purchase in the Offer represent approximately 52% of the Shares outstanding as of that date.

The Company will pay all reasonable charges and expenses of Morrow & Co., Inc. and First Union National Bank incurred in connection with the Offer. If the Offer does not close, all Shares will be returned to the tendering shareholders at the Company's expense. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or (subject to Instruction 6 of the Letter of Transmittal) share transfer taxes on the purchase of Shares by the Company. See THE TENDER OFFER - Section 9. Fees and Expenses.

The Shares are listed and traded on the NASDAQ National Market System under the symbol PRES. On December 17, 2001, the last full trading day before the announcement of the terms of the Offer, the reported closing sales price on the NASDAQ was $5.20 per Share, and on January 14, 2002, the last full trading day before the commencement of the Offer, the reported closing sales price was $7.71 per Share. See THE TENDER OFFER - Section 6. Price Range of Shares; Dividends. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SHAREHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                 SPECIAL FACTORS

1. BACKGROUND OF THE OFFER.

Archer McWhorter, William E. Lobeck, Jr. and Alvin E. Swanner have served as directors of the Company and as members of the Executive Committee of the Board of Directors since 1986. In March 1994, they acquired 801,303 Shares, representing approximately 39% of the Company's then issued and outstanding Shares, and which together with Shares already held by them constituted approximately 44% of the Company's then issued and outstanding Shares.

Beginning in 1998, the Company determined to pursue a business strategy designed to (i) increase the Company's identification as a provider of small and mid-size commercial line insurance; and (ii) expand and diversify its insurance operations outside the State of

New Jersey. This strategy was in response to the Board's perception that the Company was being increasingly undervalued by the market due to its identification with the private passenger automobile ("PPA") insurance in the State of New Jersey, the only State in which it provided such insurance at that time, and that its other property casualty business within the State of New Jersey was not recognized despite its favorable growth and profitability trends. The Board attributed this circumstance to pending and enacted PPA insurance legislation in the State of New Jersey.

To fund the commencement of this strategy and for general working capital purposes, on September 14, 1998, the Company entered into a $3 million revolving credit facility with Dresdner Bank (the "Bank Loan") and drew on the entire amount of the Bank Loan on September 30, 1998. The Bank Loan was repaid in full on December 27, 1999, to avoid triggering an event of default in connection with the Company's acquisition of North East Insurance Company ("NEIC"). The weighted-average effective rate of interest on the loan was 7.28% and 7.0625% in 1999 and 1998, respectively.

In furtherance of this strategy, the Company acquired NEIC in September 1999. NEIC writes private passenger automobile and small commercial lines insurance in the State of Maine. To finance this acquisition, private placement of equity and/or convertible debt was at that time considered an effective financing structure as it could be accomplished in the timeframe of the acquisition and was believed to have a greater likelihood of success than other alternatives. Accordingly, the Company retained Cochran, Caronia & Co, as placement agent on behalf of the Company, to solicit from existing Company shareholders a private placement of $10 million principal amount of 10 year fixed 8.44% subordinated convertible debt securities convertible into Company common stock at $15.49 per Share. The conversion price was defined as 130% of the average trading price of the Company's Common Stock over the 20-day period prior to September 23, 1999. The private placement offering was circulated to a number of prospective accredited and institutional investors who were shareholders of the Company prior to the NEIC closing. The investors who accepted the private placement offering were the three members of the Executive Committee of the Company, Messrs. Lobeck, McWhorter and Swanner, who subscribed for an aggregate of $9,253,785 of debentures and a third party investor who subscribed for the remaining $746,215 of such debentures. Cochran, Caronia & Co. issued an opinion to the Board of Directors that the financing transaction was fair to the unaffiliated public shareholders of the Company and the Board of Directors, upon the unanimous recommendation of the Special Committee consisting of Robert S. Fried and Malcolm Galatin unanimously approved this transaction (with Archer McWhorter, Archer McWhorter, Jr., William E. Lobeck, Jr. and Alvin E. Swanner abstaining) .

The Board believed that the acquisition of additional insurance companies that present opportunities to write small and mid-sized commercial lines insurance would be in the best interest of the Company. Accordingly, the Company acquired Mountain Valley Indemnity Company ("Mountain Valley") on March 1, 2000. Mountain Valley writes small and mid-size commercial insurance in New England and New York. To finance the Mountain Valley acquisition, the Executive Committee provided to the Company $11,500,000 of unsecured financing bearing interest at 10.605% per year, which debt matures on February 28, 2002. This unsecured loan may be extended by the Company for up to five additional years upon 30 days notice prior to expiration with an associated increase of 100 basis points in the loan interest rate.

The NEIC and Mountain Valley acquisitions helped to establish the Company as a regional commercial lines company in the New England and Mid-Atlantic regions and in the Company's fiscal 2000 Annual Report circulated to its shareholders in April 2001, the Company reported that only 44% of its consolidated revenues for fiscal 2000 emanated from New Jersey private passenger automobile insurance products, the lowest percentage in the Company's history.

On March 16, 2000, the Company announced that it was reviewing strategies to improve the profitability of its New Jersey PPA business and to otherwise enhance shareholder value.

From March 27 to 29, 2000, the Executive Committee and its affiliates purchased on the open market 10,000 Shares at $8.375 each and 56,900 Shares at $7.00 each.

In the second quarter of 2000, the Company entered into discussions with a third party insurer concerning the sale of the Company's PPA insurance business conducted in New Jersey ("NJPPA"). The third party executed a confidentiality agreement with the Company and was provided with significant operating information concerning the Company's NJPPA operations. In the course of these discussions, the third party provided that continued discussions regarding any transaction involving the Company's NJPPA would be contingent on the following conditions: (i) the price would not exceed an amount to be composed of various elements to be negotiated and (ii) the agreement of the New Jersey Department of Banking and Insurance ("NJDOBI") to permit the third party to modify rates, possibly terminate certain NJPPA agents of the Company and include such other regulatory approvals as deemed necessary by the third party's due diligence. The maximum price possible under the proposed transaction would have caused the Company to incur a significant loss to the book value of its NJPPA subsidiary. The Company was prepared to incur such a loss, which would have reduced the overall book value of the Company, if the regulatory conditions could be met. However, initial discussions with the NJDOBI indicated that such regulatory approvals would not be forthcoming and the Company's discussions with the third party insurer terminated in the fourth quarter 2000.

In June and August 2000, the Executive Committee and its affiliates purchased 15,500 Shares at $8.125 each; 2,000 Shares at $8.0938 each; 2,000 Shares at $8.0625 each; and 6,000 Shares at $8.00 each.

In the third quarter of 2000, an investment advisor representing another third party insurer contacted the Company concerning a possible transaction. The Company determined that there was sufficient interest to execute a confidentiality agreement and conduct preliminary discussions with this third party. These preliminary discussions involved consideration of a possible transaction whereby the Company's NJPPA operations would be spun-off to its shareholders and then control of the resulting public company would be sold to the third party. Although the Company was responsive to the requests of the third party's investment advisor and members of Company management met with the owners of the third party, the preliminary discussions did not progress any further and discussions ended in the first quarter 2001.

In May 2001, the Executive Committee and its affiliates purchased 18,099 Shares at $7.25 each and 10,000 Shares at $7.00 each.

In June 2001, the Executive Committee and its affiliates purchased 9,500 Shares at $7.25 each. No further purchases have been made since June 15, 2001.

On July 31, 2001, the Board retained Cochran, Caronia & Co. as its financial advisor to evaluate alternatives available to the Company to seek to enhance shareholder value.

Cochran, Caronia & Co. rendered its report to the Board of Directors at a meeting of the Board of Directors on September 7, 2001. The report highlighted the barriers to the market appreciating the inherent value of the Company's operations and advised that the Company's strategic alternatives to enhance shareholder value were limited. In the report, Cochran, Caronia & Co. stated that a sale of the Company's NJPPA subsidiary was not a viable alternative because of the unattractive nature of the NJPPA operations and due to a limited buyer universe. Further, Cochran, Caronia & Co. reported that execution of a withdrawal plan from the NJPPA business would require operational changes and could take at least several years to effect. Cochran, Caronia & Co. believed a sale of the entire Company was unlikely, as the NJPPA segment would deter most potential buyers and the Company lacked the critical mass that is typically necessary to attract large, well capitalized buyers. Cochran, Caronia & Co. also noted that the Company operations were being undertaken in a public entity, which had advantages and disadvantages. One disadvantage is the estimated $500,000 of annual expenses associated with being a public company, which has a significant impact on the inherent value of a company of this size. The consensus of the Board was that the Company had insufficient working capital to seek to buy back its shares in a manner designed to provide enhanced liquidity and shareholder value.

At the next meeting of the Board of Directors on October 31, 2001, at which representatives of Cochran, Caronia & Co. and Company outside counsel were present, Stephen A. Gilbert, President of the Company and a member of the Board of Directors, suggested that the Executive Committee could be the source of financing for a Company share buy-back program. William E. Lobeck, Jr., a member of the Executive Committee, responded that in his continuing evaluation of his investment in the Company, he and the other members of Executive Committee would consider being the source of financing for the Company if the Company was to undertake a self-tender offer of the common stock held by the public shareholders. Mr. Lobeck stated that the members of the Executive Committee would not consider selling their Shares to a third-party.

At the meeting, the Board of Directors determined that it was advisable to form an Independent Committee to evaluate a possible self-tender offer by the Company financed by the Executive Committee. The Board of Directors appointed an Independent Committee consisting of George P. Farley, Robert S. Fried and Malcolm Galatin, each of whom serves on the Board of Directors but none of whom is employed by or otherwise affiliated with the Company or the Executive Committee except in their capacities as directors.

The Independent Committee was authorized by the Board of Directors to retain legal and financial advisors to assist it in its examination of potential transactions which might arise from the availability of financing from its Executive Committee and make recommendations, if any, to the Board. The meeting of the Board of Directors was then adjourned to November 14, 2001, the other directors left the meeting, and the Independent Committee met with representatives of Company outside counsel, who reviewed with the Independent Committee the fiduciary duties of the members of the Independent Committee under applicable law. Representatives of Company counsel then left the meeting and the members of the Independent Committee continued their meeting among themselves and concluded that Company outside counsel could independently represent the Independent Committee and the interests of the Company's shareholders (other than the Executive Committee and its affiliates). Representatives of Company outside counsel were invited back into the meeting of the Independent Committee and the Independent Committee retained Company counsel to act as its legal advisor in connection with its evaluations.

On November 5, 2001, the Independent Committee met with its counsel and reviewed the history of the Executive Committee's investment with the Company and the various strategic alternatives available to the Company. The Independent Committee reviewed the Company's prior and ongoing relationships with Cochran, Caronia & Co. at this meeting and came to no determination as to whom the Independent Committee would retain as its investment advisor. The Independent Committee also reviewed the prior engagement letter of July 2001 under which Cochran, Caronia & Co. had advised the Board of Directors of the Company and asked the Independent Committee's counsel to obtain a draft engagement letter from Cochran, Caronia & Co. pursuant to which the investment advisor would report directly to the Independent Committee.

On November 9, 2001, the Independent Committee met with its counsel and Cochran, Caronia & Co. to review the proposed Cochran, Caronia & Co. engagement letter and after a discussion concerning Cochran, Caronia & Co.'s qualifications and commitments, the Independent Committee retained Cochran, Caronia & Co. as its investment advisor. The meeting continued with a report from the Independent Committee's counsel as to the Independent Committee's due diligence and ongoing deliberations and evaluations. Later in the meeting, the Independent Committee met with its counsel, and from time to time, representatives of Company management, to review the Company's excess loss accounts and net operating losses and the dates at which those tax characteristics would expire.

Over the next several weeks, on behalf of the Independent Committee, Cochran, Caronia & Co. conducted a review of the financial condition, results of operations, prospects, business strategy and competitive position of the Company in the context of the industry in which it operated in order to evaluate potential strategic alternatives intended to enhance shareholder value.

At the Independent Committee's request, Cochran, Caronia & Co. spoke with Archer McWhorter, Chairman of the Board, as to the price at which the Executive Committee would contemplate providing funding to the Company for a possible transaction, such as a self-tender offer, and Cochran, Caronia & Co. was provided a value of $7.50 per Share.

On November 14, 2001, George P. Farley, on behalf of the Independent Committee, met at the Company's offices with representatives of the Independent Committee's counsel and, from time to time, representatives of Company management and the Company's outside accountants to again review the Company's federal and state income tax situation. Later that day, the Independent Committee next met at the Company's offices with its counsel, Cochran, Caronia & Co., and from time to time, representatives of Company management, and again reviewed in detail the presentation made by Cochran, Caronia & Co. to the Board of Directors on September 7, 2001, as well as the updated projections management subsequently provided to Cochran, Caronia & Co. at the Independent Committee's request. Cochran, Caronia & Co. reported that in preliminary discussions with the Executive Committee as to the funding of a possible transaction, the Executive Committee proposed $7.50 per Share for financing a Company self-tender offer. At the conclusion of the Independent Committee meeting, a conference call was initiated and the full Board of Directors resumed its meeting of October 31, 2001. At that time, the Board approved certain reimbursement and indemnification matters concerning the Independent Committee and confirmed the engagement of Cochran, Caronia & Co. as financial advisor to the Independent Committee.

On November 19, 2001, the Independent Committee met at the offices of its counsel to review the structure of a possible self-tender offer transaction. Concern was raised that in a single step self-tender offer, there existed the possibility that non-tendering shareholders would be stranded in a highly illiquid private company without the benefit of appraisal rights that would be available in a second-step-merger.

On November 26, 2001, counsel to the Independent Committee requested Company management provide the Independent Committee with a model showing Company projections based upon a withdrawal of the Company's Motor Club of America Insurance Company subsidiary ("Motor Club") from the NJPPA market, the only market in which it participates.

On November 30, 2001, the Independent Committee met with Cochran, Caronia & Co. and reviewed the preliminary report of its evaluation analysis. The Independent Committee compared the results of this evaluation with the evaluation analysis that Cochran, Caronia & Co. provided to the Board of Directors at the Board's September 7, 2001 meeting, and questioned Cochran, Caronia & Co. concerning its underlying assumptions in the evaluation analysis.

On December 4, 2001, counsel for the Independent Committee requested that Company management utilize certain underlying assumptions to support the Company's proposed projections based upon Motor Club's withdrawal from the NJPPA market.

On December 7, 2001, the Independent Committee met with its counsel and Cochran, Caronia & Co. to review the withdrawal projections provided by Company management to Cochran Caronia & Co. and the Independent Committee. On the same day, the Company received certain supplemental NJPPA relief from the NJDOBI. The Independent Committee members were individually told of this development during the course of the day. The Independent Committee then requested that management update its withdrawal projections based upon a continuation of this supplemental relief. The Company issued a press release regarding the receipt of the relief after the financial markets closed that same day.

These revised projections reflecting the supplemental relief were reviewed by the Independent Committee at its December 12, 2001 meeting. At that time, Independent Committee members Messrs. Farley and Galatin called Archer McWhorter, Chairman of the

Board, and advised him that the Executive Committee's offer of $7.50 per share to finance a Company self-tender offer was not adequate, although it might be within a possible range of fairness. Messrs. Farley and Galatin set forth alternative ranges of value to Mr. McWhorter that the Independent Committee suggested were more appropriate. Mr. McWhorter advised Messrs. Farley and Galatin that he would refer their comments to the other members of the Executive Committee and contact them later. On December 13, 2001, Mr. McWhorter advised the Independent Committee that the Executive Committee might be willing to increase its offer but that Mr. Lobeck would not be participating in any such revised offer because he did not believe a higher price would constitute a good investment for himself personally.

On December 14, 2001, the Independent Committee met at the offices of its counsel, together with Cochran, Caronia & Co. and from time to time, representatives of Company management. The Independent Committee considered the negotiations with the Executive Committee to date and that the loss of one of the Executive Committee members in the financing arrangement could adversely affect whether a financing arrangement could be accomplished at all if negotiations continued. Later that day, Messrs. Farley and Galatin called Mr. McWhorter, and Mr. McWhorter confirmed that a price of $7.75 per share had been under discussion and was their best and final offer. Mr. McWhorter confirmed that Mr. Lobeck had dropped out of the commitment to finance a possible transaction because Mr. Lobeck did not feel the funding proposal and subsequent purchase was a good investment for himself personally at $7.75 per Share. Mr. McWhorter confirmed that Mr. Lobeck, together with the rest of the Executive Committee and their affiliates, would continue holding his Shares and would not tender Shares into any contemplated Company self-tender offer. At that time, the Independent Committee representatives said they believed that they would be able to recommend the proposal to the full Board at the next meeting of the Board of Directors, subject to the Independent Committee's receipt of a satisfactory fairness opinion from Cochran, Caronia & Co., no material change in the business occurring between then and the next scheduled Board meeting and the transaction proceeding in accordance with a certain non-binding term sheet which had been prepared by the Independent Committee and provided to Mr. McWhorter.

On December 18, 2001, the Independent Committee met at the offices of its counsel together with Cochran, Caronia & Co. to consider the prospective terms of the issuer self-tender offer, second-step merger and going private transaction as then structured. Cochran, Caronia & Co. presented its financial analysis to the Independent Committee regarding the fairness of the price of the proposed transaction from a financial point of view and the Independent Committee's counsel again reviewed with the Independent Committee its fiduciary duties. Cochran, Caronia & Co. then delivered to the Independent Committee its oral opinion, later confirmed in writing, to the effect that, based upon and subject to certain stated assumptions and limitations, as of December 18, 2001, the $7.75 per share price to be received by the shareholders of the Company (other than the Executive Committee and its affiliates) in the Offer and the Merger was fair from a financial point of view to the Company's shareholders. After further discussion and deliberation, the Independent Committee: (i) unanimously determined to recommend to the Board of Directors that each of the Offer, the Merger and the other transactions contemplated by the Agreement was fair to and in the best interests of the Company's shareholders (other than the Executive Committee and its affiliates) and (ii) unanimously determined to recommend that the Board of Directors approve the Offer and the Merger and the transactions contemplated by the Agreement. The Independent Committee did not make any recommendation as to whether any shareholder should tender any or all such shareholder's shares pursuant to the Offer. It was the view of the Independent Committee that each shareholder must make such shareholder's own decision whether to tender shares and if so, how many shares to tender.

At a meeting of the Board of Directors held immediately thereafter, at which all of the Directors of the Company participated, based upon the unanimous recommendation of the Independent Committee, the Board of Directors, with Archer McWhorter, Archer McWhorter, Jr., William E. Lobeck, Jr. and Alvin E. Swanner abstaining, unanimously approved and adopted the terms of the proposed Offer and Merger and unanimously determined that the terms of the Offer and Merger are fair to and in the best interests of all of the Company's shareholders. The proposed transaction was approved by a majority of the directors of the Company who are not employees of the Company; of the five directors who voted on the proposal, Messrs. Gilbert and Haveron are members of Company management and the remaining three directors are the members of the Independent Committee.

The Board of Directors did not make any recommendation as to whether any shareholder should tender any or all such shareholder's shares pursuant to the Offer. It was the view of the Board of Directors that each shareholder must make such shareholder's own decision whether to tender shares and if so, how many shares to tender.

2. RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER.

RECOMMENDATION OF THE INDEPENDENT COMMITTEE. On December 18, 2001, the Independent Committee unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Agreement are fair to, and in the best interest of, the shareholders of the Company, and unanimously determined to recommend that the Board of Directors (i) determine that the Offer, the Merger and the other transactions contemplated by the Agreement are fair to and in the best interests of the shareholders of the Company (other than the Executive Committee and its affiliates) and (ii) approve the Offer, the Merger and the transactions contemplated by the Agreement. At a meeting held on December 18, 2001, the Board of Directors unanimously determined to accept the Independent Committee's recommendation and determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Agreement are fair to and in the best interests of the shareholders of the Company (other than the Executive Committee and its affiliates) and unanimously approved the Offer, the Merger and the Agreement and the transactions contemplated thereby.

FAIRNESS OF THE OFFER AND THE MERGER. In reaching the conclusions described above, the Independent Committee considered a number of factors, including but not limited to the following:

(i) the opinion of Cochran, Caronia & Co. that, based upon and subject to the assumptions and limitations set forth therein, as of the date of the opinion, the $7.75 per Share cash consideration to be received by the Company's shareholders (other than the Executive Committee and its affiliates) in the Offer and Merger was fair from a financial point of view to such shareholders, (See SPECIAL FACTORS - Section 3. Opinion of the Financial Advisor);

(ii) the presentations of Cochran, Caronia & Co. that involved various valuation analyses of the Company regarding the fairness of the consideration to be received in the Offer and the Merger from a financial point of view (see SPECIAL FACTORS - Section 1. Background of the Offer and Special Factors
- Section 3. Opinion of the Financial Advisor);

(iii) the historical market prices of the Shares and recent trading activity of the Shares, including that the $7.75 per Share price represents a premium of more than 29% over the $6.00 closing sale price on the NASDAQ National Market System on October 30, 2001, the last full trading day prior to the appointment of the Independent Committee and a premium of more than 49% over the $5.20 closing sale price on December 17, 2001, the last full trading day prior to the approval of the Offer (see SPECIAL FACTORS - Section 3. Opinion of the Financial Advisor);

(iv) the historic limited liquidity of the market for the Shares as evidenced by the Shares actually trading on only 90 out of a possible 239 trading days for the period from January 1, 2001 to December 17, 2001 and that the Offer and Merger provide a liquidity opportunity not provided by the recent historic public market;

(v) the book value per Share as of December 31, 2001 was estimated to be approximately $14.15 per Share (giving effect to projected operating earnings for fiscal 2001, the anticipated annual change in shareholders' equity for the Company's minimum pension liability (an internal estimate which expects an increase in the minimum pension liability based on sharply lower interest rates) and adjustments to shareholders' equity for changes in the fair value of fixed maturity investments accounted for as available-for-sale securities) and that as of December 17, 2001, the Shares had traded below per Share book value since August 2, 1999 and had traded at below half of book value per Share since mid-March 2001, other than the one day of June 19, 2001;

(vi) the Company's business, financial condition, results of operations, prospects, current business strategy, competitive position in its industry, including market share, and position in each state and general economic and stock market conditions, including the fact that approximately 40% of the Company's operations are conducted by Motor Club in the NJPPA insurance market, and Motor Club is currently under administrative supervision by state regulatory authorities because under the New Jersey "take-all-comers" regulations, Motor Club had been required to write more business than its capital and surplus could support;

(vii) that the combination of these numerous factors resulted in only de minimis institutional research being published by analysts the absence of which was believed to reduce the public awareness of the Shares in the public trading market, thus limiting liquidity for the Shares;

(viii) the Executive Committee's ownership of (i) approximately 48% of the outstanding Company common stock; (ii) $9,253,785 of the Company's convertible debentures due 2009; and (iii) $11,500,000 of unsecured financing which matures February 28, 2002, and the effects of such ownership on the alternatives available to the Company, especially in light of the assertion by the members of the Executive Committee that they would not consider selling their Shares to a third party;

(ix) that the terms of the Offer were determined through arm's-length negotiations between the Executive Committee and the Independent Committee and its financial and legal advisors, all of whom are unaffiliated with the Executive Committee, which led to a 3.3% increase in the original price offered by the Executive Committee, a requirement for implementing the second-step Merger and the condition that a minimum of 676,140 Shares be tendered; and that as a result of such negotiations, the Independent Committee believed that a price higher than $7.75 per Share could not likely be obtained;

(x) the likelihood that the Offer and the Merger would be consummated, including that there are no unusual requirements or conditions to the Offer, and the fact that Archer McWhorter and Alvin E. Swanner have represented to the Company that they have the financial resources to consummate the Offer and the Merger expeditiously (see THE TENDER OFFER -Section 10. Certain Conditions to the Offer.)

(xi) that the consideration to be paid to holders of Shares in the Offer and the Merger is all cash, eliminating any uncertainties in valuing the consideration to be received by the public holders;

(xii) that the transaction has been structured to include a first-step cash tender offer for all of the outstanding Shares, thereby enabling shareholders who tender their Shares to promptly receive $7.75 per Share in cash, and that any shareholders who do not tender their Shares will receive the same cash price per Share in the subsequent Merger (see SPECIAL FACTORS - Section 5. Plans for the Company After the Offer; the Merger);

(xiii) that the Agreement contemplates that Archer McWhorter and Alvin E. Swanner will finance the Offer on an interest free basis, with all such debt converting into shares of non-voting Series A Preferred Stock of the Company at the $7.75 Offer Price so as to maintain the level of shareholders equity in the Company, which the Independent Committee expects will be evaluated favorably by A.M. Best in rating the Company after completion of the Offer and pending completion of the Merger;

(xiv) that the transaction has been structured in a manner designed to facilitate the Executive Committee in forming a parent company to seek to consummate the Merger without a shareholders meeting in accordance with applicable state law, thereby enabling shareholders who do not tender their Shares to receive the merger consideration as quickly as possible (see SPECIAL FACTORS - Section 5. Plans for the Company After the Offer; the Merger);

(xv) the possible conflicts of interest of certain directors and members of management of both the Company and the Executive Committee (see SPECIAL FACTORS - Section 6. Interests of Certain Persons in the Offer and the Merger);

(xvi) that shareholders who do not tender their Shares pursuant to the Offer will have the right in connection with the proposed second-step Merger to demand appraisal of the fair value of their Shares under the applicable state law, whether or not a shareholder vote is required (see SPECIAL FACTORS -
Section 7. Dissenters' Rights);

(xvii) that regulatory restrictions by various states limited or precluded the ability of the Company's insurance subsidiaries, particularly Motor Club, to return capital to the Company in such a manner as to improve value to shareholders in the form of dividends or engage in other transactions that would improve the return to shareholders; accordingly, the Independent Committee did not believe there was a realistic near term prospect of the Company being able to pay dividends on its Shares;

(xviii) that a sale of the entire Company was not feasible in light of its NJPPA exposure and that in the alternative, the Motor Club subsidiary could not withdraw from the NJPPA market in a manner that would be timely, cost-effective or not materially damaging to the Company's other profitable New Jersey insurance operations and thus provide value to shareholders;

(xix) that the terms of the Offer permit the Independent Committee to recommend any subsequent alternative transaction that presents itself prior to the consummation of the Offer and terminate the Offer without making any payment or "break-up fee" to the members of the Executive Committee financing the Company's self-tender Offer; and

(xx) that to engage in a more limited share repurchase program customary in the public trading markets when share price is below levels deemed appropriate by the Independent Committee was not a viable alternative and would only serve to exacerbate the other issues considered by the Independent Committee, not reduce them.

The individual members of the Independent Committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others.

THE COMPANY BOARD. In reaching its determinations referred to above, the Board of Directors considered the following factors, each of which, in the view of the Board, supported such determinations: (i) the conclusions and recommendations of the Independent Committee; (ii) the factors referred to above as having been taken into account by the Independent Committee, including the receipt by the Independent Committee of the opinion of Cochran, Caronia & Co. that, based upon and subject to the assumptions and limitations stated therein, as of the date of the opinion, the $7.75 per Share to be received by the shareholders of the Company (other than the Executive Committee and its affiliates) in the Offer and the Merger was fair from a financial point of view to such holders; and (iii) the fact that the Offer Price, the funding and the terms and conditions of the Agreement were the result of arm's-length negotiations between the Independent Committee and the Executive Committee.

The members of the Board of Directors, including the members of the Independent Committee, evaluated the Offer and the Merger in light of their knowledge of the business, financial condition, results of operations, prospects, current business strategy and competitive position of the Company, and based upon the advice of financial and legal advisors.

The Board of Directors, including the members of the Independent Committee, believes that the Offer and Merger are procedurally fair because, among other things: (i) the Independent Committee consisted of independent directors appointed to represent the interest of shareholders (other than the management members of the Board and the Executive Committee); (ii) the Independent Committee retained and was advised by Company outside legal counsel experienced in advising on similar transactions; (iii) the Independent Committee retained and was advised by Cochran, Caronia & Co., as its independent financial advisor, to assist it in evaluating a potential transaction with the Executive Committee; (iv) the nature of the deliberations pursuant to which the Independent Committee evaluated the Offer and the Merger and alternatives thereto; (v) that the $7.75 per Share price resulted from active arm's-length bargaining between representatives of the Independent Committee, on the one hand, and representatives of the Executive Committee, on the other; (vi) that the Offer is conditioned upon a minimum number of Shares being tendered; and (vii) that the Independent Committee is a mechanism well established under New Jersey law in transactions of this type.

The Board of Directors and the Independent Committee recognize that the Offer is not structured to require the approval of a majority of the shareholders of the Company. However, the terms of the Offer require that 676,140 Shares, or more than 61% of the 1,101,510 issued and outstanding Shares not held by the Executive Committee and its affiliates, be tendered, which the Independent Committee believes would indicate that holders of approximately 61% of the Company's shareholders (other than the Executive Committee and its affiliates) view the Offer to be in their best interests. In addition, the Board of Directors and the Independent Committee recognize that the Executive Committee currently does not have sufficient voting power to approve the Merger without the affirmative vote of other shareholders of the Company. Under New Jersey law, the vote of holders of two-thirds of the Company's outstanding common stock is required to approve the Merger. If the minimum of 676,140 Shares are tendered in the Offer, the Shares owned by the Executive Committee after the Offer would constitute approximately 71% of the then outstanding Shares constituting more than the two-thirds vote required to approve the second-step Merger. If fewer than 590,075 Shares were to be accepted in the Offer, the issued and outstanding Shares held by the Executive Committee and its affiliates would constitute less than two-thirds of the voting power of the Company. If the Independent Committee, in its discretion, was to waive the minimum tender requirement and the number of Shares tendered in the Offer was not a sufficient amount to give the Executive Committee ownership of two-thirds of the outstanding Shares after the consummation of the Offer, then the Executive Committee may not be able to effectuate the second-step Merger without other shareholders voting in favor of the Merger, the outcome of which cannot be assured. Under the Agreement, the Executive Committee may terminate the Offer in the event that the Independent Committee waives the 676,140 Share minimum tender below 590,076 Shares. See SPECIAL FACTORS - Section 5. Plans for the Company After the Offer; the Merger and THE TENDER OFFER - Section 10. Conditions to the Offer.

The Independent Committee did not attempt to solicit competing acquisition proposals because the Independent Committee believed that the absence of any `break-up' fee or other `lock-up' provisions in the Agreement and that the Independent Committee was free to consider any transaction proposed by a third party after the announcement of the Offer on December 18, 2001 despite the execution of the Agreement.

Since the Company's announcement of the proposed self-tender transaction on December 18, 2001, the Company has not received any inquiries regarding a possible competing bid or alternative transaction. Furthermore, the Independent Committee had been advised by Cochran, Caronia & Co. that, in its view, any of the companies that Cochran, Caronia & Co. considered as viable potential candidates to acquire the Company would have likely expressed its interest when the Company's market capitalization dropped below the Company's book value in August 1999. Finally, the Independent Committee considered that, given the Executive Committee's ownership of 48% of the outstanding shares of common stock and beneficial ownership of 59.5% (assuming conversion of $9,253,785 of Convertible Debentures at $15.49 per Share) no acquisition could likely be approved by the Company's shareholders without the affirmative vote of at least a portion of the Executive Committee, the members of which have indicated to the Company their unwillingness to sell their Shares to a third party. Further, if any other acquisition proposal were presented to the shareholders, the members of the Executive Committee could prevent the approval of any such proposal by exercising their right to convert all or a portion of their Convertible Debentures into Shares and then vote their Shares in opposition to the proposal.

The Independent Committee and the Company Board also recognized that, while consummation of the Offer and the Merger will result in all shareholders (other than the Executive Committee and their affiliates) being entitled to receive $7.75 in cash for each of their Shares, it will eliminate the opportunity for current shareholders (other than the Executive Committee) to participate in the benefit of increases, if any, in the value of the Company's business following the Merger. Nevertheless, the Independent Committee and the Board of Directors concluded that this fact did not justify foregoing the receipt of the immediate cash premium represented by the $7.75 per Share price.

The Independent Committee considered the liquidation of the Company's NJPPA business for purposes of evaluating the Offer and Merger, but did not consider liquidation to be a viable course of action due to the extended period that withdrawal from the PPA insurance industry would require and the discounts to book value being sought by prospective third party purchasers of NJPPA business.

In view of the wide variety of factors considered in connection with their respective evaluations of the Offer and the Merger, neither the Independent Committee nor the Board of Directors found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

The foregoing discussion of the information and factors considered and given weight by the Independent Committee and the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Independent Committee and the Board of Directors.

THE BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE INDEPENDENT COMMITTEE, (A) UNANIMOUSLY DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND (B) UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE AGREEMENT AND THE TRANSACTONS CONTEMPLATED BY THE AGREEMENT.

NEITHER THE COMPANY NOR THE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OF OR ALL SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

3. OPINION OF THE FINANCIAL ADVISOR. The Independent Committee of the Board of Directors of the Company engaged Cochran, Caronia & Co. to evaluate the fairness, from a financial point of view, to the shareholders of the Company of a possible self-tender offer financed by two members of the Executive Committee. On December 18, 2001, at a meeting of the Independent Committee of the Board of Directors of the Company held to evaluate the proposed transaction, Cochran, Caronia & Co. delivered to the Company's Independent Committee of the Board of Directors an oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the $7.75 per Share consideration to be paid to the shareholders of the Company in connection with the Offer and the subsequent second-step Merger was fair, from a financial point of view, to the shareholders.

In arriving at its opinion, Cochran, Caronia & Co.:

o reviewed a draft of the Agreement for Self-Tender Offer, Financing and Second-Step Merger (the "Agreement");

o examined audited annual and unaudited quarterly financial statements of the Company;

o examined internal business, operating and financial information and forecasts of the Company, prepared by the senior management of the Company;

o examined certain other publicly available information relating to the Company;

o analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations are similar to those of the Company;

o considered publicly available information and financial terms of certain comparable transactions in the property and casualty insurance industry;

o held discussions with senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company; and

o considered other matters that it deemed relevant to its inquiry and has taken into account such accepted financial and investment banking procedures and considerations as it deemed relevant.

In rendering its opinion, Cochran, Caronia & Co. assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to financial projections and information and data, senior management of the Company advised Cochran, Caronia & Co. that such projections, information and data were prepared on reasonable bases reflecting the best currently available estimates and judgments of senior management of the Company as to the future financial performance of the Company.

Cochran, Caronia & Co. was also advised that the actuarial reserve analyses relating to the Company prepared by the Company's independent actuaries were prepared on bases reflecting the best currently available estimates and judgments of the actuaries as to the Company's reserves. Cochran, Caronia & Co. is not an actuarial firm and its services did not include any actuarial determinations or evaluations by it or an attempt to evaluate actuarial assumptions, nor did Cochran, Caronia & Co. express any views as to matters relating to the Company's reserves, including, without limitation, the adequacy of the Company's reserves. Cochran, Caronia & Co. did not make and, except for the actuarial reserve analyses prepared by the Company's independent actuaries, was not provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of the Company, and did not make any physical inspection of the properties or assets of the Company. Cochran, Caronia & Co. assumed, with the Company's consent, that in the course of obtaining the necessary regulatory approvals for the Offer, no limitations, restrictions or conditions would be imposed that would have a material adverse effect on the ability of the parties to complete the Offer. Cochran, Caronia & Co. further assumed that the transaction contemplated by the Agreement would be completed along the lines of the terms described within the draft of the Agreement reviewed by Cochran, Caronia & Co., without the waiver of any material rights, terms or conditions thereof by the Company.

Cochran, Caronia & Co. expressed no view as to, and its opinion does not address, the relative merits of the Offer as compared with any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Cochran, Caronia & Co.'s opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Cochran, Caronia & Co., as of the date of its opinion. Although Cochran, Caronia & Co. evaluated the fairness to the Company's shareholders of the consideration to be paid to the Company's shareholders in the Offer from a financial point of view, Cochran, Caronia & Co. was not asked to and did not recommend the specific form or amount of consideration to be paid in the Offer. The form and amount of such consideration was determined through arm's-length negotiations between the Independent Committee of the Board of Directors of the Company and the Executive Committee. No other instructions or limitations were imposed by the Company on Cochran, Caronia & Co. with respect to the investigations made or procedures followed by Cochran, Caronia & Co. in rendering its opinion.

THE FULL TEXT OF COCHRAN, CARONIA & CO.'S WRITTEN OPINION DATED DECEMBER 18, 2001, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS ANNEX A1 AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. COCHRAN, CARONIA & CO.'S OPINION IS DIRECTED TO THE COMPANY'S INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS TO THE COMPANY'S SHAREHOLDERS OF THE CONSIDERATION TO BE PAID TO THE COMPANY'S SHAREHOLDERS IN THE OFFER FROM A FINANCIAL POINT OF VIEW. COCHRAN, CARONIA & CO.'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO THE PROPOSED OFFER.

In preparing its opinion, Cochran, Caronia & Co. performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Cochran, Caronia & Co.'s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Cochran, Caronia & Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Cochran, Caronia & Co. considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, transaction or business used in those analyses as a comparison is identical to the Company or the proposed Offer, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Cochran, Caronia & Co.'s analyses and the valuation ranges resulting from any particular analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Cochran, Caronia & Co.'s analyses and estimates are inherently subject to substantial uncertainty.

Cochran, Caronia & Co.'s opinion and analyses were only one of many factors considered by the Company's Independent Committee of the Board of Directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Company's

Independent Committee of the Board of Directors with respect to the consideration payable to the Company's shareholders or the proposed Offer and second-step Merger.

OVERVIEW OF ANALYSIS. Cochran, Caronia & Co. analyzed the value of the Company using four commonly utilized valuation methodologies of insurance companies. Following the completion of the various valuation analyses, Cochran, Caronia & Co. applied a minority discount of 10% - 20% to the total valuation range indicated by the valuation analysis. Cochran, Caronia & Co. believed this minority discount was appropriate based on an analysis of small capitalization property and casualty insurance companies. Cochran, Caronia & Co.'s analysis indicated that small capitalization property and casualty insurance companies with insider ownership of less than 30% were, on average, valued at 26.8% greater than small capitalization property and casualty insurance companies with insider ownership of greater than 30% based on current price to GAAP book value multiples. Insider ownership is defined as the percentage of a company's total shares outstanding held by management, directors or employees.

Applying the minority discount to our total valuation range yielded an adjusted total valuation range. Cochran, Caronia & Co. then chose its selected valuation range based on the total valuation range adjusted for the 10% - 20% minority discount.

The following is a summary of the material financial analyses performed by Cochran, Caronia & Co. in connection with rendering its opinion:

PREMIUMS PAID ANALYSIS. Cochran, Caronia & Co. performed a premiums paid analysis based on comparable public property and casualty transactions announced since 1998. Cochran, Caronia & Co. analyzed the premiums paid by buyers for the target's stock one day prior to the announcement of the transaction and one month prior to the announcement of the second-step Merger transaction. The median premium paid by a buyer for a target's stock for the selected transactions one day prior to announcement of a transaction was 24.8% and one month prior to the announcement of a transaction was 25.7%. Cochran, Caronia & Co. compared these premiums paid with the proposed premium of 49.0% to the Company's stock price of $5.20 one day prior to the announcement of the transaction (December 17, 2001) and with the proposed premium of 49.0% to the Company's stock price of $5.20 one month prior to the announcement of the transaction (November 17, 2001).

TRADING MULTIPLE VALUATION ANALYSIS. Using publicly available information, Cochran, Caronia & Co. analyzed the market values and trading multiples of certain selected publicly traded small capitalization property and casualty insurance companies, which are listed below. Although there were no public companies with precisely the same mix of businesses and financial conditions as the Company, Cochran, Caronia & Co. believes the following publicly traded small capitalization property and casualty insurance companies listed below were reasonably comparable. The following publicly traded companies were selected for this analysis because they are regionally focused insurance companies that write both personal lines and commercial lines insurance products.

o    Acceptance Insurance Companies, Inc.
o    American Country Holdings, Inc.
o    Donegal Group, Inc.
o    GAINSCO, INC.
o    Merchants Group, Inc.
o    National Security Group, Inc.
o    Unico American Corporation

All valuation multiples were based on stock prices available as of December 14, 2001.

Estimated financial data for the selected companies were based on research analysts' estimates, and estimated financial data for the Company were based on internal estimates of the Company's management. Cochran, Caronia & Co. examined market values of the selected companies as a multiple of, among other things, calendar year 2001 and 2002 estimated earnings computed in accordance with generally accepted accounting principles, commonly known as GAAP, and GAAP book value as of September 30, 2001. The ranges of market values to calendar year 2001 and 2002 estimated earnings multiples calculated by Cochran, Caronia & Co. for companies comparable to the Company were 10.7x to 20.0x and 9.1x to 11.5x, respectively. The range of market values to GAAP book value multiples calculated by Cochran, Caronia & Co. for companies comparable to the Company was 0.34x to 0.81x.

Cochran, Caronia & Co. then applied a range of selected multiples derived from the selected companies of calendar year 2001 and 2002 estimated GAAP earnings and latest GAAP book value as of September 30, 2001, adjusted for a $4.5 million accrued pension benefit liability, to corresponding financial data of the Company, in order to derive an implied equity reference range for the Company. Cochran, Caronia & Co. determined the range of multiples appropriate for the Company to be 9.0x - 11.0x 2001 estimated earnings, 7.0x
- 9.0x 2002 estimated earnings and 0.60x - 0.80x GAAP book value. Cochran, Caronia & Co. primarily relied upon the valuation ranges produced as a result of the application of the selected 2002 estimated earnings valuation multiples to the Company's

2002 estimated earnings and the application of the selected GAAP book value valuation multiples to the Company's adjusted GAAP book value, as the application of our selected 2001 estimated earnings multiples to the Company's 2001 estimated earnings indicated an extremely low value due to the Company's poor estimated earnings results for 2001. Prior to the application of a minority discount, the result of this analysis yielded an equity value of $12.4 million - $22.2 million, or $5.84 to $10.45 per share, for the Company. After the application of a minority discount, the result of this analysis yielded an equity value of $9.9 million - $20.2 million, or $4.67 to $9.41 per share, for the Company.

TRANSACTION MULTIPLE VALUATION ANALYSIS. Using publicly available information, Cochran, Caronia & Co. reviewed the financial terms and implied transaction value multiples paid or proposed to be paid in certain selected transactions in the property and casualty insurance industries. Although no transaction utilized in this analysis was identical to the Offer, Cochran, Caronia & Co. believes the selected transactions listed below were most reasonably comparable.

              ACQUIRER                                           TARGET
      American National Insurance Company               Farm Family Holdings, Inc.
      Leucadia National Corporation                     Reliance Group Holdings, Inc.
      Ohio Farmers Insurance Company                    Old Guard Group, Inc.
      Fairfax Financial Holdings, Ltd.                  Sen-Tech International Holdings, Inc.
      Prudential Insurance Company of America           THI Holdings, Inc.
      Motor Club of America*                            Mountain Valley Indemnity Company
      White Mountains Insurance Group                   Consolidated Insurance Group
      Millers American Group, Inc.                      Phoenix Indemnity Insurance Co.
      United Fire & Casualty Group                      American Indemnity Financial Corp.
      Unitrin, Inc.                                     Valley Group, Inc.
      Motor Club of America*                            North East Insurance Company
      American Financial Group                          Worldwide Insurance Company
      Commerce Group, Inc.                              Automobile Club Insurance Company
      Kingsway Financial Services, Inc.                 Walshire Assurance Company
      Fund American Enterprises Holdings                Folksamerica Holding Company, Inc.
      Donegal Mutual Insurance Company                  Southern Heritage Insurance Company
      Queensway Financial Holdings, Ltd.                North Pointe Financial Services, Inc.

      *        Indicates transaction by the Company.

Cochran, Caronia & Co. compared purchase prices in the selected transactions as a multiple of, among other things, trailing twelve-month GAAP earnings and GAAP book value for the most recent quarter prior to the announcement date of each acquisition. The range of multiples for the Company calculated by Cochran, Caronia & Co. from the review of the selected transactions was 8.9x to 31.8x trailing twelve-month GAAP earnings and 0.26x to 1.25x GAAP book value for the most recent quarter prior to the announcement date of each acquisition.

Cochran, Caronia & Co. then applied a range of selected multiples derived from the selected transactions of trailing twelve-month GAAP earnings and GAAP book value to the Company's trailing twelve months GAAP earnings and GAAP book value as of September 30, 2001, adjusted for a $4.5 million accrued pension benefit liability, in order to derive an implied equity reference range for the Company. Cochran, Caronia & Co. determined the valuation range multiples appropriate for the Company to be 14.0x to 16.0x trailing twelve months GAAP earnings and 0.50 to 0.90x adjusted GAAP book value. Cochran, Caronia & Co. primarily relied upon the valuation range produced as a result of the application of the selected GAAP book value valuation multiples to the Company's adjusted GAAP book value, as the application of our selected trailing twelve months GAAP earnings multiples to the Company's trailing twelve months earnings indicated an extremely low value due to the Company's poor earnings stream. Prior to the application of the minority discount, the result of this analysis yielded a selected equity value range of $13.9 million - $25.0 million, or $6.53 - $11.76 per share, for the Company. After the application of a minority discount, the result of this analysis yielded an equity value of $11.1 million - $22.5 million, or $5.23 to $10.58 per share, for the Company.

DISCOUNTED CASH FLOW ANALYSIS. As part of its valuation analysis, Cochran, Caronia & Co. performed a discounted cash flow analysis of the Company's projected dividendable cash flows during calendar year 2002 through 2006 based on internal estimates of the Company's management. Cochran, Caronia & Co. derived an implied equity reference range for the Company by applying a terminal value multiples of 5.0x to 7.0x to the Company's 2006 estimated GAAP earnings and 0.70x to 0.90x to the Company's 2006 estimated GAAP book value and a range of selected discount rates up to 19%. Prior to the application of the minority discount, the result of this analysis yielded an equity value range of $10.5 million - $20.1 million, or $4.96 - $9.45 per share, for the Company. After the application of a minority discount, the result of this analysis yielded an equity value of $8.4 million - $18.1 million, or $3.97 to $8.50 per share, for the Company.

COMPONENT VALUATION ANALYSIS. Cochran, Caronia & Co. performed a valuation of each of the components of the Company, including its book of business, surplus, the run-off of its loss and loss adjustment expense reserves and the equity in the unearned premium. This valuation methodology values the Company as if it were to be shut down. Although Cochran, Caronia & Co. considered this analysis in determining the value of the Company, it did not rely heavily on this methodology due to its inherent uncertainty and unlikelihood of its occurrence. Prior to the application of the minority discount, the result of this analysis yielded an equity value range of $14.5 million - $29.3 million, or $6.82 - $13.77 per share, for the Company. After the application of a minority discount, the result of this analysis yielded an equity value of $11.6 million - $26.3 million, or $5.46 to $12.39 per share, for the Company.

OTHER FACTORS. In rendering its opinion, Cochran, Caronia & Co. also reviewed and considered other factors, including:

o historical and projected financial data for the Company, including the Company's financial performance and financial position;

o    historical trading prices and volumes for the Company's common stock; and

o projected operating environment in the New Jersey automobile insurance industry.

VALUATION RESULTS. Prior to the application of the minority discount, the results of the valuation analysis yielded an equity value range of $10.5 million
- $29.3 million, or $4.96 - $13.77 per share, for the Company. Taking into account the minority discount range of 10% - 20%, the total valuation range that Cochran, Caronia & Co calculated for the Company was $8.4 - $26.3 million, or approximately $3.97 - $12.39 per share. After considering this indicated valuation range, Cochran, Caronia & Co. then selected a fair market valuation range for the Company of approximately $15.0-$20.0 million (approximately $7.06 to $9.41 per share).

A COPY OF COCHRAN, CARONIA & CO.'S PRESENTATION TO THE INDEPENDENT COMMITTEE ON DECEMBER 18, 2001 IS INCLUDED AS ANNEX A - SECTION 2 TO THE OFFER TO PURCHASE.

COMPANY PROJECTIONS. The model developed by Cochran, Caronia & Co. incorporated certain estimates and projections of the Company's management as to the potential future financial performance of the Company, including the following estimates with respect to the 2001 through 2006 fiscal years (in thousands):


                             FY            FY           FY           FY           FY           FY
                            2001          2002         2003         2004         2005         2006
                           (Est)         (Est)         (Est)       (Est)        (Est)        (Est)
                         ----------    ----------   ----------   ----------   ----------   ----------
Net Premiums Earned      $   92,372    $  105,584   $  111,675   $  118,408   $  124,652   $  129,435
Pre-Tax Income                 (108)        2,800        6,045        8,867       10,862       12,586
Net Income                       72         1,848        3,990        5,852        7,169        8,307
End of Year Book Value       30,064        31,912       35,902       41,754       48,923       57,230


The Company's book value is forecast to decrease to approximately $14.15 per Share at December 31, 2001 from $15.22 per Share at September 30, 2001. The estimated change gives effect to projected operating earnings for fiscal 2001, the anticipated annual change in shareholders' equity for the Company's minimum pension liability (an internal estimate which expects an increase in the minimum pension liability based on sharply lower interest rates) and adjustments to shareholders' equity for changes in the fair value of fixed maturity investments accounted for as available-for-sale securities.

The Company does not, as a matter of course, make public forecasts or projections as to future revenues, earnings or other income statement data, including the information set forth above, and such information was not prepared with a view to public disclosure. Such information is included in this document for the limited purpose of providing the Company's shareholders access to financial projections prepared by the Company's management and made available to the Independent Committee and the entire Board of Directors in connection with their respective consideration of the Offer and considered by Cochran, Caronia & Co. in rendering its opinion.

The projections contained herein were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles, nor do they comply in certain respects with those guidelines. Ernst & Young LLP, the Company's independent public accountants, had no role or responsibility in preparing this information and had no association with these projections. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance concerning the information or the projections. There can be no assurance that any of these projections will be realized. The information set forth above is not a complete presentation of the projections. The Company has included in this document only the information for net premiums earned, pre-tax income, net income and end of year book value, because the Company believes those amounts are likely to be the most relevant to Company's shareholders in evaluating whether to tender their Shares in this Offer.

The projections were based upon a variety of assumptions made by Company management at the time the projections were prepared, including the ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involved judgments about future economic, competitive, regulatory and financial market conditions, and about future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company.

Many important factors, in addition to those discussed elsewhere in this Offer, could cause results to differ materially from those expressed in this forward-looking information. These factors include, but are not limited to, economic and other market conditions in which the Company operates, cyclical and seasonal fluctuations in operating results, the cyclical nature of the property casualty insurance industry, the unpredictable and volatile nature of the New Jersey private passenger automobile insurance market which represents approximately 40% of the Company's business, the impact of competition, product demand and pricing, claims development and the process of estimating reserves, the level of the Company's retentions, catastrophe and storm losses, legislative and regulatory developments, the status of Motor Club's regulatory relief and its impact on the Company's future operations, changes in the ratings assigned to the Company by rating agencies, investment results, availability of reinsurance (particularly with regard to terrorism exposures), availability of dividends from the Company's insurance company subsidiaries, investing substantial amounts in the Company's information systems and technology, the ability of the Company's reinsurers to pay reinsurance recoverables owed to the Company, the Company's entry into new markets, the Company's acquisition of NEIC on September 24, 1999 and the Company's acquisition of Mountain Valley on March 1, 2000, and the Company's successful integration of these acquisitions, potential future tax liabilities related to an insolvent subsidiary and state regulatory and legislative actions which can affect the profitability of certain lines of business and impede the Company's ability to charge adequate rates, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission and matters affecting business generally. Accordingly, the Company cautions against undue reliance on the information contained in these projections. There can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. The Company does not intend to update or revise these projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, except and to the extent otherwise required by law.

MISCELLANEOUS. The Independent Committee of the Board of Directors of the Company engaged Cochran, Caronia & Co. as its financial advisor based upon the familiarity of Cochran, Caronia & Co. with the Company's operations arising from its advice in the Company's acquisitions of NEIC and Mountain Valley in 1999 and 2000, respectively, and the nationally recognized experience and expertise of Cochran, Caronia & Co. in the insurance industry. Cochran, Caronia & Co. is a full service investment bank focused exclusively on the insurance industry and regularly engages in the valuation of insurance company securities in connection with business combinations, investments and other transactions.

Under the terms of its engagement dated July 31, 2001, the Company paid Cochran, Caronia & Co. $100,000 to present its evaluation of the Company's strategic alternatives. In addition, pursuant to the terms of the engagement letter dated November 7, 2001 negotiated with the Independent Committee, the Company agreed to pay Cochran, Caronia & Co. an additional $150,000 to deliver to the Independent Committee the fairness opinion of Cochran, Caronia & Co. The Company also has agreed to reimburse Cochran, Caronia & Co. for reasonable travel and other out-of-pocket expenses incurred by Cochran, Caronia & Co. in performing its services, including the fees and expenses of its legal counsel, and to indemnify Cochran, Caronia & Co. and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

4. POSITION OF THE EXECUTIVE COMMITTEE REGARDING FAIRNESS OF THE OFFER AND THE MERGER. The purposes of providing financing to effect the Offer and the Merger at this time are to enable the Executive Committee and its affiliates to acquire the entire equity interest in the Company; and to provide the Company's shareholders (other than the Executive Committee and its affiliates) with an opportunity to liquidate their investment in the Company for cash at a significant premium to the market prices for Company common stock prior to the announcement of the Company's Offer.

The financing members of the Executive Committee determined that it was an appropriate time to commit to fund the Offer based on the Executive Committee's knowledge of the property and casualty insurance business, the Executive Committee's belief that the trading price of the Company's common stock undervalued the Company and the Executive Committee's desire to take advantage of the benefits of taking the Company private. See SPECIAL FACTORS-Plans for the Company After the Offer;
the Merger. The Executive Committee also believes that following the Offer and Merger, the Executive Committee will have the resources and flexibility to take advantage of growth opportunities and to focus on improving the Company's business without the constraints and distractions caused by the public market's evaluation of the Company and its business, results of operations and financial condition.

The transaction was structured as an issuer tender offer and then second-step merger because the Executive Committee believes this structure to be an efficient means to obtain the entire equity interest in the Company and to provide the Company's other shareholders with cash for their Shares.

The rules of the SEC require the Executive Committee and its affiliates to express their belief as to the fairness of the Offer and the Merger to the Company's other shareholders. In making this determination, the Executive Committee and its affiliates considered a number of factors including but not limited to the following material factors with respect to substantive and procedural fairness:

(i) that the $7.75 per Share price represents a premium of more than 29% over the $6.00 closing sale price on the NASDAQ National Market System on October 30, 2001, the last full trading day prior to the appointment of the Independent Committee and a premium of 49% over the $5.20 closing sale price on December 17, 2001, the last full trading day prior to the announcement of the Offer;

(ii) that an Independent Committee was formed, comprised entirely of directors who were not current officers or employees of the Company and would not have an economic interest in the Company following the Offer and the Merger, and the Independent Committee retained its own financial and legal advisors, which advisors have extensive experience with transactions similar to the Offer and the Merger and which assisted the Independent Committee in its negotiations with the Executive Committee;

(iii) the procedures utilized by the Independent Committee to negotiate and approve the Offer, the Merger and the Agreement and the nature of the negotiations with respect to the Agreement, as understood by the Executive Committee;

(iv) the terms and conditions of the Offer, the Merger and the Agreement, including the amount and form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, which allow the Independent Committee to negotiate with any person or entity that makes a proposal to acquire the Company and to terminate the Agreement if deemed to be in the best interests of the Company's shareholders (other than the Executive Committee and its affiliates);

(v) that the Independent Committee unanimously recommended to the Board of Directors, with the members of the Executive Committee abstaining, that the Agreement be adopted, and both the Independent Committee and Board of Directors determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company (other than the Executive Committee and its affiliates);

(vi) that the Independent Committee received the opinion of Cochran, Caronia & Co. dated December 18, 2001, as to the fairness, from a financial point of view, of the $7.75 price per Share to be paid to Company's shareholders of the Company (other than the Executive Committee and its affiliates); and

(vii) that the Offer must be accepted by shareholders holding 676,140 Shares or approximately 61% of the Shares not held by the Executive Committee and its affiliates.

         After considering the foregoing, each of the members of the Executive Committee and their affiliates has indicated that he, she or it believes the that the terms of each of the Offer, the Merger and the transactions contemplated by the Agreement to be fair to the Company's shareholders from a financial point of view. This belief, however, should not be construed as a recommendation to any shareholder as to whether any shareholder should tender any of or all such shareholder's Shares pursuant to the Offer. Each shareholder must make such shareholder's own decision whether to tender Shares and, if so, how many Shares to tender. In reaching its determination as to fairness, none of the members of the Executive Committee and their affiliates assigned specific weights to particular factors, but rather considered all factors as a whole.

THE MEMBERS OF THE EXECUTIVE COMMITTEE AND THEIR AFFILIATES DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OF OR ALL SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

5. PLANS FOR THE COMPANY AFTER THE OFFER; THE MERGER. Upon completion of the Offer, the Executive Committee and the Company intend to effect the Merger in accordance with the Agreement and the Merger Agreement. Except as otherwise described in this Offer to Purchase, the Executive Committee and the Company have no current plans or proposals or negotiations which relate to or would result in: (i) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company; (iii) any change in the management of the Company or any change in the material term of the employment contract of any executive officer; or (iv) any other material change in the Company's corporate structure or business. Nevertheless, the Executive Committee may initiate a review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel to determine what changes, if any, would be desirable following the Merger.

The Company does not anticipate that, following the Offer, the Executive Committee will consider causing the Company to change the composition of the Board of Directors. It is expected that the persons who are presently officers of the Company will continue in their same positions following consummation of the Offer and, when initiated, the Merger. Despite the borrowing to be incurred by the Company to finance of the Offer and the Merger, the Company's consolidated indebtedness sixty (60) days after the consummation of the Offer is not expected to be significantly different due to the automatic conversion of the interest-free indebtedness on such date into non-voting Series A preferred stock of the Company. See THE TENDER OFFER - Section 7. Source and Amount of Funds.

Unlike conventional issuer tender offers, shareholders whose Shares are not tendered in the Offer are not expected to obtain an increase in their ownership interest in the Company because the funds used by the Company to purchase the Shares of tendering shareholders are being furnished by certain members of the Executive Committee and under the Agreement, the loan will be converted into non-voting shares of the Company's Series A preferred stock at the conversion price of $7.75 per share. Thus, the non-tendering shareholders should anticipate maintaining the same ownership interest in the Company following the Offer as they did prior to the Offer, and thus, the same interest in the Company's future earnings and assets following the retirement of Shares purchased pursuant to the Offer. However, after completion of the Offer the Company intends to engage in a second-step Merger, the effect of which would be to "cash out" all remaining shareholders (other than the Executive Committee and its affiliates) at a price equal to the $7.75 per Share purchase price of this Offer. If the Executive Committee and its affiliates own more than 90% of the Company's then outstanding Shares they would be entitled under applicable New Jersey law to engage in a short-form merger transaction following the Offer without a shareholder vote.

The members of the Executive Committee have agreed with the Company that neither they nor their affiliates will tender any of their Shares to the Company in the Offer. Currently, the Executive Committee and their affiliates beneficially own an aggregate of 1,620,274 Shares, or 59.5% of the Company, which amount includes 1,022,870 issued and outstanding Shares of common stock and Convertible Debentures in the principal amount of $9,253,785, convertible into 597,404 Shares of common stock at a conversion price of $15.49 per Share.

Robert S. Fried, a member of the Independent Committee owns 1,000 Shares and has advised the Company that he intends to tender his Shares in the Offer. The two management directors of the Company, Stephen A. Gilbert and Patrick J. Haveron, holding 28,000 and 9,350 issued and outstanding Shares, respectively, together with four other executive officers of the Company who own an aggregate of 20,570 Shares, have advised the Company that they intend to tender their Shares in the Offer.

After the Offer, if all of the Shares (excluding those Shares held by the members of the Executive Committee and their affiliates) are tendered, the Executive Committee will own 100% of the outstanding Shares of the Company. Even if less than all of the Shares are tendered, the Executive Committee will increase their existing controlling equity interest in the Company. Consummation of the Offer will permit the Executive Committee to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in the Company. Such benefits include management discretion with regard to future conduct of the business of the Company, the benefits of any profits generated by operations and any increase in the Company's value. Similarly, the Executive Committee will bear the risk of a decrease in value of the Company.

All Shares purchased in the Offer will become treasury shares of the Company and will be cancelled in the subsequent Merger.

NEITHER THE COMPANY NOR THE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OF OR ALL SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

We cannot predict the exact appearance of the Company after completion of the Offer due to uncertainty as to the identity and the number of public shareholders who will participate in the Offer and the number of Shares that they will tender. Notwithstanding the number of Shares purchased in the Offer, the Offer will have the effect of taking the Company private. Shareholders should consider the following possible scenarios for the Company following the Offer:

If a sufficient number of shareholders tender such that, following the Offer, the Company has fewer than 300 holders of record of its common stock remaining, the Company intends to deregister its common stock under the Exchange Act upon completion of the Offer and delist its shares from the NASDAQ National Market. In the event the common stock is deregistered, the Company would be relieved of its requirement to file reports with Securities and Exchange Commission, including 10-Qs and 10-Ks, and ninety (90) days after being deregistered the Company would not be subject to proxy rules under the federal securities laws and the Company's 10% shareholders, directors and officers, including the members of the Executive Committee, would be relieved of their requirement to comply with the short swing profit and reporting rules of the Exchange Act. As a result, the amount of publicly available information regarding the Company and such persons would be significantly reduced.

If more than 300 holders of record remain following the Offer, the Company would not be permitted under applicable law to immediately deregister its shares under the Exchange Act. However, depending on how many Shares are tendered, the Company may no longer meet the minimum requirements for continued listing on the NASDAQ National Market System and may be delisted from NASDAQ. If the Shares were delisted from NASDAQ, the Shares would likely be quoted on the OTC Bulletin Board. Delisting from NASDAQ would likely result in an even further reduction in the volume of trading in the Shares and could make it more difficult for shareholders to dispose of their Shares. The Executive Committee has not made any decision on what action it will take, if any, in the event there are more than 300 shareholders of record following the Offer. Regardless, the Executive Committee will continue to hold a controlling interest in the Company and will continue to exercise substantial influence on the Company and its plans. The Executive Committee and the Company may consider alternative corporate actions, including, but not limited to, another self-tender or a share repurchase program or buying additional Shares in the open market or through privately negotiated transactions.

Regardless of whether the Offer results in more or fewer than 300 holders of record, pursuant to the Agreement, prior to or as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Agreement, the Executive Committee will form a New Jersey corporation to serve as the Merger Company. Upon the consummation of the Offer, each member of the Executive Committee and their affiliates shall contribute to the Merger Company all of the Shares of Company common stock and Financing Preferred Stock (see THE TENDER OFFER - Section 7. Source and Amount of Funds) owned beneficially and of record by such member and their affiliates and shall cause to be issued the same number of shares of common stock and preferred stock of the Merger Company. Pursuant to the Merger Agreement to be entered into between the Company and the Merger Company, as soon as is practicable after consummation of the Offer and in accordance with the provisions of the Agreement, the Merger Agreement, the NJBCA and applicable federal and state securities laws, the Merger Company shall be merged with and into the Company, the Company shall continue its corporate existence as the surviving company and the separate corporate existence of the Merger Company shall cease. As described below under the description of the material terms of the Agreement, non-tendering shareholders will be entitled to receive the $7.75 Offer Price for their Shares in the Merger, subject to appraisal rights under New Jersey law. See SPECIAL FACTORS - Section 7. Dissenters Rights.

Unless it has already done so after the consummation of the Offer, the Company intends to deregister its Shares under the Exchange Act and delist its Shares from NASDAQ after the Merger.

Under the NJBCA, an entity that owns 90% or more of the outstanding shares of another entity may effect a merger with such other entity without submitting the merger to a vote of shareholders of either entity (a short-form merger). Accordingly, if the Executive Committee owns 90% or more of the Shares that remain outstanding after completion of the Offer, the Executive Committee may, under the NJBCA, effect a short-form merger utilizing the Merger Company without a vote of the Company's shareholders or its board of directors. If, however, the percentage of ownership of the Executive Committee after completion of the Offer is less than 90% of the Shares then outstanding, a vote of the Company's shareholders will be required under the applicable laws to effect a merger of the Company and the Merger Company, which will take a longer period of time than a short-form merger. If the second-step Merger is effected, it is contemplated that the consideration payable to the public shareholders remaining after the Offer will be cash in an amount equal to the Offer Price.

The Executive Committee currently does not have sufficient voting power to approve the Merger without the affirmative vote of other shareholders of the Company. Under New Jersey law, the vote of holders of two-thirds of the Company's outstanding common stock is required to approve the Merger. If the minimum of 676,140 Shares are tendered in the Offer, the Shares owned by the Executive Committee after the Offer would constitute approximately 71% of the then outstanding Shares constituting more than the two thirds vote required to approve the second-step Merger. If fewer than 590,075 Shares were to be accepted in the Offer, the issued and outstanding Shares held by the Executive Committee and its affiliates would constitute less than two-thirds of the voting power of the Company. If the Independent Committee, in its discretion, was to waive the minimum tender requirement and the number of Shares tendered in the Offer was not a sufficient amount to give the Executive Committee ownership of two-thirds of the outstanding Shares after the consummation of the Offer, then the Executive Committee may not be able to effectuate the second-step Merger without other shareholders voting in favor of the Merger, the outcome of which cannot be assured. Under the Agreement, the Executive Committee may terminate the Offer in the event that the Independent Committee waives the 676,140 Share minimum tender below 590,076 Shares. See SPECIAL FACTORS - Section 5. Plans for the Company After the Offer; the Merger and THE TENDER OFFER - Section 10. Conditions to the Offer.

THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE AGREEMENT, INCLUDING THE EXHIBITS THEREON, WHICH IS ATTACHED AS ANNEX B TO THIS OFFER TO PURCHASE. SUCH SUMMARY IS NOT A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SHALL HAVE THE MEANINGS SET FORTH IN THE AGREEMENT.

THE OFFER. Pursuant to the Agreement, the Company is obligated to commence the Offer as soon as practicable after the date of the Agreement at the Offer Price of $7.75 per share. The Offer is to expire on February 14, 2002, twenty (20) business days after its commencement unless extended by the Company.

FINANCING. Two of the three members of the Executive Committee, Archer McWhorter and Alvin E. Swanner, will advance to the Company from time to time one or more loans in the aggregate principal amount of the product of 1,101,510 shares and the Offer Price ($7.75), pursuant to the terms of a certain Loan Agreement, which is attached as an exhibit to the Agreement at ANNEX B hereto. The loan will be interest-free and evidenced by a promissory note that will automatically convert into shares of non-voting Series A preferred stock (otherwise equivalent to the Company's common stock) of the Company (the "Financing Preferred Stock") at the conversion price of $7.75 per share sixty (60) days after the consummation of the Offer, subject to the Company's right to earlier convert the loan into the non-voting Series A preferred stock. Under the Loan Agreement, the proceeds of the loan may be used only to finance the purchase of Shares pursuant to the Offer and to cash-out minority shareholders in the second-step Merger, including holders of Dissenting Shares. Loan proceeds may not be used to pay the fees of the financial advisors or the legal fees of counsel to the Independent Committee.

THE SECOND-STEP MERGER. The Agreement provides that, as soon as is practicable after the date of the Agreement, the Executive Committee will form a New Jersey corporation to serve as the Merger Company. Upon the consummation of the Offer, each member of the Executive Committee and their affiliates will contribute to the Merger Company all of the shares of capital stock owned beneficially and of record by such member (including the Shares and the Financing Preferred Stock) and shall cause to be issued the same number of shares of common stock and preferred stock of Merger Company. Pursuant to a certain Merger Agreement to be entered into between the Company and the Merger Company, as soon as practicable after consummation of the Offer and in accordance with the provisions of the Agreement, such Merger Agreement, the NJBCA and applicable federal and state securities laws, the Merger Company shall be merged with and into the Company, the Company shall continue its corporate existence under the NJBCA as the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of the Merger Company shall cease. The name of the Surviving Corporation shall continue to be "Preserver Group, Inc." In the event that the Merger Company owns 90% or more of the Shares of the Company after the Offer, the Merger shall be effected as a short form merger pursuant to Section 14A:10-5.1 of the NJBCA. All rights, privileges, powers and franchises (of a public as well as of a private nature), of the Company and the Merger Company shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Company shall become the debts, liabilities and duties of the Surviving Corporation. Parties to the Merger shall take all actions as may be required by the NJBCA and any applicable federal and state securities laws to perform the Merger in compliance therewith, including, but not limited to, making all requisite mailings and notifications to the minority shareholders of the Company.

CONVERSION OF SECURITIES IN THE MERGER. After the completion of the Offer and at the Effective Time of the Merger, by virtue of the Merger and without any action on part of the holders thereof:

(a) Each outstanding Share of common stock of the Company held by the Company as a treasury share (which includes all Shares tendered in the Offer) and each outstanding Share of common stock of the Company owned by Merger Company shall be cancelled and retired and no payment shall be made with respect thereto.

(b) Each other outstanding Share of common stock of the Company, which would constitute all of the Shares held by non-tendering shareholders (if any), other than Shares held by holders who have exercised their appraisal rights under New Jersey law, shall be converted into the right to receive an amount of cash (without interest) equal to the $7.75 Offer Price paid per Share in the Offer.

(c) Each share of common stock and preferred stock of Merger Company issued and outstanding immediately prior to the Effective Time of the shall be converted into one fully paid and nonassessable share of Common Stock of the Company as the Surviving Corporation.

EMPLOYEE OPTIONS. The Company has issued to its employees the following options under the Company's employee stock option plans: options to purchase 60,000 Shares at an exercise price of $12.75 per share; options to purchase 28,500 Shares at an exercise price of $11.75 per share; options to purchase 31,000 Shares of common stock at $12.875 per share; options to purchase 36,000 Shares at $8.125 per share; and options to purchase 38,500 Shares at $7.21 per share (which 38,500 options do not vest until June 2002). As to each such option (collectively, the "Options") granted under the Company's employee stock option plans, whether or not then exercisable, which is outstanding as of the date hereof and which has not been exercised prior to the acquisition of Shares pursuant to the Offer, the holder thereof shall continue to hold the Option to purchase after the Effective Time of the Merger, the same number of shares of the Surviving Corporation as the Option entitled such holder to purchase of the Company and on all of the same terms and conditions as the Options.

CONVERTIBLE DEBENTURES. The Company has outstanding $10,000,000 in principal of debentures convertible into 645,578 Shares at $15.49 per share (the "Convertible Debentures"), of which $9,253,785 of Convertible Debentures is owned by members of the Executive Committee and their affiliates. The Second-Step Merger will have no effect on the Convertible Debentures.

GOING PRIVATE. If a sufficient number of shareholders tender their Shares such that, following the Offer, the Company has fewer than 300 holders of record of its Shares, the Company, immediately upon completion of the Offer, will take all required action to deregister its Shares under the Exchange Act and delist its Shares from the NASDAQ National Market System. If, following the Offer, the Company has greater than 300 holders of record, the Company intends to take all required action to deregister its Shares under the Exchange Act and delist its Shares from NASDAQ following the second-step Merger.

6. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

On December 18, 2001, Archer McWhorter, William E. Lobeck, Jr. and Alvin E. Swanner together with certain of their affiliates agreed in principle with the Company for this Offer to take place and on January 14, 2002 executed that certain Agreement for Self-Tender Offer, Financing and Second-Step Merger (the "Agreement'), a copy of which is set forth in ANNEX B.

Under the Agreement, the Executive Committee and their affiliates holding 1,022,870 issued and outstanding Shares will not tender in the Offer. If 676,140 Shares are tendered and the Offer consummated, the Executive Committee and their affiliates will accomplish a short-form-merger if they own (through the Merger Company) more than 90% of the voting Shares of the Company after completion of the Offer and if they own (through the Merger Company) less than 90% of the voting Shares of the Company after completion of the Offer, they will vote their Shares in favor of a long form merger.

Archer McWhorter, William E. Lobeck, Jr. and Alvin E. Swanner have served as directors of the Company and as members of its Executive Committee of the Board of Directors since 1986. In March 1994, they acquired 801,303 Shares representing approximately 39% of the Company's then issued and outstanding Shares, which together with Shares previously held by them constituted approximately 44% of the Company's then issued and outstanding Shares.

Robert S. Fried, a member of the Independent Committee owns 1,000 Shares and has advised the Company that he intends to tender his shares in the Offer.

The two management directors of the Company, Stephen A. Gilbert and Patrick J. Haveron holding 28,000 and 9,350 issued and outstanding Shares, respectively, together with four other executive officers of the Company who own 20,570 Shares, have advised the Company that they intend to tender their Shares pursuant to the Offer.

CONVERTIBLE DEBENTURES. In connection with its acquisition of NEIC, on September 23, 1999, the Company issued $10 million of convertible subordinated debentures ("Convertible Debentures"), in one series, under a plan previously approved by its shareholders.

The Convertible Debentures are due on September 23, 2009 and bear an interest rate of 8.44%, which was 2.5% over the London Interbank Offered Rate, fixed as of September 23, 1999, the date the series was issued.

At each holder's option, the Convertible Debentures are convertible at any time, in whole in part, into 645,578 Shares of the Company's common stock ($10 million divided by 130% of the average trading price of the Company's common stock over the twenty day period immediately prior to September 23, 1999 ("Conversion Price")). The applicable Conversion Price is $15.49.

The Executive Committee purchased $9,253,785 of the $10 million in Convertible Debentures issued. Based on the Shares outstanding as of December 18, 2001, if the Executive Committee elects to convert those Convertible Debentures in full, their percentage ownership in the Company's common stock will substantially increase from the current 48.1% to 59.5%.

Interest paid on the Convertible Debentures was $844,000, $844,000 and $232,100 in 2001, 2000 and 1999, respectively. The fair value of the Convertible Debentures was estimated to be $11,669,864, $11,950,282 and $12,648,876 at
December 31, 2001, 2000 and 1999, respectively. Fair value for the Convertible Debentures are estimated using a model that considers both the debt and equity components of the value for the Convertible Debentures. As to the debt component, fair value was estimated by considering the Debentures estimated credit quality, similar instruments and its remaining average life. As to the equity component, fair value was estimated using the Black-Scholes option pricing model based on the following assumptions for 2001, 2000 and 1999; risk-free interest rate of 4.96%, 5.19% and 6.44%; volatility of 46.2%, 47.6% and 50.5%; and expected life of 7.75 years in 2001, 8.75 years in 2000 and 9.75 years in 1999. The Company does not pay a dividend on its common stock.

UNSECURED NOTES. In connection with the acquisition of Mountain Valley, the Executive Committee extended unsecured debt financing to the Company ("Notes") in the amount of $11.5 million to finance the transaction and to provide additional working capital to the Company. The Notes mature on February 28, 2002 and pay interest quarterly at a rate of 10.605%. At the Company's election, if acceptable financing is not identified by the Company, the Notes can be extended for up to five years utilizing successive one-year renewals, in exchange for an increased interest rate on the Notes.

FEES AND OTHER RIGHTS OF THE INDEPENDENT COMMITTEE. Members of the Independent Committee each will be entitled to payment by the Company of a fee of $15,000, payable in cash, in consideration of his service on the Independent Committee. In addition, the Company has agreed to reimburse each member for all out-of-pocket expenses incurred in connection with his service on the Independent Committee. In the event that additional services of the members are required after the consummation of the Offer, the Company has agreed to compensate each member of the Independent Committee at a rate of $300 per hour.

Pursuant to Indemnification Agreements by and among each member of the Independent Committee and the Company, each member of the Independent Committee is entitled to be indemnified by the Company with respect to certain matters in connection with the Offer.

7. DISSENTERS' RIGHTS. DISSENTERS' RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH BELOW IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO NON-TENDERING SHAREHOLDERS IF THE MERGER IS CONSUMMATED. SHAREHOLDERS WHO WILL BE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE SECOND-STEP MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING DISSENTERS' RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH SHAREHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

SHARHOLDERS WHO TENDER SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT TO THEIR SHARES BUT, RATHER, WILL RECEIVE THE OFFER PRICE PAID IN THE OFFER.

Upon the closing of the Offer, the Company and the Executive Committee, pursuant to the Merger Agreement, will use their best efforts to obtain the approval from the non-tendering shareholders for a post-tender offer merger of a company entirely owned by the Executive Committee (the "Merger Company") into the Company. If, as a result of the Offer, the Executive Committee holds 90% of the issued and outstanding Shares of the Company, the Board of Directors of the Merger Company will approve and enact a short-form merger of the Merger Company into the Company. Chapter 11 of the New Jersey Business Corporation Act permits shareholders to dissent from certain corporate actions and receive payment in cash for the fair value of their shares. If the parties cannot agree on fair value, it is determined by a judicial proceeding. The following brief summary of dissenters' rights is not a complete statement of the provisions of Chapter 11 of the New Jersey Business Corporation Act (which is attached hereto as ANNEX
B).

NOTICE OF DISSENT. If the non-tendering shareholders wish to exercise their dissenters' rights in connection with the Merger and be paid the fair value of their Shares, they must file with the Company a notice of their dissent, stating that they intend to demand payment for their Shares if the post-tender offer Merger is consummated. The notice must be filed with the Company before the shareholder vote is taken (in the event of a long-form merger) or within twenty
(20) days from the date that a copy or summary of the plan of the short-form merger is mailed to the shareholders (in the event of a short-form merger). Upon tendering of notice of dissent, a dissenting shareholder shall lose all rights held by Company shareholders except the right to be paid the par value for such shareholder's shares and any other rights bestowed upon dissenting shareholders by the NJBCA. If the dissenting shareholders fail to file their notices of dissent before the required time, they will lose their right to dissent.

The notice of dissent (and all further communications) must be sent to the Company at the following address: Preserver Group, Inc., 95 Route 17 South, Paramus, New Jersey 07653, attention: Secretary. The notice must include the name of the dissenting shareholder, his/her/its residence address, and the number of Shares owned by the dissenting shareholder. If the dissenting shareholder votes in favor of the Merger (if applicable), even if he/she has already filed a notice of dissent, such shareholder is not entitled to dissenters' rights.

DEMAND FOR PAYMENT OF FAIR VALUE. Under NJBCA, fair value is determined as of the day prior to the day of the shareholder meeting at which the action was approved (in the event of a long-form merger) or as of the day prior to the day in which the Board of Directors of the Merger Company approved the action (in the event of a short-form merger). The fair value excludes any appreciation or depreciation resulting from the proposed action.

SUBMISSION OF SHARE CERTIFICATES. At the time of filing of the demand for payment, or within twenty (20) days thereafter, the dissenting shareholder must submit the certificate or certificates representing such shareholder's Shares to the Company, if the Shares are in the possession of the shareholder. The Company then will conspicuously note on the certificates that a demand for payment has been made. The certificates then shall be returned to the shareholder.

SUBMISSION OF FINANCIAL INFORMATION AND FAIR VALUE OFFER. Not later than ten
(10) days from the expiration of the period within which a dissenting shareholder must make a written demand to be paid the fair value of its Shares, the Company must mail to the dissenting shareholder the most recent financial statements of the Company, and the Company may offer to the dissenting shareholder a specified price per share. If the Company and any dissenting shareholder agree upon the fair value of the Shares within thirty (30) days from the expiration of the ten-day period previously specified in this paragraph, the Company shall pay the agreed upon amount to that dissenting shareholder upon surrender to the Company of the certificate or certificates representing the Shares.

DEMAND FOR JUDICIAL PROCEEDING TO DETERMINE FAIR VALUE. If the Company and any dissenting shareholders fail to agree upon a fair value within the specified thirty-day period, each dissenting shareholder shall have an additional thirty
(30) days in which to demand that the Company commence an action in New Jersey Superior Court for the determination of the fair value of the Shares. The Company shall have thirty (30) days after receipt of the demand in which to institute the action. If the Company fails or refuses to institute the action within thirty (30) days, any dissenting shareholder may commence the action in the name of the Company, but not later than thirty (30) days after the expiration of the time within which the Company was required to commence the action.

COSTS AND EXPENSES. The costs and expenses of any judicial proceeding to determine fair value shall be apportioned and assessed in the manner the court may find just and equitable. These expenses may include fees and expenses of an appraiser, but they will exclude fees and expenses of counsel and expert witnesses unless the court determines that the Company did not make an offer of payment or the offer it made was not made in good faith. In such a case, the court may award to the dissenting shareholder(s) the reasonable fees and expenses of counsel and expert witnesses.

LOSS OF DISSENTERS' RIGHTS. If the dissenting shareholder fails to take each of the steps described above within the time limits specified, such shareholder will lose all rights to dissent and to receive the fair value of such shareholder's Shares. A dissenting shareholder may withdraw an election to dissent at any time if the Company consents in writing. If a shareholder loses or abandons the right to dissent, such shareholder will nevertheless be entitled to receive the same amount paid to all the shareholders that did not dissent.

8. PURPOSE OF THE OFFER. The Company believes that the public trading market for the Shares has not recognized and will not recognize the proper value of the Shares for the following reasons: (i) the Company's capitalization is significantly smaller than its peers in the property casualty insurance industry; (ii) the Company's exposure to New Jersey private passenger automobile insurance; (iii) the Company's diversification efforts in the past three years have subsequently not been recognized and valued; and (iv) the current concentration of ownership of the Company by the Executive Committee in combination with the small number of Shares available has created an excessive discount to the Company's tangible book value. As a result, the Shares rarely trade and when they have traded, they have traded at a significant discount to the Shares' book value for an extended period of time, with no change in this circumstance appearing likely in the future.

The purpose of the Offer is to provide the Company's shareholders with an opportunity to understand the Company's projected operations, as well as an opportunity to achieve liquidity in cash by allowing them to sell their stock at a premium above the NASDAQ trading price at the time of the announcement of the Offer. The Offer will also afford to shareholders the opportunity to dispose of Shares without the usual transaction costs associated with any market sale.

Under the Agreement, the members of the Executive Committee and their affiliates will not tender their Shares in the Offer. The Company is tendering for all of the other Shares to provide those shareholders with a liquidity opportunity not provided by the recent historic public market at a significant premium to the recent market prices, to save the Company the expense of being publicly held, which has outweighed any benefits to the Company of being publicly held, and to enable the Company to focus on growing and diversifying its insurance operations.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. Withdrawal Rights. The term Expiration Date means 5:00 p.m., New York City time, on February 14, 2002, unless and until the Company shall have extended the period during which the Offer is open, in which event the term Expiration Date shall mean the latest time and date at which the Offer, as so extended by the Company under this Section 1, shall expire.

Subject to all applicable laws and the terms and conditions of the Offer, the Company reserves the right, as described in Section 10. Certain Conditions to the Offer, to waive conditions thereto, in its sole discretion, and/or extend, withdraw, terminate, delay, or amend the Offer in any case by making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

THE OFFER IS CONDITIONED UPON AT LEAST 676,140 SHARES OF COMMON STOCK BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE THE TENDER OFFER
- SECTION 10. CERTAIN CONDITIONS TO THE OFFER.

The Company intends to purchase 1,101,510 Shares currently held by the public. The remaining 1,022,870 outstanding Shares are owned by Archer McWhorter, Chairman of the Board of the Company, William E. Lobeck, Jr., a director of the Company and Alvin E. Swanner, a director of the Company, all of whom together constitute the Executive Committee of the Board of Directors, and their affiliates. Under the Agreement, the Executive Committee and their affiliates will not tender any Shares pursuant to the Offer. If the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date is between 676,640 and 1,101,510, the Company will purchase all Shares so properly tendered at the Offer Price, net to the seller, in cash, without interest.

Subject to the terms and conditions of the Offer, the Company expressly reserves the right, in its sole discretion, at any time and regardless of whether or not any of the events set forth in THE TENDER OFFER - Section 10. Certain Conditions to the Offer shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of any Shares by giving oral or written notice of such extension to the Information Agent and the Tendering Agent and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in
Section 4. Withdrawal Rights. The Company also expressly reserves the right, in its sole discretion, to withdraw or terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for. Additionally, the Company expressly reserves the right, subject to applicable law, to postpone payment for Shares under circumstances including but not limited to the occurrence of any of the conditions specified in THE TENDER OFFER
- Section 10. Certain Conditions to the Offer by notifying the Information Agent and Tendering Agent and making a public announcement thereof.

If the Company is delayed in its payment for the Shares or is unable to pay for the Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Tendering Agent may retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in THE TENDER OFFER - Section 4. Withdrawal Rights. However, the ability of the Company to delay the payment for Shares which the Company has accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, which requires that bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in THE TENDER OFFER - Section 10. Certain Conditions to the Offer shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Shares or by increasing or decreasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time, effected by public announcement thereof. Such announcement, in the case of an extension, is to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any disclosure of a material change in the information published, sent or given to shareholders will be disseminated promptly to shareholders in a manner reasonably calculated to inform shareholders of such change to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. Without limiting the manner in which the Company may choose to make a public announcement pursuant to or concerning the Offer, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2), and 13e-4(e)(3) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a business day means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 5:00 p.m., New York City time. The requirement to extend the Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Company increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

NO PRORATION. Shareholders who tender their Shares will not be subject to proration because the Company is offering to purchase all of the outstanding Shares, other than those held by the members of Executive Committee and their affiliates who have agreed not to tender their Shares. The Offer is open to all shareholders in compliance with Rule 13e-4(f)(8)(i) (the "all holders rule") of the Securities Exchange Act of 1934.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for, all Shares validly tendered (see Section 1) as soon as practicable after the Expiration Date.

GENERAL. Subject to applicable rules of the SEC, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tendering Agent of
(i) the Certificates or timely confirmation (a Book-Entry Confirmation) of a book-entry transfer of such Shares into the Tendering Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in
Section 3. Procedures for Tendering Shares, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and
(iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Company will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Tendering Agent, as agent for the tendering shareholders, of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Tendering Agent, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

Under the terms and conditions of the Offer, as promptly as practicable after the Expiration Date, the Company will accept for payment and pay a purchase price of $7.75 per share for all Shares that are properly tendered and not properly withdrawn provided at least 676,140 Shares have been properly tendered and not properly withdrawn.

The Company will pay for Shares purchased under the tender offer by depositing the aggregate purchase price for such Shares with the Tendering Agent, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

The Company will pay all share transfer taxes, if any, payable on the transfer to the Company of Shares purchase under the Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Tendering Agent's account at DTC pursuant to the procedure set forth in Section 3. Procedures for Tendering Shares, such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES. GENERAL. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Tendering Agent at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Tendering Agent at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Tendering Agent (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to or before 5:00 p.m., New York time, on the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term Agent's Message means a message, transmitted by electronic means to, and received by, the Tendering Agent and forming a part of a Book-Entry Confirmation that states that (i) DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) the Company may enforce such agreement against such participant.

BOOK-ENTRY TRANSFER. The Tendering Agent will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Tendering Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Tendering Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE TENDERING AGENT.

SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, the NASDAQ Medallion Signature Program or the Stock Exchanges Medallion Program (each, an Eligible Institution), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled Special Payment Instructions or the box entitled Special Delivery Instructions on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate share powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or share powers guaranteed by an Eligible Institution. If the Letter of Transmittal or share powers are signed or any Certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Certificates and all other required documents to the Tendering Agent prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received prior to the Expiration Date by the Tendering Agent as provided below; and

(iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Tendering Agent within three NASDAQ trading days after the date of execution of such Notice of Guaranteed

Delivery. A trading day is any day on which the NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Tendering Agent and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tendering Agent of the Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE TENDERING AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders, and the Company's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Company. Neither the Company, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Company as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Company (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Company reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Company's payment for such Shares, the Company must be able to exercise full voting rights with respect to such Shares.

The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

TO PREVENT BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE TENDERING AGENT WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER (TIN) AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE TENDERING AGENT IS REQUIRED TO WITHHOLD 30% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 11 OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS MUST SUBMIT A COMPLETED FORM W-8 OR FORM W-8BEN TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 10 AND THE DISCUSSION UNDER IMPORTANT TAX INFORMATION OF THE LETTER OF TRANSMITTAL. THESE FORMS MAY BE OBTAINED FROM THE TENDERING AGENT.

4. WITHDRAWAL RIGHTS. Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after February 14, 2002. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Tendering Agent may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this section.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Tendering Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Tendering Agent, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Tendering Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in THE TENDER OFFER - Section 3. Procedures for Tendering Shares. Procedures for Tendering Shares, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC's procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be rendered by again following the procedures described in Section 3. Procedures for Tendering Shares, at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Tendering Agent, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. This is a general summary of the material U.S. Federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations and administrative and judicial interpretations, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular shareholder in light of the shareholder's particular circumstances. Different rules which are not discussed below, may apply to some shareholders such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Shares as a position in a straddle or as part of a hedge, conversion transaction or other integrated investment, persons who received Shares as compensation or persons whose functional currency is other than the United States dollar. This summary does not address any state, local or foreign tax considerations that may be relevant to a shareholder's decision to tender Shares pursuant to the Offer. This summary assumes Shares are held as capital assets within the meaning of Section 1221 of the Code.

The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign tax laws. In determining the tax consequences of sales of the Shares pursuant to the Offer, a holder may have to take into account not only Shares which are actually owned by him, but also Shares which are constructively owned by him within the meaning of Section 318 of the Code. Under Section 318, a holder of Shares may be deemed to own Shares actually owned and in some cases constructively owned, by certain related individuals or entities and Shares which he or such related individuals or entities have the right to acquire upon exercise of an option, whether or not presently convertible or exercisable.

Generally, a shareholder who receives cash in exchange for all of the Shares actually and constructively owned by the shareholder pursuant to the Offer or in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the Shares exchanged therefore. Provided that such Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gain is 20%, and the deductibility of capital losses is subject to limitations.

If a holder of Shares tenders less than all of the Shares which the holder actually owns or if all of the Shares which a holder actually owns are tendered pursuant to the Offer but Shares which the holder constructively owns are not tendered or are otherwise disposed of prior to the purchase of Shares pursuant to the Offer, the tax consequences to the holder of Shares should be the same as those described in the preceding paragraph if the Merger takes place and, as is believed likely, the Offer and the Merger are treated as a single transaction for tax purposes. However, if the Merger does not take place or the Offer and the Merger are not treated as a single transaction for tax purposes, a holder of Shares who tenders less than all of the Shares which the holder actually owns or who constructively own Shares which are not tendered may, under certain circumstances, (i) be unable to recognize any loss and (ii) recognize dividend income in the amount of the cash received by the holder pursuant to the Offer (even if the amount of such cash is greater than the amount of gain realized). Under certain circumstances, a holder of Shares who might otherwise recognize dividend income solely because the holder constructively owns Shares which are not tendered pursuant to the Offer, may be able to waive the application of certain of the constructive ownership rules.

TAX CONSEQUENCES OF OFFER-DISTRIBUTION VS. SALE TREATMENT. The Company's purchase of Shares from a shareholder pursuant to the Offer will be treated by the shareholder either as a sale of the Shares or as a distribution by the Company. The purchase will be treated as a sale if the shareholder meets any of the three tests discussed below. It will be treated as a distribution if the shareholder satisfies none of those tests.

If the purchase of Shares from a shareholder is treated as a sale, the shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the Shares sold. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares were held more than one year. A shareholder must calculate gain or loss separately for each block of Shares the holder owns. A shareholder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer.

If the purchase of Shares from a shareholder is treated as a distribution by the Company, the full amount of cash received by the particular shareholder for the Shares (without any offset for the shareholder's tax basis in the purchased Shares) will be treated as a dividend and taxed to the shareholder as ordinary income to the extent that the Company's current and accumulated earnings and profits would be allocable to the distribution. The tax basis of the shareholder's sold Shares will be added to the tax basis of the remaining Shares. The determination of whether a corporation has current earning and profits is not determined until the end of the corporation's taxable year. The Company believes that it has a deficit in accumulated earnings and profits so that all purchases treated as distributions will be treated as dividends and therefore taxed as ordinary income only to the extent that the Company has current earnings and profits in the year of the purchase. The maximum U.S. federal income tax rate applicable to individual taxpayers on dividend income received in 2002 is 38.6%. To the extent, if any, payments made by the Company exceed its current and accumulated earnings and profits, a tendering shareholder will receive its share of such excess tax-free to the extent of its basis in its Shares and then as capital gain.

DETERMINATION OF SALE OR DISTRIBUTION TREATMENT. The Company's purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a shareholder if: (a) the purchase completely terminates the shareholder's equity interest in the Company; (b) the receipt of cash by the shareholder is not essentially equivalent to a dividend; or (c) as a result of the purchase there is a substantially disproportionate reduction in the shareholder's equity interest in the Company. If none of these tests are met with respect to a particular shareholder, then the Company's purchase of Shares from that shareholder pursuant to the Offer will be treated as a distribution.

In applying these tests, the constructive ownership rules of Section 318 of the Code apply. Thus, a shareholder is treated as owning not only Shares actually owned by the shareholder but also Shares actually (and in some cases constructively) owned by others. Under the constructive ownership rules, a shareholder will be considered to own Shares owned, directly or indirectly, by certain members of the shareholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as Shares which the shareholder has an option to purchase.

It may be possible for a tendering shareholder to satisfy one of these three tests by contemporaneously selling or otherwise disposing of all or some of the Shares that such shareholder actually or constructively owns that are not purchased pursuant to the Offer. Correspondingly, a tendering shareholder may not be able to satisfy one of these three tests because of contemporaneous acquisitions of Shares by that shareholder or a related party whose Shares would be attributed to such shareholder. Shareholders should consult their tax advisors regarding the tax consequences of such sales or acquisitions in their particular circumstances.

COMPLETE TERMINATION. A purchase of Shares pursuant to the Offer will result in a complete termination of the shareholder's interest in the Company if, immediately after the sale, either: (a) the shareholder owns, actually and constructively, no Shares; or (b) the shareholder actually owns no Shares and constructively owns only Shares as to which the shareholder is eligible to waive, and does effectively waive, constructive ownership under the procedures described in Section 302(c)(2) of the Code. If a shareholder desires to file such a waiver, the shareholder should consult his or her own tax advisor.

NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. A purchase of Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if it results in a meaningful reduction in the selling shareholder's proportionate interest in the Company. Whether a shareholder meets this test will depend on relevant facts and circumstances. The Internal Revenue Service (the

IRS) has held in a published ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage share ownership of a shareholder constituted a meaningful reduction when the shareholder owned .0001118% of the publicly held corporation's shares before a redemption, owned .0001081% of the corporation's shares after the redemption and did not exercise any control over corporate affairs.

In measuring the change, if any, in a shareholder's proportionate interest in the Company, the meaningful reduction test is applied by taking into account all Shares that the Company purchases pursuant to the Offer, including Shares purchased from other shareholders.

If, taking into account the constructive ownership rules of Section 318 of the Code, a shareholder owns Shares that constitute only a minimal interest in the Company and does not exercise any control over the affairs of the Company, any reduction in the shareholder's percentage ownership interest in the Company should be a meaningful reduction. Such selling shareholder should, under these circumstances, be entitled to treat the shareholder's sale of Shares pursuant to the Offer as a sale for U.S. Federal income tax purposes. Shareholders should consult their own tax advisors with respect to the application of the not essentially equivalent to a dividend test to their particular situation and circumstances.

SUBSTANTIALLY DISPROPORTIONATE. A purchase of Shares pursuant to the Offer will be substantially disproportionate as to a shareholder if immediately after the purchase the percentage of the then-outstanding Shares that the shareholder actually and constructively owns is less than 80% of the percentage of the outstanding Shares that the shareholder actually and constructively owned immediately before its sale of Shares. Shareholders should consult their own tax advisors with respect to the application of the substantially disproportionate test to their particular situation and circumstances.

CORPORATE DIVIDENDS-RECEIVED DEDUCTION. In the case of a corporate shareholder, if cash received pursuant to the Offer is treated as a dividend, the resulting dividend income should qualify for the dividends-received deduction otherwise generally available to corporate shareholders. The dividends-received deduction is subject to certain limitations and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as debt financed portfolio stock. Corporate shareholders are urged to consult with their own tax advisors regarding the availability of the dividends-received deduction and the likelihood that the dividend would be treated as an extraordinary dividend under Section 1059(a) of the Code, and the tax consequences to them therefrom.

CONSEQUENCES TO SHAREHOLDERS WHO DO NOT SELL PURSUANT TO THE OFFER. Shareholders who do not sell Shares pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

TAXATION OF NON-U.S. SHAREHOLDERS. As a general matter, non-U.S. shareholders will not be subject to U.S. Federal income taxation. The rules governing U.S. Federal income taxation of the receipt by non-U.S. shareholders of cash pursuant to the Offer, however, are complex and each non-U.S. shareholder should consult their own tax advisers concerning the application of U.S. Federal, state, local and foreign income tax laws to that shareholder.

BACKUP FEDERAL INCOME TAX WITHHOLDING. Payments in connection with the Offer and the Merger may be subject to backup withholding at a 30% rate. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 30% with respect to a payment of cash pursuant to the Offer and the Merger unless the shareholder (a) is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. shareholders) and, when required, demonstrates this fact or (b) provides a TIN, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide the Tendering Agent with a correct TIN may also be subject to penalties imposed by the IRS.

To prevent backup withholding and possible penalties, each shareholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal. In order to qualify for an exemption from backup withholding, a non-U.S. shareholder must submit a properly executed IRS Form W-8BEN to the Tendering Agent. Any amount paid as backup withholding will be creditable against the shareholder's U.S. Federal income tax liability.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the NASDAQ National Market System under the symbol PRES. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NASDAQ as reported by published financial sources:


                                                     HIGH                 LOW
1999:
     First Quarter                                $   14.875          $  13.00
     Second Quarter                                   14.00              12.00
     Third Quarter                                    13.50              10.00
     Fourth Quarter                                   10.875              7.50
2000:
     First Quarter                                $    8.75           $   6.00
     Second Quarter                                    8.50               6.9375
     Third Quarter                                     9.25               7.25
     Fourth Quarter                                   10.00               7.25
2001:
     First Quarter                                $    9.875        $    7.1875
     Second Quarter                                    8.00              6.625
     Third Quarter                                     8.00              6.625
     Fourth Quarter                                    8.20              4.6875
2002:
     First Quarter thru January 14, 2002         $     7.75         $    7.63

On December 17, 2001, the last full trading day prior to the initial public announcement with respect to the proposed Offer, the last sales price per Share as reported on the NASDAQ national market was $5.20. On January 14, 2002, the last full trading day prior to the commencement of the Offer, the last sales price per Share as reported on NASDAQ was $7.71.

SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

DIVIDENDS. The Company does not pay a dividend on its common stock.

7. SOURCE AND AMOUNT OF FUNDS. Assuming all of the Shares (other than the Shares owned by the Executive Committee and its affiliates) are tendered to the Company pursuant to the Offer at $7.75 per Share, net to the seller in cash, the aggregate cost to the Company will be approximately $8,536,702.50. Pursuant to a Financing Agreement dated January 14, 2002 (the "Financing Agreement"), between the Company, on one hand and Messrs. McWhorter and Swanner (the "Financing Related Parties") on the other hand, the Company plans to finance the purchase of the Shares pursuant to the Offer through an interest-free loan in the aggregate principal amount of $8,536,702.50 (the "Loan"). The Company has not contemplated any alternative means of financing the Offer in the event the Loan is not consummated for any reason. Accordingly, in the event the Loan is not consummated; the Company will not be able to proceed with the Offer.

The Loan is evidenced by a promissory note (the "Note") that, subject to the Company's right to prepay the Loan in cash, is automatically convertible 60 days after the consummation of the Offer into shares of Series A Preferred Common Stock Equivalent (as defined in the Financing Agreement) equal to the principal amount outstanding under the Note divided by the $7.75 price per Share paid by the Company in the Offer. If the Loan is made and the Offer is not consummated, the Company may prepay the Loan by returning the Loan proceeds in whole or in part without premium or penalty.

Pursuant to the Financing Agreement, the Company is required to apply the proceeds of the Loan (i) to finance the purchase of the Company's Shares in the Offer at the purchase price set forth in the Agreement (annexed hereto as ANNEX B); and (ii) to purchase Shares in the Merger at a purchase price of $7.75 per Share and to purchase Dissenting Shares. The Financing Agreement further provides that any extra funds required by the Company to purchase Dissenting Shares in the Merger be promptly funded by the Financing Related Parties on substantially the same terms as the Loan and the Note will be amended to reflect the increase in the amount of the Loan.

The Company anticipates that fees and expenses for the Offer, including but not limited to, filing, legal, accounting, investment advisory fees, solicitation expenses and printing costs, will be approximating $500,000. The Company is responsible for payment of all such fees and expenses if the Offer is consummated. These fees and expenses would be paid out of existing Company working capital. If the Offering is commenced but not consummated for any reason, the Financing Related Parties have agreed to reimburse the Company for the Company's expenses attributable to the tender offer process, including but not limited to, printing, agent fees, commission, filing expenses, solicitation and distribution costs, but excluding fees and expenses of counsel and financial advisors to the Independent Committee.

The form of the Financing Agreement, together with the form of Note are exhibits to the Agreement attached hereto as ANNEX B. The summary description of these documents is qualified by reference to the full text of the documents set forth in ANNEX B.

8. AGREEMENTS CONCERNING THE SHARES. Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of any of the foregoing, has effected any transactions in the Shares during the sixty (60) days prior to the date hereof. See INFORMATION ABOUT THE COMPANY - Section 3. Transactions Concerning the Company's Shares -Most Recent 60 Days.

Except for the Agreement, the Financing Agreement, the proposed Merger Agreement and the transactions relating thereto as set forth in this Offer to Purchase, neither the Company nor its subsidiaries nor, to the best of the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, agreement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

9. FEES AND EXPENSES. Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Morrow & Co., Inc. has been retained by the Company as Information Agent in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent will assist shareholders who request assistance in connection with the Offer and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners for which they act as nominees. The Company has retained First Union National Bank as Tendering Agent in connection with the Offer. The Information Agent and Tendering Agent will receive reasonable and customary compensation for their respective services in connection with the Offer and will be reimbursed for reasonable expenses, including the reasonable fees and expenses of counsel. The Company has agreed to indemnify the Information Agent and the Tendering Agent against certain liabilities which could occur in connection with the Offer, including certain liabilities under the Federal securities laws. Neither the Information Agent nor the Tendering Agent have been retained and neither is authorized to make solicitations or recommendations in connection with the Offer in their respective role as Information Agent or Tendering Agent.

The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as an agent for the Company for the purpose of the Offer. The Company will not pay (or cause to be paid) any share transfer taxes on its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

10. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend, amend or terminate the Offer as set forth in Section 1, the Company shall not be required to accept for payment or pay for any Shares tendered, or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if, before acceptance for payment of or payment for any such Shares, any of the following shall have occurred (or shall have been determined by the Company to have occurred):

(a) the Company (acting at the direction of a majority of the Independent Committee) has exercised its right under the Agreement to terminate the Offer if upon the Expiration Date, there shall be fewer than 676,140 Shares properly tendered and not withdrawn or the Independent Committee of the Board of Directors of the Company fails to obtain a "draw down" of the fairness opinion of its financial advisor;

(b) any of the Company (acting at the direction of a majority of the Independent Committee), the Executive Committee or the financing members of the Executive Committee has exercised its right under the Agreement to terminate the Offer if there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that (i) challenges the making of the Offer or the acquisition of Shares pursuant to the Offer, or otherwise, directly or indirectly, relates in any manner to the Offer; or (ii) in the reasonable good faith judgment of the Company (acting at the direction of a majority of the Independent Committee), could materially affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

(c) any of the Company (acting at the direction of a majority of the Independent Committee), the Executive Committee or the financing members of the Executive Committee has exercised its right under the Agreement to terminate the Offer if there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in the Company's (acting at the direction of a majority of the Independent Committee) reasonable good faith judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, some or all the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

(d) any of the Company (acting at the direction of a majority of the Independent Committee), the Executive Committee or the financing members of the Executive Committee has exercised its right under the Agreement to terminate the Offer if there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New Jersey as to such acts; (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or any of its territories, including, without limitation, any acts of terrorism, domestic or foreign, or responses of the United States or its allies to such acts;
(iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the reasonable good faith judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States or New Jersey; (v) any decrease in the market price of the Shares below $5.00 for five consecutive trading days (whether or not the Shares trade on that trading day); (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable good faith judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, or the trading in the Shares; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable good faith judgment of the Company, a material escalation, acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on December 18, 2001;

(e) the Company (acting at the direction of a majority of the Independent Committee) has exercised its right under the Agreement to terminate the offer if after December 18, 2001, any tender or exchange offer with respect to the Shares (other than the Offer), or any merger (other than the Merger), acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity;

(f) any of the Company (acting at the direction of a majority of the Independent Committee), the Executive Committee or the financing members of the Executive Committee has exercised its right under the Agreement to terminate the Offer if after December 18, 2001, any actual or potential change or development shall occur or be threatened or be anticipated by the Company with respect to the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries that, in the reasonable judgment of the Company, is or may be material to the Company or affects the anticipated benefits to the Company of acquiring Shares pursuant to the Offer;

(g) the Company (acting at the direction of a majority of the Independent Committee) has exercised its right under the Agreement to terminate the Offer if other than any filings that may be required by members of the Executive Committee or their affiliates as a result of the transactions contemplated by the Agreement, any person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which has filed a Schedule 13D or 13G with the SEC on or prior to the date of this Offer to Purchase) or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities;

(h) any of the Company (acting at the direction of a majority of the Independent Committee), the Executive Committee or the financing members of the Executive Committee has exercised its right under the Agreement to terminate the Offer if any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or share ownership that, in the sole and reasonable judgment of the Company (acting at the direction of a majority of the Independent Committee), in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment;

(i) the Executive Committee has exercised its right under the Agreement to terminate the Offer if the Company, acting upon the direction of a majority of the Independent Committee, waives the 676,140 minimum tender requirement, but fewer than 590,076 Shares are tendered in the Offer, as a result of which the Executive Committee would own less than the requisite two-thirds of the outstanding Shares necessary to effectuate the Merger;

(j) the Company (acting at the direction of a majority of the Independent Committee) and the Executive Committee have mutually agreed to terminate the Agreement and the Offer;

(k) either the Company (acting at the direction of a majority of the Independent Committee) or the Executive Committee has exercised its right under the Agreement to terminate the Offer if the Offer shall not have occurred on or before March 31, 2002 (provided such party has fulfilled all of its obligations under the Agreement);

(l) the Company (acting at the direction of a majority of the Independent Committee) has exercised its right under the Agreement to terminate the Offer if the Company receives a proposal for acquisition or other proposal which the Independent Committee determines, in the exercise of its fiduciary obligations as advised by counsel, is more favorable than the Offer and Merger or there occurs an event or circumstance as a result of which the Independent Committee determines, in the exercise of its fiduciary duties as advised by counsel, a course of action other than the Offer and Merger would be more favorable; or

(m) the Company (acting at the direction of a majority of the Independent Committee) has exercised its right under the Agreement to terminate the Agreement and the Offer if the Executive Committee or the financing members of the Executive Committee are in material breach of any of their representations, warranties or obligations under the Agreement, including but not limited to, the financing obligation.

The foregoing conditions are for the benefit of the Company and/or the Executive Committee or the financing members of the Executive Committee, and may be asserted by any such party under the Agreement, regardless of the circumstances giving rise to any such condition and, except as set forth in the next sentence, any such condition may be waived by the Company and/or the Executive Committee or the financing members of the Executive Committee, in whole or in part, at any time and from time to time in such party's sole and reasonable discretion. In certain cases, waiver of a condition to the Offer would require an extension of the Offer. See THE TENDER OFFER - Section 1. Terms of the Offer; Expiration Date.

Any party's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the applicable party concerning the events described above and any related judgment by the applicable party regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered Shares will be final and binding on all parties.

11. CERTAIN LEGAL MATTERS. The Executive Committee members have previously been approved to hold more than 10% of the Company's outstanding voting stock by the insurance commissioners of the States in which the Company's insurance subsidiaries are incorporated. The applicable state regulatory authorities have been advised of the Offer and Merger and the effects they would have upon the Company. The Company does not believe any further action is required to enable it to acquire the Shares in the Offer under applicable state insurance laws. The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business.

As of the date of this Offer to Purchase, there are no material legal proceedings relating to the Offer.

The Company's obligation under the Offer to accept Shares for payment is subject to certain conditions. See THE TENDER OFFER - Section 10. Certain Conditions to the Offer.

12. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY
REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in SPECIAL FACTORS - Section 5. Certain Information Concerning the Company (except that they will not be available at the regional offices of the SEC).

                          INFORMATION ABOUT THE COMPANY

1. SUBJECT COMPANY INFORMATION.

NAME AND ADDRESS. The Company's name is Preserver Group, Inc., a New Jersey corporation. The address of the Company's principal executive offices is 95 Route 17 South, Paramus, New Jersey 07632 and the Company's telephone number is (201) 291-2000.

SECURITIES; DIVIDENDS. As of December 18, 2001, the Company had issued and outstanding 2,124,380 shares of its common stock, par value $0.50. The Company's common stock is listed and traded on the NASDAQ National Market System under the symbol PRES. Information regarding the price range of its common stock is disclosed in THE TENDER OFFER - Section 6. Price Range of Shares; Dividends. The Company does not pay a dividend on its common stock.

PRIOR PUBLIC OFFERINGS AND PRIOR STOCK PURCHASES. During the past three years, the Company has not engaged in any underwritten public offering of its common stock for cash, either registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A. The Company has not purchased any of its common stock during the past two years.

2. IDENTITY AND BACKGROUND OF CERTAIN PERSONS. Set forth in the table below are the names, titles, business addresses, and beneficial ownership of Shares information of the directors and executive officers of the Company and certain information regarding the Company itself. Unless otherwise noted, each person has a business address of 95 Route 17 South, Paramus, New Jersey 07653. Each person identified below is a United States citizen.


                                                                                             COMMON STOCK OF THE COMPANY OWNED
                                                                                             BENEFICIALLY AT DECEMBER 18, 2001
                                                                          YEARS IN WHICH     ---------------------------------
                                                                         PERSON HAS SERVED        NUMBER           PERCENT
                                                                            THE COMPANY             OF                OF
             NAME AND AGE                   PRINCIPAL OCCUPATIONS         (INCLUSIVE) (A)       SHARES (B)        CLASS (B)
-----------------------------------   -------------------------------  --------------------  ----------------  ---------------
A.  DIRECTORS




                                                                                             COMMON STOCK OF THE COMPANY OWNED
                                                                                             BENEFICIALLY AT DECEMBER 18, 2001
                                                                          YEARS IN WHICH     ---------------------------------
                                                                         PERSON HAS SERVED        NUMBER           PERCENT
                                                                            THE COMPANY             OF                OF
             NAME AND AGE                   PRINCIPAL OCCUPATIONS         (INCLUSIVE) (A)       SHARES (B)        CLASS (B)
-----------------------------------   -------------------------------  --------------------  ----------------  ---------------
Archer McWhorter, 80 (C)(D).........    Chairman of the Board of             1986-2002       548,790           23.59
                                            Directors of Preserver
                                            Group, Inc. and its
                                            subsidiaries; from 1995
                                            to March 1997, Director
                                            of National Car Rental
                                            Systems, Inc. and
                                            affiliated corporations,
                                            a car rental enterprise
                                            (NCR); from 1995 to
                                            February 1997, one-third
                                            owner of Santa Ana
                                            Holdings, Inc. (Santa
                                            Ana), which exchanged its
                                            90% stock interest in NCR
                                            for stock in Republic
                                            Industries, Inc. (now
                                            known as AutoNation,
                                            Inc.); from February 1997
                                            to February 1998,
                                            consultant of NCR

Stephen A. Gilbert, 62...............   President and Chief Executive        1984-2002       56,750            2.64
                                            Officer of Companies in
                                            the Preserver Group;
                                            Chairman of the Board and
                                            Chief Executive Officer
                                            of North East Insurance
                                            Company

Robert S. Fried, 72 (E).............    Senior Vice President of             1956-2002       1,000             .05
                                            Companies in the
                                            Preserver Group from 1956
                                            to 1992
                                        Director from 1956 to present

                                      38


William E. Lobeck, Jr., 61 (D) .....    From March 1997 to August            1986-2002       524,700           22.63
                                            1999, President and COO
                                            of the Automotive Rental
                                            Group of AutoNation,
                                            Inc.; from 1995 to May
                                            1997, CEO, President and
                                            Director of NCR; from
                                            1995 to February 1997,
                                            one-third owner of Santa
                                            Ana, which exchanged its
                                            90% stock interest in NCR
                                            for stock in Republic
                                            Industries, Inc. (now
                                            known as AutoNation,
                                            Inc.); President of The
                                            Numbered Car Co., a car
                                            dealership

Alvin E. Swanner, 73 (D) ...........    From 1995 to March 1997,             1986-2002       546,784           23.51
                                            Chairman of the Board and
                                            Director of NCR; from
                                            1995 to February 1997,
                                            one-third owner of Santa
                                            Ana which exchanged its
                                            90% stock interest in NCR
                                            for stock in Republic
                                            Industries, Inc. (not
                                            known as AutoNation,
                                            Inc.); from February 1997
                                            to February 1998,
                                            consultant of NCR;
                                            President of Swanner &
                                            Associates, Inc.,
                                            formerly a car rental
                                            company; President of
                                            Chateau, Inc., a golf and
                                            country club, and Chateau
                                            Development Company,
                                            Inc., a development
                                            company; President of 135
                                            St. Charles, Inc., a
                                            hotel development company

Malcolm Galatin, 62 (E) ............    Professor of Economics, The          1987-2002       --                --
                                            City College of The City
                                            University of New York

                                      39

Patrick J. Haveron, 40 .............    Executive Vice President,            1994-2002       33,725            1.57
                                            Chief Executive Officer
                                            and Chief Financial
                                            Officer of the Preserver
                                            Group, Executive Vice
                                            President and Chief
                                            Financial Officer of
                                            Companies in the
                                            Preserver Group;
                                            Treasurer of the
                                            Insurance Companies

Archer McWhorter, Jr., 57 (C)......     Associate Professor,                 1998-2002       --                --
                                            University of Houston

George P. Farley, 63 (E) ...........    Partner and Associate of BDO         2001-2002       --                --
                                            Seidman from 1962 to
                                            1995; Senior Vice
                                            President of Finance and
                                            Chief Financial Officer
                                            of Twin County Grocers,
                                            Inc. from 1995 to 1997;
                                            Director, Chief Financial
                                            Officer and Consultant
                                            for Talk America, Inc.
                                            from 1995 to 2000;
                                            self-employed Financial
                                            consultant from 1999 to
                                            present

B.  EXECUTIVE OFFICERS

Peter K. Barbano, 51 ...............    Secretary and Vice                   1998-2002       11,070            0.52
                                            President-Claims

Francis J. Fenwick, 46 .............    Vice President-Finance               2001-2002       --                --

Ronald A. Libby, 58 ................    Vice President-Regional              2001-2002       625               0.03
                                            Operations - New England

B. Kim Martin, 50 ..................    Vice President-Operations and        2001-2002       625               0.03
                                            Claims

G. Bruce Patterson, 57 .............    Vice President-Marketing             1989-2002       16,000            0.75

Charles J. Pelosi, 56 ..............    Vice President-Information           1984-2002       16,000            0.75
                                            Services

Myron Rogow, 58 ....................    Vice President-Underwriting
                                            and Regional Operations -
                                            Mid-Atlantic                     1987-2002       12,500            0.58


(A) Includes years during any portion of which the person served as director or executive officer.

(B) Includes (1) stock options for Common Stock which are currently exercisable or exercisable within 60 days of December 18, 2001; for Mr. Gilbert 28,750 shares; for Mr. Haveron 24,375 shares; for Messrs. Barbano, Patterson, Pelosi and Rogow 8,750 shares each; and for Ms. Martin and Mr. Libby 625 shares each; (2) Debentures for Common Stock which are currently convertible; for Mr. Archer McWhorter 201,819 shares by a limited partnership of which he is general partner, for

Mr. Lobeck 193,767 shares, and for Mr. Swanner 201,818 shares owned by a Louisiana partnership in commendam of which he is general partner; and (3) for Mr. Archer McWhorter 301,635 shares which are owned by a family trust of which he is trustee, 43,336 shares owned by the limited partnership of which he is general partner and 2,000 shares owned by his wife in which he disclaims beneficial ownership; for Mr. Lobeck 20,083 shares which are owned by the William E. Lobeck Revocable Trust of which he is trustee, and 21,665 shares which are owned by the Kathryn L. Taylor Revocable Trust (Kathryn L. Taylor is Mr. Lobeck's wife, and Mr. Lobeck disclaims beneficial ownership in the shares owned by his wife's Revocable Trust); and for Mr. Swanner 43,331 shares which are owned by the Louisiana partnership in commendam of which he is general partner.

(C) Archer McWhorter is the father of Archer McWhorter, Jr., who presently is a beneficiary of his father's family trust (25%) and limited partnership (14.5%); Mr. Archer McWhorter, Jr. disclaims any beneficial ownership in his father's Debentures and Common Stock.

(D) Member of Executive Committee.

(E) Member of Independent Committee.

3. TRANSACTIONS CONCERNING THE COMPANY'S SHARES. During the past sixty (60) days, there were no transactions in the Company's Shares by the Company, its affiliates, associates and majority-owned subsidiaries, their respective directors and executive officers and any pension, profit-sharing or similar plan of the Company.

4. CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS. DIRECTORS' COMPENSATION. Each non-employee director receives $14,500 per year from subsidiaries of the Company. Directors who are also employees do not receive any amount, in addition to their compensation, for being directors. Each member of the Executive Committee receives $58,000 per year from subsidiaries of the Company; and each non-employee member of the Audit and Finance Committees receives $300 per meeting.

Members of the Independent Committee each will be entitled to payment by the Company of a fee of $15,000, payable in cash, in consideration of his service on the Independent Committee. In addition, the Company has agreed to reimburse each member for all out-of-pocket expenses incurred in connection with his service on the Independent Committee. In the event that additional services of the members are required after the consummation of the Offer, the Company has agreed to compensate each member of the Independent Committee at a rate of $300 per hour.

Pursuant to Indemnification Agreements by and among each member of the Independent Committee and the Company, each member of the Independent Committee is entitled to be indemnified by the Company with respect to certain matters in connection with the Offer.

5. CERTAIN FINANCIAL INFORMATION CONCERNING THE COMPANY. CERTAIN INFORMATION CONCERNING THE COMPANY. GENERAL. Preserver Group, Inc. was originally formed in 1933 as a New Jersey corporation, as a successor to the original company which commenced business in 1926. The Company's principal operations are conducted through its subsidiaries and affiliates in the business of property and casualty insurance and private passenger automobile insurance. The Company's headquarters is located 95 Route 17 South, Paramus, NJ 07653. On July 1, 2001, the Company changed its name from Motor Club of America to Preserver Group, Inc.

FINANCIAL STATEMENTS. The financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on June 11, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 14, 2001 and November 14, 2001 are incorporated herein by reference. The financial statements contained in the Company's Form 10K/A for the fiscal year ended December 31, 1999 and 1998 were filed with the Commission on January 10, 2002 and are incorporated herein by reference.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED). Set forth below is certain unaudited pro forma consolidated financial information for the nine months ended September 30, 2001 and the year ended December 31, 2001 adjusted for certain costs and expenses to be incurred as a result of the purchase of shares in the Offer. This summary unaudited pro forma consolidated financial information should be read in conjunction with the historical financial information contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2001 and Annual Report on Form 10-K, as amended, for year ended December 31, 2000, incorporated by reference.

                               UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
                              PRESERVER GROUP, INC.


         The following unaudited pro forma condensed consolidated financial statements present the historical consolidated balance sheet and statements of income of the Company after giving effect to the Offer and the Merger. These statements are prepared using accounting principles generally accepted in the United States and are based on the assumptions set forth in the notes thereto. The unaudited pro forma condensed consolidated balance sheet at September 30, 2001 gives effect to the Offer and the Merger as if it had occurred at September 30, 2001. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2000 and the nine months ended September 30, 2001 gives effect to the Offer and the Merger as if they had occurred on January 1, 2000.

         The following unaudited pro forma condensed consolidated financial information has been prepared from, and should be read in conjunction with, the audited and unaudited historical consolidated financial statements and related notes thereto of the Company, which are incorporated by reference herein.

         The unaudited pro forma condensed consolidated financial information is for illustrative purposes only. You should not rely on the pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved or the future results that the Company will experience after the Offer and the Merger.

                              PRESERVER GROUP, INC.
                               UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001

                           --------------------------


                                                                       PRO FORMA
                                                     HISTORICAL        ADJUSTMENTS               PRO FORMA
                                                     ----------        -----------               ---------
ASSETS
Investments .................................     $   99,511,267                             $   99,511,267
Cash and cash equivalents ...................         14,432,819                                 14,432,819
Premiums receivable .........................         50,718,217                                 50,718,217
Reinsurance balances receivable .............         36,953,088                                 36,953,088
Notes and accounts receivable ...............            281,840                                    281,840
Deferred policy acquisition costs ...........         19,755,266                                 19,755,266
Prepaid reinsurance premiums ................          3,283,743                                  3,283,743
Deferred tax asset ..........................            626,157                                    626,157
Fixed assets, net ...........................          3,227,990                                  3,227,990
Federal income tax receivable ...............             12,413                                     12,413
Goodwill ....................................          1,445,630                                  1,445,630
Other assets ................................          2,235,517                                  2,235,517
                                                  --------------      --------------         --------------
   Total Assets .............................     $  232,483,947      $         --           $  232,483,947
                                                  ==============      ==============         ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Losses and loss expenses ....................     $  100,394,525                             $  100,394,525
Unearned premiums ...........................         65,047,963                                 65,047,963
Other liabilities ...........................         13,204,119      $      500,000(D)          13,704,119
Notes payable ...............................         11,500,000                                 11,500,000
                                                                                --  (B)
Convertible subordinated debenture ..........         10,000,000                                 10,000,000
                                                  --------------      --------------         --------------
   Total liabilities ........................        200,146,607             500,000            200,646,607
                                                  ==============      ==============         ==============
Shareholders' Equity:
Common stock ................................          1,062,194            (550,755)(A)            511,439
Preferred stock .............................               --             8,536,703 (B)          8,536,703
Paid in additional capital ..................          2,066,089          (1,071,286)(A)            994,803
Accumulated other comprehensive
   Loss .....................................           (122,988)                                  (122,988)
Retained earnings ...........................         29,332,045          (7,414,662)(D)         21,917,383
                                                  --------------      --------------         --------------
     Total Shareholders' Equity .............         32,337,340            (500,000)            31,837,340
                                                  --------------      --------------         --------------
     Total Liabilities and
     Shareholders' Equity ...................     $  232,483,947      $         --           $  232,483,947
                                                  ==============      ==============         ==============

                 The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                              PRESERVER GROUP, INC.
                               UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                           --------------------------


                                                                        PRO FORMA
                                                  HISTORICAL           ADJUSTMENTS             PRO FORMA
                                                  ----------           -----------             ---------
REVENUES

Insurance premiums ..........................     $ 70,575,516                           $ 70,575,516
Net investment income .......................        4,956,096                              4,956,096
Realized gains on sales of
investments (net) ...........................          230,740                                230,740
Other revenues ..............................           93,966                                 93,966
                                                  ------------                           ------------
   Total revenues ...........................       75,856,318                             75,856,318
                                                  ------------                           ------------

LOSSES AND EXPENSES
Losses and loss expenses incurred ...........       50,875,530                             50,875,530
Amortization of deferred policy
   acquisition costs ........................       20,722,305                             20,722,305
Other operating expenses ....................        3,111,285                              3,111,285
Interest expense ............................        1,547,681                              1,547,681
Amortization of goodwill ....................           63,522                                 63,522
                                                  ------------                           ------------
   Total losses and expenses ................       76,320,323                             76,320,323
                                                  ------------                           ------------

Loss before Federal income taxes ............         (464,005)             --               (464,005)
Benefit for Federal income taxes ............          157,758              -- (C)            157,758
                                                  ------------      ------------         ------------
NET LOSS ....................................     ($   306,247)             --           ($   306,247)
                                                  ============      ============         ============
NET LOSS PER COMMON SHARE:
     Basic ..................................     ($      0.14)                          ($      0.30)(E)
                                                  ============                           ============
     Diluted ................................     ($      0.14)                          ($      0.30)(E)
                                                  ============                           ============
WEIGHTED AVERAGE COMMON AND
     POTENTIAL COMMON SHARES
     OUTSTANDING:
     Basic ..................................        2,124,380        (1,101,510)(A)        1,022,870
                                                  ============      ============         ============
     Diluted ................................        2,124,380        (1,101,510)(A)        1,022,870
                                                  ============      ============         ============


                 The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                              PRESERVER GROUP, INC.
                               UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                           --------------------------

                                                                        PRO FORMA
                                                  HISTORICAL           ADJUSTMENTS             PRO FORMA
                                                  ----------           -----------             ---------
REVENUES

Insurance premiums ..........................     $ 83,467,481                           $ 83,467,481
Net investment income .......................        6,412,884                              6,412,884
Realized gains on sales of investments
   (net) ....................................           82,949                                 82,949
Other revenues ..............................          163,833                                163,833
                                                  ------------                           ------------
Total revenues ..............................       90,127,147                             90,127,147
                                                  ------------                           ------------

LOSSES AND EXPENSES
Losses and loss expenses incurred ...........       55,708,052                             55,708,052
Amortization of deferred policy
   acquisition costs ........................       25,135,714                             25,135,714
Other operating expenses ....................        3,977,827                              3,977,827
Mountain Valley merger-related expenses......          354,097                                354,097
Amortization of goodwill ....................           84,695                                 84,695
Interest expense ............................        1,867,085                              1,867,085
                                                  ------------                           ------------
   Total losses and expenses ................       87,127,470                             87,127,470
                                                  ------------                           ------------
Income before Federal income
   Taxes ....................................        2,999,677              --              2,999,677
Provision for Federal income taxes ..........       (1,039,758)             -- (C)         (1,039,758)
                                                  ------------      ------------         ------------
Net income ..................................     $  1,959,919              --           $  1,959,919
                                                  ============      ============         ============
NET INCOME PER COMMON SHARE:
     Basic ..................................     $       0.92                           $       1.92(E)
                                                  ============                           ============
     Diluted ................................     $       0.91                           $       1.51(E)
                                                  ============                           ============
WEIGHTED AVERAGE COMMON AND
     POTENTIAL COMMON SHARES
     OUTSTANDING:
     Basic ..................................        2,124,380        (1,101,510)(A)        1,022,870
                                                  ============      ------------         ============
     Diluted ................................        2,770,068        (1,101,510)(A)        1,668,558
                                                  ============      ============         ============


                 The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                              PRESERVER GROUP, INC.
                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - BASIS OF PRESENTATION: The unaudited pro forma condensed consolidated balance sheet and pro forma condensed consolidated statements of income assume the purchase of 1,101,510 outstanding common shares, par value $0.50, of the Company, at a price per share of $7.75 in cash. The total purchase price for the shares is therefore assumed to be $8,536,703. Under the par value method of accounting for treasury stock, the excess of cost over par value is charged proportionally to Paid in Additional Capital and then to Retained Earnings. The proportional computation is based upon the number of shares assumed to be purchased in the Offer and the Merger transaction of 1,101,510 divided by the total shares outstanding at the time of the Offer and the Merger of 2,124,380. Paid in Additional Capital is reduced proportionally by this ratio and the balance is then applied to Retained Earnings.

NOTE B - FINANCING AND RELATED PARTY TRANSACTIONS: Two members of the Company's Board of Directors, Archer McWhorter and Alvin E. Swanner (together with one or more affiliates under their control) (the "Financing Related Parties") have agreed to provide the Company the financing for the Company's Offer and the Merger. Pursuant to the terms of an agreement among the Financing Related Parties, William E. Lobeck, Jr., a director of the Company (together with one or more affiliates under his control), the Kathryn L. Taylor Revocable Trust and the Company, the Financing Related Parties shall from time to time advance to the Company $8,536,703 pursuant to a loan agreement ("Loans"). The Loans shall be interest-free and will be automatically convertible 60 days after the consummation of the Offer into shares of non-voting preferred stock otherwise equivalent to the common stock of the Company ("Preferred Stock"), at the offer price of $7.75 per share. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2001 assumes the Loans have been converted into Preferred Stock.

The members of the Executive Committee and their affiliates collectively constitute the "13D Group" and presently own 1,022,870 shares of common stock. The 13D Group also owns $9,253,785 of the Company's Convertible Subordinated Debentures ("Convertible Debentures") that are convertible into an additional 597,404 shares of the Company's common stock at a conversion price of $15.49 per share. The Company has issued $10 million in Convertible Debentures in total, convertible into 645,578 additional common shares in total.

NOTE C - FEDERAL INCOME TAXES: At September 30, 2001, the Company had net operating loss and capital loss carryforwards (the "Carryforwards") of $11,913,000 which expire in varying amounts between 2001 and 2015. Pursuant to Section 382 of the Internal Revenue Code, the Company's Carryforwards are subject to certain limitations based upon the total purchase price paid, times an interest rate stipulated by the United States Government (the "Limitation"). An annual Limitation of approximately $800,000 has been estimated.

NOTE D - TENDER-OFFER RELATED EXPENSES: Merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and other related charges, are estimated to be approximately $500,000. These fees and expenses have been reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2001. These charges are not reflected in the unaudited pro forma condensed consolidated statements of income or the pro forma consolidated per share data. It is estimated that costs of approximately $500,000 will be saved annually from the elimination of consolidated public reporting and compliance costs. The unaudited pro forma condensed consolidated financial statements do not reflect the benefits from the expected savings.

NOTE E - EARNINGS PER SHARE: The pro forma basic weighted average number of outstanding common shares has been adjusted to reflect the shares of the Company's common stock which are assumed to be purchased and retired as described in Note A.

COMPANY PROJECTIONS. See SPECIAL FACTORS - Opinion of the Financial Advisor -Company Projections.

6. RISK FACTORS. You should carefully consider the risks described below regarding the Company and ownership of the Shares. Additional risks and uncertainties may exist, in addition to those listed below. If any of the risks actually occur, the Company's business, financial condition or results of operations could be adversely affected, and the price of the Company's common stock could decline significantly.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

The Company faces significant risks. The risks described below may not be the only risks faced by the Company. Additional risks that the Company does not yet know of or that management of the Company currently thinks are immaterial may also impair the

Company's business operations. If any of the events or circumstances described as risks below actually occurs, the Company's business, results of operations or financial condition could be materially and adversely affected.

THE COMPANY'S RESULTS MAY FLUCTUATE AS A RESULT OF MANY FACTORS, INCLUDING CYCLICAL CHANGES IN THE INSURANCE INDUSTRY.

The results of companies in the property casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by:

* rising levels of actual costs that are not known by companies at the time they price their products;
* volatile and unpredictable developments (including weather-related, other natural and man-made catastrophes);
* changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop; and
* fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of loss amounts.

The demand for property casualty insurance can also vary significantly, rising as the overall level of economic activity increases, and falling as such activity decreases. The property casualty insurance industry historically has a cyclical nature. We have changed our business emphasis in recent years to place increasingly more emphasis on commercial lines business. Recently, the property casualty insurance industry and especially the commercial lines business have been very competitive. These fluctuations in demand and competition could produce underwriting results that would have a negative impact on the Company's results of operations and financial condition.

THE COMPANY FACES SIGNIFICANT COMPETITIVE PRESSURES IN ITS BUSINESSES.

The Company competes with a large number of other companies in its selected lines of business. The Company competes, and will continue to compete, with major U.S. and non-U.S. insurers and reinsurers, other regional companies, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Many of the Company's competitors have greater financial, technical and operating resources than it does.

A number of new, proposed or potential legislative or industry developments could further increase competition in the Company's industry. These developments include:

* the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to its markets;
* the implementation of commercial lines deregulation in several states, which could increase competition from carriers; and
* changing practices caused by the Internet, which have led to greater competition in the insurance business.

New competition as a result of these developments could cause the supply and/or demand for insurance to change, which could adversely affect the Company's results of operations and financial condition.

The property and casualty insurance industry is highly competitive on the basis of both price and service. There are many companies that compete with the Company for the same insurance customers in the geographic areas in which the Company operates. If the Company or its competitors price their respective premiums more aggressively than the other, this may adversely affect the Company's underwriting results. In addition, because the Company's insurance products are marketed through independent insurance agencies, most of which represent more than one insurance company, the Company faces competition within each insurance agency. In addition to competition in the operation of the Company's businesses, the Company faces competition from a variety of sources in attracting and retaining qualified employees. The Company can provide no assurance that it will maintain its current competitive position in the markets in which it operates, or that we will be able to expand our operations into new markets. If the Company fails to do so, its businesses could be materially adversely affected.


THE COMPANY'S ACTUAL CLAIMS LOSSES MAY EXCEED ITS RESERVES FOR CLAIMS.

The Company maintains loss reserves to cover its estimated liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of its general expenses, for reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent a precise calculation of liability, rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on our assessment of facts and circumstances then known, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. The variables described above are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial and litigation trends and legislative changes. The risk of the occurrence of such events is especially present in our Motor Club subsidiary, which only writes private passenger automobile insurance in New Jersey. Many of these items are not directly quantifiable in advance. In some areas of our business, the level of reserves we establish is dependent in part upon the actions of third parties that are beyond our control. Additionally, there may be a significant delay between the occurrence of the insured event and the time it is reported to us.

The inherent uncertainties of estimating reserves are greater for certain types of liabilities, where the various considerations affecting these types of claims are subject to change and long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in an ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting reserves is inherently uncertain, we can provide no assurance that our current reserves will prove adequate in light of subsequent events.

AS A PROPERTY CASUALTY INSURER, THE COMPANY FACES LOSSES FROM CATASTROPHES.

Property casualty insurers are subject to claims arising out of catastrophes that may have a significant negative effect on their results of operations, liquidity and financial condition. Catastrophe losses can have a significant impact on our results. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. Catastrophes can cause losses in a variety of our property casualty lines, and most of our past catastrophe-related claims have resulted from severe storms. Seasonal weather variations may affect the severity and frequency of our losses. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. It is therefore possible that a catastrophic event or multiple catastrophic events could have a material adverse effect upon our results of operations and financial condition.

THE COMPANY IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. This system of regulation, generally administered by a department of insurance in each state in which we do business, relates to, among other things:

*        standards of solvency, including risk-based capital measurements;
*        restrictions on the nature, quality and concentration of investments;
*        requiring certain methods of accounting;
*        requiring reserves for unearned premium, losses and other purposes; and
* potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

State insurance departments conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Recently adopted federal financial services modernization legislation is expected to lead to additional federal regulation of the insurance industry in the coming years. We can provide no assurance that we have or can maintain all required licenses and approvals or that our business fully complies with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. That type of action could have a material adverse effect on our business. Also, changes in the level of regulation of the insurance industry (whether federal or state), or changes in laws or regulations themselves or interpretations by regulatory authorities, could have a material adverse effect on our business and adversely impact our ability to adjusts rates, change coverages and policy forms and withdraw from certain lines of business.

In particular, the New Jersey private passenger automobile ("NJPPA") market has historically been subject to regulatory and legislative volatility which has, at times, adversely affected the profitability of this line of business, despite New Jersey having among the highest average premium rates in the United States. New Jersey insurance law presently requires insurers to write all eligible PPA coverage presented to them from drivers with eight points or less on their driving record. This is commonly referred to as "take-all-comers".

THE COMPANY'S MOTOR CLUB SUBSIDIARY IS PRESENTLY UNDER ADMINISTRATIVE SUPERVISION BY THE NEW JERSEY DEPARTMENT OF BANKING AND INSURANCE AND IS PRESENTLY GRANTED RELIEF THAT MAY BE MODIFIED IN THE FUTURE.

The New Jersey Department of Banking and Insurance ("NJDOBI") may grant an insurer relief, by written notification, from writing new NJPPA business pursuant to the take-all-comers provisions of New Jersey law if a showing finds that the insurer's premium to surplus ("leverage") ratio exceeds 3 to 1. Motor Club's present applicable leverage ratio for the twelve months ended September 30, 2001 is 4.23 to 1.

On July 18, 2001, Motor Club was placed under administrative supervision and granted certain relief by the NJDOBI with regard to its NJPPA operations, which was designed to improve Motor Club's deteriorating financial condition. Motor Club's premium to surplus ratio no longer meets industry standards, its share of urban enterprise zone ("UEZ") business (where it wrote double its required amount) was disproportionately high, and A.M. Best had recently downgraded Motor Club's rating. The relief includes the immediate cessation of accepting new business in UEZ's, the non-renewal of a number of UEZ risks and relief from assigned risk business. On December 7, 2001 we announced that Motor Club had received supplemental relief to that previously received on July 18, 2001 from the NJDOBI. NJDOBI also ordered that effectively immediately, Motor Club is relieved of its obligations under the NJPPA "take-all-comers" laws. The relief will continue indefinitely until modified or vacated by the NJDOBI based on Motor Club's financial condition. We can provide no assurance that the combined effects of the July 18 and December 7 relief will improve the separate financial condition of Motor Club and subsequently the consolidated financial condition of the Company. Should this relief be modified or vacated by the NJDOBI without the completion of those aspects of the relief that permitted specific action, additional rate increases, coverage changes or other stipulations that will enable Motor Club's financial condition to further improve, such action could have a material adverse effect on our financial condition.

THE COMPANY INSURANCE SUBSIDIARIES ARE RATED BY A.M. BEST AND A DECLINE IN THESE RATINGS COULD ADVERSELY AFFECT OUR OPERATIONS.

Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Our insurance company subsidiaries are rated by A.M. Best ("Best") and reflect their opinion of our insurance companies financial strength, operating performance, strategic position and ability to meet their obligations to policyholders, are not evaluations directed to investors and are not recommendations to buy, sell or hold our securities. The Preserver Insurance Group, which consists of Preserver Insurance Company and Mountain Valley Indemnity Company, is presently rated B++ (Very Good) by Best. North East Insurance Company and Motor Club are separately rated B (Fair) by Best. Our ratings are subject to periodic review by Best and the continued retention of those ratings cannot be assured. If our ratings are reduced from their current levels by A.M. Best, our results of operations could be adversely affected.

THE COMPANY'S PREMIUM WRITINGS AND PROFITABILITY ARE AFFECTED BY THE AVAILABILITY AND COST OF REINSURANCE.

We purchase reinsurance for significant amounts of the risks underwritten by our insurance company subsidiaries, especially catastrophe risks. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of our business and profitability. Our reinsurance facilities are generally subject to annual renewal. We can provide no assurance that we can maintain our current reinsurance facilities or that we can obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe exposed risks. Either of these potential developments could have a material adverse effect on our business.

THE SEPTEMBER 11, 2001 TERRORIST ATTACKS HAVE DIRECTLY EFFECTED OUR BUSINESS AND THE RESULTING CONCERNS OF REINSURERS MAY ADVERSELY AFFECT THE AVAILABILITY, COST AND COVERAGE OF REINSURANCE.

The terrorist attacks which struck the U.S. on September 11, 2001 caused the Company to incur gross losses of approximately $1.4 million before reinsurance recoveries. After reinsurance recoveries, the Company expects the net loss to be approximately $645,000. Subsequent to the terrorist attacks, certain of our reinsurers are considering requiring exclusionary language in the applicable reinsurance contracts as of January 1, 2002 to address acts of terrorism. If agreed to, such language could exclude certain events defined as terrorism from the Company's reinsurance coverage. These reinsurers have either issued notices of termination of these contracts or have, with the Company's concurrence, modified the termination provisions of these contracts while such exclusions are negotiated. Refusal by the Company to agree to these modifications in the termination provisions, would have resulted in the issuance of notices of termination under the existing contract language.

These reinsurers have not yet provided the specific contract language they may be seeking, so the Company is unable to comment on the acceptability of such exclusions. In addition, these reinsurers may be seeking significant price increases as of January 1, 2002, due to both the underlying market conditions in place prior to September 11, 2001 and the losses incurred by reinsurers from the events of September 11, 2001.

We cannot provide assurance that we will be able to secure reinsurance coverage at acceptable terms and pricing, and we cannot guarantee that such coverage will be either available in general or at prices that the Company considers reasonable, and thus we may have to alter our business plans to accommodate these changed circumstances. In addition, the Company cannot guarantee that its net exposure to terrorism, natural or other catastrophe claims in 2002 and beyond will not be greater than it currently is.

The United States Congress presently is deliberating proposed legislation that may result in the United States Government providing some aspects of terrorism reinsurance protection for the property casualty insurance industry. It currently is uncertain what form, if any, such legislation may ultimately take and whether such legislation would adequately protect the Company from future events, in tandem, with the possible coverage changes that its reinsurers are seeking.

The exclusions currently being sought by these reinsurers only apply to the Company's excess of loss reinsurance contracts. The Company's other reinsurance contracts have anniversary dates other than January 1. However, the Company cannot guarantee that its other reinsurers will not issue similar termination notices, consistent with the contractual terms of those agreements, or seek exclusions similar to those being currently sought in 2002. All of these events, individually or collectively, could have a material adverse effect on our results of operations and financial condition.

THE COMPANY CANNOT GUARANTEE THAT ITS REINSURERS WILL PAY IN A TIMELY FASHION, IF AT ALL.

We purchase reinsurance by transferring part of the risk that we have assumed (known as ceding) to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us (the reinsured) of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. We can provide no assurance that our reinsurers will pay the reinsurance recoverables owed to us or that they will pay such recoverables on a timely basis. The terrorist attacks of September 11, 2001 may affect the financial resources of some of our reinsurers.

WE ARE AN INSURANCE HOLDING COMPANY AND, THEREFORE, MAY NOT BE ABLE TO RECEIVE DIVIDENDS IN NEEDED AMOUNTS.

Our principal assets are the shares of capital stock of our insurance company subsidiaries. We have to rely on dividends from our insurance company subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations and corporate expenses. The payment of dividends by our insurance company subsidiaries is subject to regulatory restrictions under the laws of the states in which such subsidiaries operate and payment will depend on the surplus and future earnings of these subsidiaries, as well as the regulatory restrictions. As a result, we may not be able to receive dividends from these subsidiaries at times and in amounts necessary to meet our obligations or pay dividends.

THE COMPANY'S ACQUISITIONS MAY NOT BE SUCCESSFUL AND WE MAY NOT SUCCESSFULLY INTEGRATE SUCH ACQUIRED COMPANIES.

The Company has acquired two insurance companies since 1999. We can provide no assurance that these acquisitions will be successful. The process of integrating the companies we have acquired may also have a material adverse effect on our results of operations and financial condition.

IF THE COMPANY DOES NOT INVEST SUBSTANTIAL AMOUNTS IN ITS INFORMATION SYSTEMS AND TECHNOLOGY, OUR BUSINESS MAY BE HARMED.

Integrated management information and processing systems are vital to our ability to monitor costs, collect receivables and achieve operating efficiencies. As we continue our growth, the need for sophisticated information systems and technology will increase significantly. The cost of implementing such systems has been, and is expected to continue to be, substantial. The failure of our information or processing systems, or our failure to upgrade systems as necessary, could have a material adverse effect on our results of operations and financial condition.

A SIGNIFICANT AMOUNT OF THE COMPANY'S ASSETS ARE INVESTED IN FIXED INCOME SECURITIES AND IS SUBJECT TO MARKET FLUCTUATIONS.

Our investment portfolio substantially consists of fixed income securities. The fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. With respect to our investments in fixed income securities, the fair market value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk (such as mortgage-backed and other asset-backed securities) may differ from those anticipated at the time of investment as a result of interest rate fluctuations. Because all of our fixed income securities are classified as available for sale, changes in the market value of our securities are reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our results of operations and financial condition.

THE COMPANY RELIES ON INDEPENDENT INSURANCE AGENTS.

The Company sells insurance through independent insurance agents, who are not obligated to promote the Company's insurance policies. If independent insurance agents fail to market the Company's policies successfully, the Company's revenues and earnings could be adversely affected.

7. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. The following documents filed by the Company with the SEC are incorporated hereby by reference:

         A. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
         B. The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2001.
         C. The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2001.
         D. The Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2001.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Offer to Purchase and the expiration of the Offer shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents.

Any statements contained in documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

8. WHERE YOU CAN FIND MORE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company has also filed an issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Offer. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional office, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees.

In addition, the Company's Common Stock is listed on the NASDAQ National Market System and information concerning the Company can be inspected and copied at the National Association of Securities Dealers, Inc. offices at its Corporate Financing Department, Executive Office, 1735 K Street, N.W., Washington, D.C. Certain reports and other information concerning the Company may also be inspected at the offices of the NASDAQ, 20 Broad Street, New York, New York 10005.

                                    ANNEX A1

                        OPINION OF COCHRAN, CARONIA & CO.


                                                               December 18, 2001


Independent Committee of the Board of Directors of Preserver Group, Inc. 95 Route 17 South
Paramus, NJ 07653

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively the "Stockholders") of Preserver Group, Inc. (the "Company"), other than the members of the 13D Group (the "13D Group"), of the $7.75 per share in cash (the "Consideration") proposed to be paid to the Stockholders pursuant to the self-tender offer by the Company (the "Self-Tender").

         Prior to the Company's commencing the Self-Tender, Archer McWhorter and Alvin Swanner, two members of the 13D Group, commit to advance to the Company on an interest-free basis the proceeds (the "Financing Commitment") for the Self-Tender. The Company will draw upon the Financing Commitment to tender for all of the outstanding common stock of the Company, $0.50 par value per share, that is not held by the 13D Group. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Self-Tender.

         We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including serving as financial advisor to the Company in its acquisitions of North East Insurance Company and Mountain Valley Indemnity Company.

         In connection with our review of the proposed Self-Tender and the preparation of our opinion herein, we have examined: (a) the draft Schedule TO;
(b) certain audited historical financial statements of the Company for the five years ended December 31, 2000; (c) the unaudited financial statements of the Company for the nine months ended September 30, 2001; (d) certain internal business, operating and financial information and forecasts of the Company (the "Forecasts"), prepared by the senior management of the Company; (e) information regarding publicly available financial terms of certain recently completed transactions in the property and casualty insurance industry; (f) information regarding comparable publicly traded property and casualty insurance companies;
(g) current and historical market prices and trading volumes of the common stock of the Company; (h) certain key product price forecasts developed by senior management of the Company; and (i) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

         In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. In addition, we did not make an independent evaluation of the adequacy of the reserves for, or collectability of, reinsurance related to the unpaid loss and loss adjustment expenses of the Company nor have we reviewed any individual insurance claims files or contracts relating to the Company. We have, with your permission, assumed that the respective reserves for unpaid losses and loss adjustment expenses are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

         We have been advised by the management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company. In that regard, we have assumed, with your consent, that the Forecasts will be realized in the amounts and at the times contemplated thereby. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based.

         Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion, except as provided in Schedule TO. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Self-Tender will be consummated on the terms described in the Schedule TO, without any waiver of any material terms or conditions by the Company. We were not requested to, nor did we, solicit third party indications of interest in respect of the proposed Self-Tender.

         Cochran, Caronia & Co., LLC is regularly engaged in the valuation of insurance company securities in connection with business combinations, investments and other transactions. As specialists in the securities of companies in the insurance industry, Cochran, Caronia & Co., LLC has experience in, and knowledge of, the valuation of such enterprises. We have acted as the investment banker to the Independent Committee of the Board of Directors in connection with the Self-Tender and will receive a fee for our services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

         In the ordinary course of our business as a broker-dealer, we may actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Self-Tender on the trading price of the common stock of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the insurance industry, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Self-Tender on terms and conditions that are acceptable to all parties at interest.

         Our investment banking services and our opinion were provided for the use and benefit of the Independent Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by Schedule TO. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Company of the Consideration in connection with the Self-Tender, and we do not address the merits of the underlying decision by the Company to engage in the Self-Tender and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote on the proposed Self-Tender. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in submissions to state insurance regulatory authorities or in a proxy statement mailed to the Stockholders by the Company with respect to the Self-Tender.

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Stockholders.

                                   Very truly yours,


                                   /s/ COCHRAN, CARONIA & CO., LLC
                                   -------------------------------
                                   COCHRAN, CARONIA & CO., LLC

                                                                    CONFIDENTIAL

                                    ANNEX A2

                             [PRESERVER GROUP LOGO]


                          FAIRNESS OPINION PRESENTATION


                                DECEMBER 18, 2001



[COCHRAN, CARONIA & CO. LOGO]

                                                          [PRESERVER GROUP LOGO]


TABLE OF CONTENTS

TRANSACTION SUMMARY........................................................I

VALUATION SUMMARY.........................................................II

APPENDICES
--------------------------------------------------------------------------------

COMPARABLE COMPANY ANALYSIS................................................A

COMPARABLE M&A TRANSACTIONS ANALYSIS.......................................B

PREMIUMS PAID ANALYSIS.....................................................C



[COCHRAN, CARONIA & CO. LOGO]

I.  TRANSACTION SUMMARY

EXECUTIVE SUMMARY

o    Preserver Group, Inc. ("Preserver" or the "Company"), a New
     Jersey-domiciled property and casualty insurance holding company, has decided to issue a self-tender offer at $7.75 per share to its non-13D Group shareholders (the "Self-Tender").

     o The 13D Group, consisting of Archer McWhorter, Alvin Swanner and William Lobeck, collectively owns approximately 48.2% of the outstanding shares of the Company

     o The 13D Group, with the exception of William Lobeck, will provide the financing for the Self-Tender by lending the proceeds, interest-free, to the Company before it commences the Self-Tender

o Cochran, Caronia & Co. ("CCC") has been engaged to issue a fairness opinion to the Independent Committee of the Board of Directors of Preserver as to the fairness, from a financial point of view, of the consideration to be received by the non-13D Group shareholders.

o After extensive analysis, CCC believes that the transaction is fair, from a financial point of view, for a number of reasons, including:

     o ATTRACTIVE PREMIUM - the proposed premium of 49.0% to the Company's current stock price compares favorably to the premiums paid in other recent property and casualty insurance company acquisitions

     o NO OTHER BUYERS - the Company has traded at a significant discount to GAAP book value for the past year, but Preserver has not been approached by any buyers

     o PROVIDES A LIQUIDITY EVENT FOR SHAREHOLDERS - because of the low float of the Company, the average daily volume for Preserver over the past year has been only 1,277 shares


    BASED ON OUR ANALYSIS, THE PROPOSED SELF-TENDER IS FAIR FROM A FINANCIAL
                                 POINT OF VIEW.

TRANSACTION RATIONALE

o We believe the Self-Tender is fair primarily because it offers shareholders a liquidity event at a significant premium to the current market price. We also considered the following factors in our analysis:

     o Heavy exposure to the highly regulated New Jersey auto insurance market

     o    The discount priced into the stock because of its microcap status

     o Lack of recognition by the market for its geographic and product diversification efforts

     o    High concentration of ownership

     o    Heavy debt burden and the relatively high cost of debt

     o    Expenses associated with being a public company

KEY TRANSACTION TERMS

o The Company will tender for all outstanding shares not held by the 13D Group (1,101,517 shares) at $7.75 per share. Two members of the 13D group will lend Preserver the proceeds for the Self-Tender. Upon completion of the Self-Tender, the proceeds will be converted into preferred stock to minimize rating concerns.

o The 13D Group agrees not to tender its shares to the Company as part of the Self-Tender.

o The Self-Tender will close and be effective on the condition that at least 845,799 shares are tendered (giving the 13D Group 80% of the outstanding shares).

o Upon closing of the Self-Tender, a mandatory second step merger will cash out any remaining shareholders that did not tender their shares.

o The Board of Directors is entitled to exercise its "Fiduciary Out" to terminate the Self-Tender. In the event that a third party would approach Preserver with an unsolicited offer, there would be no "break-up fee" associated with the Self-Tender.

TRANSACTION HISTORY

o The Company retained CCC in August 2001 to provide a valuation of the Company and to present strategic alternatives to the Board of Directors of the Company. On September 7th, CCC met with Preserver's Board of Directors.

     o CCC's recommendation to the Board to maximize shareholder value was to pursue a going private transaction sponsored by the 13D Group

     o The other alternatives analyzed, including a sale of the entire Company, a sale of the New Jersey auto business, and a complete withdrawal from the New Jersey auto market, were not recommended because of the lack of buyers and difficulty in withdrawing from a heavily regulated insurance environment

o Following this meeting, the 13D Group retained counsel and began to explore the legal and tax ramifications of buying out the publicly held shareholders. The 13D Group communicated a tentative offer of $7.50 per share to CCC. The Board of Directors formed an Independent Committee to evaluate this potential self-tender offer financed by the 13D Group.

o CCC presented an updated valuation to the Independent Committee on November 30th, which took into account the changes in the insurance world since the September 7th meeting.

o On December 12th, the Independent Committee presented its idea of a fair price, $8.54 per share, to Arch McWhorter. After considering the Independent Committee's offer, the 13D Group responded with a counter offer of $7.75 per share. At this point William Lobeck, one of the three members of the 13D Group, withdrew his support for the transaction.

o After discussing the lack of viable alternatives for the Company to maximize shareholder value and the fact that one member of the 13D Group had withdrawn his financial support for the transaction, the Independent Committee decided to recommend to the Board of Directors of the Company to accept the 13D Group's offer of $7.75 per share.

TRANSACTION ANALYSIS


PREMIUMS PAID ANALYIS

Offer Price Per Share                             $7.75

Current Stock Price (as of 12/17/01)              $5.20
PREMIUM TO CURRENT STOCK PRICE                     49.0%

30-Day Prior Stock Price                          $5.20
PREMIUM TO 30-DAY PRIOR STOCK PRICE                49.0%

30-Day Average Stock Price (1)                    $5.99
PREMIUM TO 30-DAY AVERAGE STOCK PRICE              29.3%

60-Day Average Stock Price (1)                    $6.58
PREMIUM TO 60-DAY AVERAGE STOCK PRICE              17.8%

90-Day Average Stock Price (1)                    $7.25
PREMIUM TO 90-DAY AVERAGE STOCK PRICE               6.9%

----------
(1) Days actually traded, not calendar days.


ONE-YEAR PRICE VOLUME CHART


[CHART]



MULTIPLE ANALYSIS

ASSUMPTIONS:
09/30/01 GAAP Book Value Per Share               $15.22
09/30/01 GAAP Tang. Book Value Per Share          14.54
09/30/01 GAAP Adjusted Book Value Per Share (1)   13.10
2002E GAAP Earnings Per Share (2)                  0.83

                                                CURRENT      PROPOSED
                                               MARKET (3)     OFFER
                                               ----------     -----

Stock Price                                      $5.20       $7.75
Price to Book Value Multiple                      0.34x       0.51x
Price to Tangible Book Value Multiple             0.36x       0.53x
Price to Adjusted Book Value Multiple             0.40x       0.59x
Price to 2002E Earnings Multiple (2)               6.2x        9.3x

----------
(1) Adjusted for $4.5 million accrued pension benefit liability.
(2) Estimates from Preserver management.
(3) As of 12/17/01.


ONE YEAR PRICE VOLUME DATA

STOCK PRICE DATA
Mean                                          $7.35
Median                                         7.25
High                                           9.88
Low                                            4.68

STOCK PRICE DATA
Average Daily Volume    (1)                   3,273
Average Daily Volume    (2)                   1,244

----------
(1) On days the stock traded in the past year.
(2) Over all trading days in the past year.

PREMIUMS PAID ANALYSIS

o Our analysis indicates the median one-day premium paid for recent property casualty insurance company transactions is 24.8%, compared to the proposed one-day premium of 49.0%.


                             PREMIUMS PAID ANALYSIS

                            ONE DAY PREMIUM              ONE MONTH PREMIUM
                         PRIOR TO ANNOUNCEMENT         PRIOR TO ANNOUNCEMENT
                         ---------------------         ---------------------
----------------------------------------------------------------------------
Preserver Group, Inc.                    49.0%                         49.0%
----------------------------------------------------------------------------

Mean                                     37.7%                         52.5%
Median                                   24.8%                         25.7%
High                                    154.0%                        463.6%
Low                                      -9.1%                        -13.1%

----------
(1) Premiums calculated using Preserver's December 17, 2001 closing stock price.

II.  VALUATION SUMMARY

VALUATION SUMMARY


(Dollars in thousands, except per share numbers)

                                                          SELECTED VALUES
                                                    --------------------------
                                                        LOW            HIGH
                                                    ----------      ----------

VALUATION SUMMARY
DCF Valuation                                       $   10,546      $   20,066
  PER SHARE                                         $     4.96      $     9.45

Trading Multiple Valuation                              12,405          22,201
  PER SHARE                                               5.84           10.45

Transaction Multiple Valuation                          13,876          24,976
  PER SHARE                                               6.53           11.76

Component Valuation                                     14,495          29,250
  PER SHARE                                               6.82           13.77

--------------------------------------------------------------------------------

Valuation Range                                     $   10,546      $   29,250
  PER SHARE                                         $     4.96      $    13.77

Liquidity Discount                                        20.0%           10.0%

Adjusted Valuation Range                            $    8,437      $   26,325
  PER SHARE                                               3.97           12.39

SELECTED VALUATION RANGE                                15,000          20,000
  PER SHARE                                               7.06            9.41
  PREMIUM TO CURRENT PRICE (1)                            35.8%           81.0%

MULTIPLE ANALYSIS
2002E GAAP Net Income                                      8.5 x          11.3 x
09/30/01 GAAP Book Value                                  0.46            0.62
Adjusted 09/30/01 GAAP Book Value (2)                     0.54            0.72

(1) As of 12/13/01.
(2) Adjusted for the $4.5 million accrued pension benefit liability.
--------------------------------------------------------------------------------

DCF VALUATION SUMMARY


(Dollars in Thousands)

                                     2002          2003          2004          2005          2006
                                   --------      --------      --------      --------      --------
DIVIDENDS TO HOLDCO
Total Dividends (1)                ($2,064)      ($2,179)      ($2,294)      ($1,643)      ($1,054)
Assumed Discount Rate                 17.5%         17.5%         17.5%         17.5%         17.5%
Discount Factor                       1.18          1.38          1.62          1.91          2.24
                                   --------      --------      --------      --------      --------
  Discounted Cash Flow             ($1,756)      ($1,578)      ($1,414)        ($862)        ($470)

TERMINAL VALUE

BOOK VALUE MULTIPLE                                                     NET INCOME MULTIPLE
Projected 2006 GAAP Book Value                  $56,045                 Projected 2006 GAAP Net Income           $7,904
Selected Multiple                                  0.80 x               Selected Multiple                           6.0 x
Discount Factor                                    2.24                 Discount Factor                            2.24
                                                -------                                                         -------
  Implied Terminal Value                        $20,019                  Implied Terminal Value                 $21,174


TOTAL VALUATION                                                         TOTAL VALUATION
Sum of Discounted Period Cash Flows             ($6,080)                Sum of Discounted Period Cash Flows     ($6,080)
Terminal Value                                   20,019                 Terminal Value                           21,174
                                                -------                                                         -------
  Total NPV                                     $13,939                   Total NPV                             $15,094

SENSITIVITY ANALYSIS - TOTAL NPV

                            Terminal Book Value Multiple                    Terminal Net Income Multiple
                          --------------------------------                -------------------------------
Discount Rate              0.70    x    0.80    x    0.90    x              5.0    x    6.0    x    7.0    x
 -----------              -------     -------      -------                -------     -------     -------

16.0%                     $12,402     $15,071      $17,739                $12,539     $16,302     $20,066
17.0%                      11,750      14,306       16,862                 11,881      15,486      19,091
18.0%                      11,131      13,581       16,031                 11,257      14,712      18,167
19.0%                      10,546      12,894       15,243                 10,666      13,978      17,290


----------
(1) Dividends are net of interest expense.

TRADING MULTIPLE VALUATION


(Dollars in thousands)

                                 SELECTED RANGES                                                       SELECTED RANGES
                              ---------------------                                                 ---------------------
                                LOW           HIGH                                                    LOW          HIGH
                              -------       -------                                                 -------       -------
NET INCOME VALUATION                                         GAAP BOOK VALUE VALUATION
LTM GAAP Net Income              $116          $116          09/30/01 Adj. GAAP Book Value (2)       $27,752      $27,752
Selected Multiple (1)            11.0 x        13.0 x        Selected Multiple (1)                      0.60 x       0.80 x
                              -------       -------                                                 -------       -------
  Implied Value                    NM            NM            Implied Value                         $16,651      $22,201

2001E GAAP Net Income             $72           $72
Selected Multiple (1)             9.0 x        11.0 x
  Implied Value                    NM            NM

2002E GAAP Net Income          $1,772        $1,772
Selected Multiple (1)             7.0 x        9.0 x
                              -------       -------
  Implied Value               $12,405       $15,949


                                          LOW                     HIGH
                                        -------                  -------
           Valuation Range              $12,405                  $22,201
           PER SHARE                      $5.84                   $10.45


(1) Based on multiples for publicly traded comparable companies.
(2) GAAP book value is adjusted for a $4.5 million accrued pension benefit liability.

TRANSACTION MULTIPLE VALUATION



(Dollars in thousands)

                                 SELECTED RANGES                                                       SELECTED RANGES
                              ---------------------                                                 ---------------------
                                LOW           HIGH                                                    LOW          HIGH
                              -------       -------                                                 -------       -------
GAAP NET INCOME VALUATION                                    GAAP BOOK VALUE VALUATION
LTM GAAP Net Income             $116          $116           09/30/01 Adj. GAAP Book Value (2)      $27,752       $27,752
Selected Multiple (1)           14.0 x        16.0 x         Selected Multiple (1)                     0.50 x        0.90 x
                              -------       -------                                                 -------       -------
  Implied Value                   NM            NM             Implied Value                        $13,876       $24,976



                                          LOW                     HIGH
                                        -------                  -------
           Valuation Range              $13,876                  $24,976
           PER SHARE                      $6.53                   $11.76


(1) Based on transaction multiples for small property and casualty insurance company transactions.
(2) GAAP book value is adjusted for a $4.5 million accrued pension benefit liability.

COMPONENT VALUATION ANALYSIS - SUMMARY


(Dollars in thousands)

                                                           SELECTED VALUE
                                                  -------------------------------
                                                       LOW               HIGH
                                                  ------------       ------------
VALUE OF UNEARNED PREMIUM RESERVE
09/30/01 Deferred Acquisition Cost                $     19,755       $     19,755
Assumed Multiple                                          75.0%             100.0%
                                                  ------------       ------------
  Implied Value                                   $     14,816       $     19,755

VALUE OF BOOK OF BUSINESS
2000 Direct Premiums Written                      $    102,959       $    102,959
Assumed Multiple                                           0.0%               5.0%
                                                  ------------       ------------
  Implied Value                                   $          0       $      5,148

COMPONENT
Value of Unearned Premium Reserve                 $     14,816       $     19,755
Value of Book of Business                                    0              5,148
Surplus (1)                                              8,786             10,011
Run-off of Loss Reserves (2)                             3,393              3,710
Cost of Run-off of Loss Reserves (3)                   (12,500)            (9,375)

-----------------------------------------------------------------------------------
  TOTAL VALUE                                     $     14,495       $     29,250
-----------------------------------------------------------------------------------
  PER SHARE                                       $       6.82       $      13.77

----------
(1) Assumes a 10% annual dividend from surplus, discounted at a range of 15% - 20%.
(2) Based on investment income earned on run-off of loss reserves. (3) Cost of run-off estimated at 0.75x - 1.00x current salary expense.

COMPONENT VALUATION ANALYSIS - NPV OF SURPLUS


(Dollars in thousands)

                                                                           YEAR
                         ---------------------------------------------------------------------------------------------------------
                            1         2          3          4          5          6          7          8          9         10
                         ------    -------    -------    -------    -------    -------    -------    -------    -------    -------
SURPLUS DIVIDEND
Surplus - BoY (1)        $31,542   $28,388    $25,549    $22,994    $20,695    $18,625    $16,763    $15,086    $13,578    $12,220
Dividend % Limitation      10.0%      10.0%      10.0%      10.0%      10.0%      10.0%      10.0%      10.0%      10.0%     100.0%
                         ------    -------    -------    -------    -------    -------    -------    -------    -------    -------
  Dividend               $3,154    $ 2,839    $ 2,555    $ 2,299    $ 2,069    $ 1,863    $ 1,676    $ 1,509    $ 1,358    $12,220

Surplus - BoY (1)        $31,542   $28,388    $25,549    $22,994    $20,695    $18,625    $16,763    $15,086    $13,578    $12,220
Dividend                 (3,154)    (2,839)    (2,555)    (2,299)    (2,069)    (1,863)    (1,676)    (1,509)    (1,358)   (12,220)
                         ------    -------    -------    -------    -------    -------    -------    -------    -------    -------
  Surplus - EoY          $28,388   $25,549    $22,994    $20,695    $18,625    $16,763    $15,086    $13,578    $12,220    $     0

INVESTMENT INCOME
Average Surplus          $29,965   $26,968    $24,271    $21,844    $19,660    $17,694    $15,925    $14,332    $12,899    $ 6,110
Net Investment Yield       6.15%      6.15%      6.15%      6.15%      6.15%      6.15%      6.15%      6.15%      6.15%      6.15%
                         ------    -------    -------    -------    -------    -------    -------    -------    -------    -------
  Net Investment Income  $1,844    $ 1,660    $ 1,494    $ 1,344    $ 1,210    $ 1,089    $   980    $   882    $   794    $   376

Net Investment Income    $1,844    $ 1,660    $ 1,494    $ 1,344    $ 1,210    $ 1,089    $   980    $   882    $   794    $   376
Assumed Tax Rate           35.0%      35.0%      35.0%      35.0%      35.0%      35.0%      35.0%      35.0%      35.0%      35.0%
                         ------    -------    -------    -------    -------    -------    -------    -------    -------    -------
  After-Tax Income       $1,199    $ 1,079    $   971    $   874    $   786    $   708    $   637    $   573    $   516    $   244

Dividend                 $3,154    $ 2,839    $ 2,555    $ 2,299    $ 2,069    $ 1,863    $ 1,676    $ 1,509    $ 1,358    $12,220
After-Tax Income          1,199      1,079        971        874        786        708        637        573        516        244
Discount Factor            1.18       1.38       1.62       1.91       2.24       2.63       3.09       3.63       4.27       5.02
                         ------    -------    -------    -------    -------    -------    -------    -------    -------    -------
  Discounted Cash Flows  $3,704    $ 2,837    $ 2,173    $ 1,665    $ 1,275    $   977    $   748    $   573    $   439    $ 2,485


NPV CALCULATION

                            IMPLIED
       DISCOUNT RATE         VALUE
       -------------         -----
          15.0%             $10,011
          16.0%               9,740
          17.0%               9,483
          18.0%               9,239
          19.0%               9,007
          20.0%               8,786



(1) Surplus is adjusted for an estimated $4.5 million accrued pension benefit liability.

COMPONENT VALUATION ANALYSIS - LOSS RESERVE RUN-OFF

(Dollars in thousands)
                                                                                                 YEAR
                           --------------------------------------------------------------------------------------------------------
                              1         2          3         4          5          6          7          8          9         10
                           -------   -------    -------   -------    -------    -------    -------    -------    -------    -------

Assumed Payout Pattern        40.6%     22.7%      13.1%      9.0%       5.4%       3.2%       2.2%       1.3%       1.3%       1.1%

LOSS RESERVES OUTSTANDING
Beginning of Year (1)      $62,307   $36,993    $22,855   $14,677    $ 9,047    $ 5,668    $ 3,697    $ 2,330    $ 1,505    $   680
Loss Reserves Paid         (25,314)  (14,138)    (8,178)   (5,630)    (3,379)    (1,971)    (1,367)      (825)      (825)      (680)
                           -------   -------    -------   -------    -------    -------    -------    -------    -------    -------
  End of Year               36,993    22,855     14,677     9,047      5,668      3,697      2,330      1,505        680          0

Average Reserves O/S        49,650    29,924     18,766    11,862      7,357      4,682      3,013      1,917      1,093        340
Net Investment Yield          6.15%     6.15%      6.15%     6.15%      6.15%      6.15%      6.15%      6.15%      6.15%      6.15%
                           -------   -------    -------   -------    -------    -------    -------    -------    -------    -------
  Net Investment Income      3,055     1,841      1,155       730        453        288        185        118         67         21

Net Investment Income        3,055     1,841      1,155       730        453        288        185        118         67         21
Assumed Tax Rate              35.0%     35.0%      35.0%     35.0%      35.0%      35.0%      35.0%      35.0%      35.0%      35.0%
                           -------   -------    -------   -------    -------    -------    -------    -------    -------    -------
  AFTER-TAX INCOME         $ 1,986   $ 1,197    $   751   $   474    $   294    $   187    $   121    $    77    $    44    $    14

                            IMPLIED
       DISCOUNT RATE         VALUE
       -------------         -----
          15.0%              $3,710
          16.0%               3,642
          17.0%               3,576
          18.0%               3,513
          19.0%               3,452
          20.0%               3,393

(1) Less reinsurance recoverables.

A.  COMPARABLE COMPANY ANALYSIS

SMALL CAP P&C COMPANIES

(Dollars in thousands, except per
share data)                                                     ACCEPTANCE    AMERICAN
                                         PRESERVER              INSURANCE      COUNTRY      DONEGAL GROUP
                                        GROUP, INC.   MEDIAN  COMPANIES INC. HOLDINGS INC.       INC.
                                        -----------   ------  -------------- -------------  -------------
STOCK PRICE HISTORY
Ticker Symbol                              PRES                    AIF           ACHI           DGICB
Current Price (12/14/01)                      $5.20                  $5.13         $1.80         $11.15
52 Week High-Low                        $9.88-$4.68            $6.02-$3.71   $2.75-$1.10   $13.10-$8.25
  % Change - One Month                         0.00%   7.20%          1.18%         16.13%        19.25%
  % Change - One Year                        -45.26%  -3.12%         14.00%        -29.76%        27.43%
Average Daily Volume                          3,220                 26,780         1,100          1,280
Total Equity Mkt. Value (FD)                 11,050                 74,010        17,300        107,840
Total Enterprise Value                       32,550                168,885        31,100        136,040

EARNINGS PER SHARE DATA
2000A EPS                                     $0.91                 ($2.02)       ($0.29)         $1.02
LTM EPS                                        0.06                  (2.68)        (1.71)          1.03
2001E EPS - (Number of Estimates) (ii)           NA                     NA            NA      1.04 - (2)
2002E EPS - (Number of Estimates) (ii)           NA                     NA            NA      1.23 - (2)
Projected 5 Yr. EPS Growth                       NA   10.00%            NA            NA          10.00%

PRICE / EARNINGS MULTIPLES
Price / LTM EPS                                86.7 x  11.4 x           NM            NM           10.8 x
Price / 2001E EPS                                NA    12.5             NA            NA           10.7
Price / 2002E EPS                                NA    10.3             NA            NA            9.1

PRICE / BOOK VALUE MULTIPLE
Current BV per share (Incl. FAS 115)         $15.22                 $10.78         $3.51         $14.01
Current BV per share (Excl. FAS 115)             NA                  10.48          2.62          13.42
Price / BV                                     0.34 x  0.75 x         0.48 x        0.51 x         0.80 x
Price / 12/31/01E BV                             NA    0.76             NA            NA           0.76

ADDITIONAL INFORMATION
2000 Actual R.O.E.                              6.7%    3.5%         -16.9%         -6.2%           8.1%
2001 Projected R.O.E.                            NA     5.9%            NA            NA            7.9%
2002 Projected R.O.E.                            NA     7.7%            NA            NA            8.8%
Annualized Dividend                           $0.00                  $0.00         $0.00          $0.36
Dividend Yield (%)                             0.00%   1.33%          0.00%         0.00%          3.69%



(Dollars in thousands, except per
share data)                                                             NATIONAL
                                                         MERCHANTS   SECURITY GROUP,  UNICO AMERICAN
                                         GAINSCO, INC.  GROUP, INC.       INC.         CORPORATION
                                         -------------  -----------  ---------------  --------------
STOCK PRICE HISTORY
Ticker Symbol                                GNA            MGP            NSEC            UNAM
Current Price (12/14/01)                      $1.50          $22.95         $14.19         $5.85
52 Week High-Low                        $4.00-$1.13   $23.05-$17.25  $15.83-$10.89   $6.75-$5.00
  % Change - One Month                       -14.29%          3.10%          11.29%       -13.33%
  % Change - One Year                        -40.00%         33.04%           0.16%        -6.40%
Average Daily Volume                         17,180          1,180             260             0
Total Equity Mkt. Value (FD)                 31,750         50,900          35,000        31,900
Total Enterprise Value                       67,510         50,900          37,115        31,900

EARNINGS PER SHARE DATA
2000A EPS                                    ($0.97)         $1.74           $1.53         $0.07
LTM EPS                                       (1.23)          0.28            1.19         (1.00)
2001E EPS - (Number of Estimates) (ii)    0.12 - (1)     1.15 - (1)             NA            NA
2002E EPS - (Number of Estimates) (ii)           NA      2.00 - (1)             NA            NA
Projected 5 Yr. EPS Growth                       NA             NA              NA            NA

PRICE / EARNINGS MULTIPLES
Price / LTM EPS                                  NM             NM            11.9 x          NM
Price / 2001E EPS                              12.5 x         20.0 x            NA            NA
Price / 2002E EPS                                NA           11.5              NA            NA

PRICE / BOOK VALUE MULTIPLE
Current BV per share (Incl. FAS 115)          $4.40          $29.06         $17.56         $8.32
Current BV per share (Excl. FAS 115)           4.11           29.71          14.22          8.27
Price / BV                                     0.34 x         0.79 x          0.81 x        0.70 x
Price / 12/31/01E BV                             NA           0.77              NA            NA

ADDITIONAL INFORMATION
2000 Actual R.O.E.                            -20.3%           6.3%            8.8%          0.8%
2001 Projected R.O.E.                            NA            3.9%             NA            NA
2002 Projected R.O.E.                            NA            6.6%             NA            NA
Annualized Dividend                           $0.00          $0.40           $0.80         $0.05
Dividend Yield (%)                             0.00%          1.81%           5.71%         0.85%


----------
(i) All financial information is for the latest twelve months and quarter ending September 30, 2001.
(ii) Estimates from Zacks.

(Dollars in thousands, except per
share data)                                                       ACCEPTANCE    AMERICAN
                                            PRESERVER             INSURANCE      COUNTRY     DONEGAL GROUP
                                           GROUP, INC.  MEDIAN  COMPANIES INC. HOLDINGS INC.     INC.
                                           -----------  ------  -------------- ------------- -------------

GAAP INCOME STATEMENT DATA
LTM Net Premiums Written                  $  107,623             $   61,765    $   63,145    $  172,054
LTM Net Investment Income                      6,694                 20,515         8,435        16,270
LTM Total Revenues (less realized gains)      98,882                108,712        74,013       182,419
LTM Net Income (less realized gains)            (188)               (39,811)      (16,244)        9,960

GAAP BALANCE SHEET DATA
Cash and Invested Assets                  $  113,944             $  374,709    $  137,771    $  307,960
Total Assets                                 232,484              1,149,254       212,650       461,645
Loss and LAE Reserves                        100,395                562,470       136,876       171,616
Unearned Premiums                             65,048                 27,703        25,766       117,191

CAPITALIZATION
Debt                                      $   21,500             $        0    $   10,750    $   28,200
Trust Preferred Stock                              0                 94,875             0             0
Preferred Stock                                    0                      0         3,050             0
Common Shareholders' Equity                   32,337                154,365        31,756       124,073
  Debt / Total Capital                          39.9%                   0.0%         23.6%         18.5%
  Debt and Trust Pref. / Total Capital          39.9%                  38.1%         23.6%         18.5%
  Debt and Total Pref. / Total Capital          39.9%                  38.1%         30.3%         18.5%

STATUTORY & OTHER DATA
2000 SAP Net Income                            -$126               -$20,882       -$3,061    $   11,052
12/31/00 SAP Surplus                          39,424                140,248        40,238       116,065
2000 Return on Surplus                         -0.4%                 -14.0%         -7.9%           9.9%

2000 GAAP Loss Ratio                            66.7%      79.7%       70.5%         94.5%         68.9%
2000 GAAP Combined Ratio                       102.0%     111.8%      123.5%        116.6%        101.5%
Avg. Combined Ratio: 1998-2000                 103.0%     108.0%      119.8%        110.2%        102.6%

Net Premiums Written / Stat. Surplus             2.7 x      1.1 x       0.4 x         1.6 x         1.5 x
Loss and LAE Reserves / Stat. Surplus            2.5        1.8 x       4.0           3.4           1.5
                                          ----------  ---------  ----------    ----------    ----------
  Net Leverage Ratio                             5.3 x      2.9 x       4.5 x         5.0 x         3.0 x


(Dollars in thousands, except per
share data)                                                             NATIONAL
                                                          MERCHANTS   SECURITY GROUP,   UNICO AMERICAN
                                          GAINSCO, INC.  GROUP, INC.      INC.            CORPORATION
                                          -------------  -----------  ---------------   ---------------

GAAP INCOME STATEMENT DATA
LTM Net Premiums Written                  $   58,695    $   93,859     $   21,009        $   29,073
LTM Net Investment Income                     10,511        13,857          4,541             5,855
LTM Total Revenues (less realized gains)      98,474       107,999         30,122            40,478
LTM Net Income (less realized gains)         (26,010)          559          2,099            (5,356)

GAAP BALANCE SHEET DATA
Cash and Invested Assets                  $  194,659    $  229,641     $   83,723        $   98,751
Total Assets                                 425,702       299,676         96,811           125,305
Loss and LAE Reserves                        160,496       149,774         14,061            50,827
Unearned Premiums                             54,460        51,204          7,198            18,985

CAPITALIZATION
Debt                                      $   11,500    $        0     $    2,115        $        0
Trust Preferred Stock                              0             0              0                 0
Preferred Stock                               24,260             0              0                 0
Common Shareholders' Equity                   93,136        70,648         43,325            47,385
  Debt / Total Capital                           8.9%          0.0%           4.7%              0.0%
  Debt and Trust Pref. / Total Capital           8.9%          0.0%           4.7%              0.0%
  Debt and Total Pref. / Total Capital          27.7%          0.0%           4.7%              0.0%

STATUTORY & OTHER DATA
2000 SAP Net Income                         -$13,360    $    3,981     $    4,319        $      215
12/31/00 SAP Surplus                          77,532        50,607         41,894            39,626
2000 Return on Surplus                        -18.2%           7.7%          10.7%              0.5%

2000 GAAP Loss Ratio                            94.7%         75.7%          61.6%             83.7%
2000 GAAP Combined Ratio                       126.3%        107.8%          96.4%            115.8%
Avg. Combined Ratio: 1998-2000                 119.5%        105.8%         110.1%             94.6%

Net Premiums Written / Stat. Surplus             0.8 x         1.9 x          0.5 x             0.7 x
Loss and LAE Reserves / Stat. Surplus            2.1           3.0            0.3               1.3
                                          ----------    ----------     ----------        ----------
  Net Leverage Ratio                             2.8 x         4.8 x          0.8 x             2.0 x


----------
(i) All financial information is for the latest twelve months and quarter ending September 30, 2001.

B. COMPARABLE M&A TRANSACTIONS ANALYSIS

TRANSACTION COMPARABLES

(Dollars in millions)                                                                                    GAAP           STATUTORY
                                                                                                   ---------------- ----------------
                                                                                       TRANSACTION  PRICE/   PRICE/  PRICE/   PRICE/
  DATE          ACQUIROR                                   TARGET                         VALUE    EARNINGS   BOOK  EARNINGS SURPLUS
-------- ---------------------------------------  ------------------------------------  ---------- --------  ------ -------- -------

10/31/00 American National Insurance Co.          Farm Family Holdings, Inc.              $278.9     8.9 x   1.25 x  12.6 x   1.15 x
05/26/00 Leucadia National Corp.                  Reliance Group Holdings, Inc.            292.9      NM     0.26      NM     0.83
05/10/00 Ohio Farmers Insurance Co.               Old Guard Group, Inc.                     44.9      NM     0.58      NM     1.11
04/27/00 Fairfax Financial Holdings Ltd.          Sen-Tech International Holdings, Inc.     65.0      NA     1.14      NA       NA
12/27/99 Prudential Insurance Company of America  THI Holdings, Inc.                       200.0      NA     0.73      NA       NA
12/16/99 Motor Club of America                    Mountain Valley Indemnity Company          7.5      NA       NA    14.7     0.25
06/01/99 White Mountains Insurance Group          Consolidated International Group          85.3      NA       NA    18.8     1.29
05/11/99 Millers American Group, Inc.             Phoenix Indemnity Insurance Co.           25.0      NA       NA    27.8     1.65
03/04/99 United Fire & Casualty Company           American Indemnity Financial Corp.        30.2      NM     0.99      NM     1.34
02/10/99 Unitrin, Inc.                            Valley Group, Inc.                       130.0      NA       NA    12.8       NM
01/26/99 Motor Club of America                    North East Insurance Company              10.4    31.8     0.99      NM     1.60
01/11/99 American Financial Group                 Worldwide Insurance Company              115.0      NA     1.15      NA     1.94
11/03/98 Commerce Group, Inc.                     Automobile Club Insurance Co.             78.5      NA       NA     9.1     0.96
08/11/98 Kingsway Financial Services Inc.         Walshire Assurance Company                43.1      NM     1.14    31.3     1.56
07/01/98 Fund American Enterprises Holdings       Folksamerica Holding Company, Inc.       169.1     9.2     1.20    13.0     1.63
05/14/98 Donegal Mutual Insurance Company         Southern Heritage Insurance Company       21.0      NA     0.76      NM     1.16
04/30/98 Queensway Financial Holdings Limited     North Pointe Financial Services, Inc.     33.9      NA       NA    27.7     2.86

                                                                                       ---------------------------------------------
                                                                                            Mean    16.6 x   0.93 x  18.6 x   1.38 x
                                                                                          Median     9.2     0.99    14.7     1.32
                                                                                       ---------------------------------------------

Source: SNL DataSource

C. PREMIUMS PAID ANALYSIS

PREMIUMS PAID SUMMARY

                                                 Transaction Value   Day Prior to Announcement   Month Prior to Announcement
                                                     $ in Millions          Premium                       Premium
                                                 -----------------   -------------------------   ---------------------------

  LESS THAN $100 MILLION - 8 TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------
Median                                                       $37.5                  32.8%                           22.9%
Mean                                                          39.0                  46.1%                           77.2%
----------------------------------------------------------------------------------------------------------------------------
  $100 MILLION - $250 MILLION - 8 TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------
Median                                                       $187.6                 47.5%                           38.1%
Mean                                                          179.8                 58.5%                           71.5%
----------------------------------------------------------------------------------------------------------------------------
  $250 MILLION - $500 MILLION - 3 TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------
Median                                                       $278.9                 37.0%                           39.1%
Mean                                                          300.3                 51.4%                           50.0%
----------------------------------------------------------------------------------------------------------------------------
  $500 MILLION - $1 BILLION - 4 TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------
Median                                                       $829.8                 15.6%                           19.9%
Mean                                                          797.6                 20.1%                           14.8%
----------------------------------------------------------------------------------------------------------------------------
  GREATER THAN $1 BILLION - 8 TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------
Median                                                       $1,880.1               12.0%                           24.0%
Mean                                                          4,409.3               12.3%                           28.5%
----------------------------------------------------------------------------------------------------------------------------
  OVERALL - 31 TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------
Median                                                       $236.6                 24.8%                           25.7%
Mean                                                          1,326.3               37.7%                           52.5%
----------------------------------------------------------------------------------------------------------------------------

PREMIUMS PAID DETAIL

                                                                                                            TARGET STOCK PREMIUM
                                                                                           ANNOUNCED     ---------------------------
                                                                                          DEAL VALUE     1 DAY BEFORE 1 MONTH BEFORE
 DATE            BUYER NAME                           TARGET NAME                      ($ IN MILLIONS)   ANNOUNCEMENT   ANNOUNCEMENT
--------  -----------------------------------   ------------------------------------   ---------------   ------------ --------------

11/09/01  American Physicians Capital, Inc.     RTW, Inc.                               $        31.9       140.3%       463.6%
07/20/01  Alleghany Corporation                 Capitol Transamerica Corporation                182.2        10.0%        11.1%
01/19/01  Hub International Limited             Kaye Group Inc.                                 278.9        85.1%        94.8%
10/31/00  American National Insurance Company   Farm Family Holdings, Inc.                      278.9        37.0%        39.1%
08/17/00  American International Group, Inc.    HSB Group, Inc.                               1,203.8         8.1%        30.7%
06/22/00  Medical Assurance, Inc.               Professionals Group Inc.                        236.6        82.5%        54.7%
05/10/00  Ohio Farmers Insurance Company        Old Guard Group, Inc.                            44.9        21.5%        15.7%
12/20/99  St. Paul Companies, Inc.              MMI Companies, Inc.                             193.0       154.0%       119.2%
12/19/99  Trenwick Group Inc.                   LaSalle Re Holdings Limited                     343.1        32.2%        16.0%
10/18/99  Farmers Insurance Exchange            Foremost Corporation of America                 812.8        24.8%        21.9%
10/11/99  HCC Insurance Holdings, Inc.          Centris Group Inc.                              140.4        25.8%        33.3%
09/17/99  Management group                      Preferred Employers Holdings, Inc.               14.8        81.8%        42.9%
08/15/99  Markel Corporation                    Terra Nova (Bermuda) Holdings Ltd.              660.1        -9.1%       -13.1%
07/12/99  Royal & Sun Alliance Insurance        Orion Capital Corporation                     1,402.7        22.7%        69.9%
            Group Plc
06/21/99  Trenwick Group Inc.                   Chartwell Re Corporation                        226.3        68.7%        43.0%
03/05/99  Fortis                                American Bankers Insurance Group, Inc.        2,630.0        15.2%        22.6%
03/04/99  United Fire & Casualty Company        American Indemnity Financial                     30.2        33.5%        44.5%
                                                  Corporation
02/15/99  XL Capital Limited                    NAC Re Corp.                                  1,191.4        11.4%        19.7%
02/06/99  Chubb Corporation                     Executive Risk Inc.                             870.7        58.3%        32.6%
01/26/99  Motor Club of America                 North East Insurance Company                     10.4        42.7%        25.7%
12/03/98  Fairfax Financial Holdings Limited    TIG Holdings, Inc.                              846.7         6.5%        17.9%
12/01/98  XL Capital Limited                    Intercargo Corporation                           92.5        14.3%         0.0%
11/25/98  Markel Corporation                    Gryphon Holdings Inc.                           128.9         5.6%        14.7%
11/17/98  First American Financial Corporation  National Information Group                      112.2        95.4%       267.8%
08/11/98  Kingsway Financial Services Inc.      Walshire Assurance Company                       43.1        32.0%        20.0%
06/29/98  Liberty Mutual Insurance Company      Summit Holding Southeast, Inc.                  218.5        26.3%        28.2%
06/19/98  Berkshire Hathaway Inc.               General Re Corporation                       22,339.7        23.6%        25.4%
06/03/98  Nationwide Mutual Insurance Company   Allied Group, Inc.                            1,488.9        12.5%        62.5%
05/06/98  Zurich Allied AG                      Mountbatten, Inc.                                44.4         2.5%         5.2%
03/16/98  EXEL Limited                          Mid Ocean Limited                             2,271.2         1.0%         2.3%
01/19/98  St. Paul Companies, Inc.              USF&G Corporation                             2,746.5         4.0%       -4.7%

                                                                                       ---------------------------------------------
                                                                                                Mean:        37.7%        52.5%
                                                                                              Median:        24.8%        25.7%
                                                                                                High:       154.0%       463.6%
                                                                                                 Low:        -9.1%       -13.1%
                                                                                       ---------------------------------------------

                                     ANNEX B

                   AGREEMENT FOR SELF-TENDER OFFER, FINANCING
                             AND SECOND-STEP MERGER


         AGREEMENT (the "AGREEMENT"), dated January 14, 2002, among Preserver Group, Inc., a New Jersey corporation (the "COMPANY") and those persons designated on the signature page hereof as members of the 13D Group (collectively, the "13D GROUP").

                                   BACKGROUND

         A. The Company believes the public trading market for its common stock, $.50 par value per share (the "COMMON STOCK") has not recognized and will not recognize the proper value of the Company's shares for the following reasons: 1) the Company's capitalization is significantly smaller than its peers in the property casualty insurance industry; 2) the Company's exposure to New Jersey private passenger automobile insurance; 3) the Company's diversification efforts in the past three years have subsequently not been recognized and valued; and 4) the current concentration of ownership by the Executive Committee of the Company in combination with the small number of shares available has created an excessive discount to tangible book value. As a result, the shares of Common Stock rarely trade and when they do trade, have traded at a significant discount to the shares' book value for an extended period of time, with no change in this circumstance appearing likely in the future.

         B. The Board of Directors has established an independent committee consisting of George Farley, Robert S. Fried and Malcolm Galatin (the "INDEPENDENT COMMITTEE") in order to consider alternative means of creating value in the Common Stock for the benefit of the Company's shareholders and, as a result of its evaluation, the Independent Committee has recommended providing the Company's shareholders with an opportunity to achieve liquidity in cash by allowing them to sell their stock at a premium above recent historical Nasdaq trading prices at little or no cost to the shareholders.

         C. Each of the Independent Committee and the Board of Directors of the Company, upon the recommendation of the Independent Committee, has unanimously approved terms of the acquisition ("SELF-TENDER") by the Company of the Company's issued and outstanding Common Stock and the subsequent merger (the "SECOND-STEP MERGER" or "MERGER") of a New Jersey corporation formed by the 13D Group that, if the Self-Tender is successful, will hold in excess of 80% of the Company's issued and outstanding capital stock (the "MERGER COMPANY") that will merge with and into the Company pursuant to which any remaining public shareholders of the Company will be "cashed-out" at the same price as the Offer Price (as defined below in Section 1.1).

         D. Two members of the 13D Group, Messrs. Archer McWhorter and Alvin E. Swanner (together with one or more affiliates under their control, all of which are to be acceptable to applicable insurance regulatory authorities, the "FINANCING RELATED PARTIES"), have agreed to provide to the Company the financing for the Company's Self-Tender and the Second-Step Merger.

                                      TERMS

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and the 13D Group hereby agrees as follows:

                                  1. THE OFFER

         1.1 THE OFFER. As soon as practicable after the date hereof, the Company shall commence (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT")) an offer to purchase (as it may be amended in accordance with the terms of this Agreement, the "OFFER") all of the outstanding shares of Common Stock of the Company at the price of $7.75 per share as recommended by the Independent Committee of the Board of Directors, after considering, among other things, the proposal by the Financing Related Parties and the opinion of the Company's financial advisor (the "OFFER PRICE"). As set forth in Section 1.4, the 13D Group shall not tender their shares into the Offer.

         1.2 COMPANY ACTION. The Company represents that, subject to the Board's fiduciary obligations to the Company's shareholders under applicable law, as advised by counsel, (i) its Board of Directors has voted for the adoption of this Agreement, has approved the Offer the purchase of shares of Common Stock pursuant to the Offer and the Second-Step Merger, in accordance with the New Jersey Business Corporation Act (the "NEW JERSEY CORPORATION LAW"); and (ii) the Independent Committee of the Board has unanimously determined that the Offer Price and other terms of the Offer are both adequate and otherwise in the best interests of the Company and its shareholders. Notwithstanding anything contained in this Agreement, if either of the Company's Board of Directors or Independent Committee determines, in the exercise of its fiduciary duty, to withdraw, modify or amend its approvals or recommendations, to terminate the Offer, once commenced but prior to closing, such withdrawal, modification or amendment or termination shall not constitute a breach of this Agreement.

         1.3 OFFER DOCUMENTS. The Company shall file with the Securities and Exchange Commission (the "COMMISSION"), and mail to the holders of record of the Common Stock, a tender offer statement on a combined Schedule TO and Schedule 13E-3 under cover of Schedule TO (together with all amendments or supplements thereto, the "SCHEDULE TO"). The Schedule TO (collectively, the Schedule TO, Offer to Purchase and related Letter of Transmittal, together with all amendments or supplements thereto, the "OFFER DOCUMENTS") shall, when filed with the Commission: (i) contain all information which is required to be included therein in accordance with the Exchange Act and any other applicable law, (ii) comply in all material respects with the requirements of the Exchange Act and any other applicable law, and (iii) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company shall not be responsible for the accuracy or completeness of information supplied by the 13D Group for inclusion in the Offer Documents. The Company and the 13D Group each agree to cooperate in the preparation of the Offer Documents in a timely manner and promptly to correct or supplement any information provided by it for use in the Offer Documents if and to the extent required by applicable federal securities laws and the Company and the 13D Group each further agrees to take all steps necessary to cause the Offer Documents, as so amended, to be filed with the Commission and to be disseminated to holders of the Company's Common Stock, in each case as and to the extent required by applicable federal securities laws.

         1.4 13D GROUP NOT TO PARTICIPATE IN OFFER. Each member of the 13D Group owns beneficially or of record that number of shares of Common Stock (including options, warrants or other rights to purchase Common Stock) set forth next to such person's name on SCHEDULE A hereto. Each member of the 13D Group hereby agrees not to tender in the Offer any shares owned beneficially or of record by it.

         1.5 STATUS OF PURCHASED SHARES. All shares of Common Stock purchased by the Company in the Offer will be held by the Company as treasury shares.

                  2. FINANCING FOR OFFER AND SECOND-STEP MERGER

         2.1 The Financing Related Parties shall immediately prior to the consummation of the Offer and from time to time thereafter as may be required in connection with the Second Step Merger and payment for the Dissenting Shares (as hereinafter defined), advance to the Company one or more loans (the "LOANS") in the aggregate amount of the product of (i) 1,101, 510 shares (representing 1,101,510 shares of Common Stock held by the public and management other than the 13D Group) and (ii) the Offer Price, pursuant to the terms of an agreement (the "LOAN AGREEMENT") between the Company and the Financing Related Parties, the form of which is attached hereto as EXHIBIT 1. The Loan shall be interest-free and evidenced by a promissory note (the "Note") that will be automatically convertible 60 days after the consummation of the Offer into shares of non-voting preferred stock otherwise equivalent to the Common Stock (the "FINANCING PREFERRED STOCK") of the Company (or, the Surviving Corporation, as the Company is known after the Second-Step Merger) at the Offer Price, subject to the Company's right, at its option, to convert the Loan into Financing Preferred Stock prior to the expiration of such 60-day period. Under the Loan Agreement, the proceeds of the Loan shall be used only to finance the purchase of the

Common Stock pursuant to the Offer and to cash-out minority shareholders in the Second-Step Merger, including holders of Dissenting Shares (as defined below).

                            3. THE SECOND-STEP MERGER

         3.1 THE MERGER. Concurrently herewith or as soon as practicable after the date hereof, the 13D Group shall form a New Jersey corporation (or a corporation in such other jurisdiction as the parties may agree) to serve as the Merger Company. Upon or prior to the consummation of the Offer, each member of the 13D Group shall contribute to the Merger Company all of the shares of capital stock owned beneficially and of record by such member (including the Common Stock set forth on SCHEDULE A and the Financing Preferred Stock, as defined below when issued) and shall cause to be issued the same number of common stock and Financing Preferred Stock of Merger Company. Pursuant to an agreement in a form to be mutually agreed upon by the parties (the "MERGER AGREEMENT") to be entered into between the Company and the Merger Company concurrently with or as soon as practicable after consummation of the Offer and in accordance with the provisions of this Agreement, such Merger Agreement, the New Jersey Corporation Law and applicable federal and state securities laws, the Company and the Merger Company shall file a certificate of merger (the "CERTIFICATE OF MERGER") by which the Merger Company shall be merged with and into the Company, the Company shall continue its corporate existence under the New Jersey Corporation Law as the surviving corporation in the Merger (the "SURVIVING CORPORATION") and the separate corporate existence of the Merger Company shall cease. The name of the Surviving Corporation shall continue to be "Preserver Group, Inc." The Merger Agreement shall contain usual and customary representations, warranties and conditions, comply, to the extent applicable, with the terms hereof, and otherwise be in form and substance reasonably satisfactory to counsel for the Company and the 13D Group. The Merger shall have the effects set forth in the New Jersey Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as defined below in Section 3.2), all the rights, privileges, powers and franchises (of a public as well as of a private nature), of the Company and the Merger Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Company shall become the debts, liabilities and duties of the Surviving Corporation. The
13D Group agrees, if required by the New Jersey Corporation Law, to use its best efforts to obtain approval of the Merger Company's shareholders for, and to cause the board of directors of the Merger Company to approve, the Second-Step Merger. In the event that the Merger Company owns 90% or more of the Common Stock of the Company after the Offer, the Merger shall be effected as a short form merger pursuant to Section 14A:10-5.1 of the New Jersey Corporation Law. The Company and the 13D Group shall, and the 13D Group shall cause the Merger Company to, take all actions as may be required by the New Jersey Corporation Law and any applicable federal and state securities laws to perform the Merger in compliance therewith, including, but not limited to, voting in favor of the Merger and making all requisite mailings and notifications to the minority shareholders of the Company.

         3.2 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the office of the Secretary of State of the State of New Jersey in accordance with the applicable provisions of the New Jersey Corporation Law, which Certificate of Merger shall be so filed as soon as practicable after the consummation of the Offer. The date and time when the Merger shall become effective are herein referred to as the "EFFECTIVE TIME."

         3.3 ARTICLES OF INCORPORATION; BY-LAWS. The Articles of Incorporation of the Company as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law. The By-laws of the Company as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until duly amended in accordance with applicable law.

         3.4 GOING PRIVATE. If a sufficient number of shareholders tender their Common Stock in the Offer such that, following the Offer, the Company has fewer than 300 holders of record of its Common Stock, the Company shall, immediately upon completion of the Offer, take all required action to deregister its Common Stock under the Exchange Act and delist its shares from the Nasdaq Stock Market.

         4. STATUS AND CONVERSION OF SECURITIES UPON SECOND-STEP MERGER

         4.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                  (a) Each outstanding share of Common Stock of the Company held by the Company as a treasury share shall be cancelled and retired and no payment shall be made with respect thereto.

                  (b) Each outstanding share of Common Stock of the Company, other than (i) those shares of Common Stock referred to in Section 4.1(a) and
(ii) Dissenting Shares (as defined in Section 4.4), shall be converted into the right to receive an amount of cash (without interest) equal to the amount paid per share pursuant to the Offer (the "MERGER CONSIDERATION").

                  (c) Each share of common stock and Financing Preferred Stock of Merger Company issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation and the shares of common stock and Financing Preferred stock of Merger Company shall be cancelled and retired.

         4.2 COMPANY STOCK OPTIONS AND RELATED MATTERS.

                  (a) EMPLOYEE OPTIONS. The Company has issued to its employees the following options under the Company's Employee Stock Option Plans: options to purchase 60,000 shares of Common Stock at an exercise price of $12.75 per share; options to purchase 28,500 shares of Common Stock at an exercise price of $11.75 per share; options to purchase 31,000 shares at $12.875 per share; options to purchase 36,000 shares at $8.125 per share; and options to purchase 38,500 shares at $7.21 per share (which 38,500 options do not vest until June
2002). As to each such option (collectively, the "OPTIONS") granted under the Company's Employee Stock Option Plans, whether or not then exercisable, which is outstanding as of the date hereof and which has not been exercised prior to the acquisition of shares pursuant to the Offer, the holder thereof shall be entitled to continue to hold such Options from the Surviving Corporation on all of the same terms and conditions as the Options. The Second-Step Merger will have no effect on the Options.

                  (b) CONVERTIBLE DEBENTURES. The Company has outstanding $10,000,000 of debentures convertible into 645,578 shares of Common Stock at $15.49 per share (the "CONVERTIBLE DEBENTURES"). The Second-Step Merger will have no effect on the Convertible Debentures.

         4.3 EXCHANGE OF CERTIFICATES.

                  (a) Prior to the Effective Time of the Second-Step Merger, Merger Company shall designate First Union National Bank (or another U.S. bank or trust company having at least $50,000,000 in capital, surplus and undivided profits, as mutually agreed to by Merger Company and the Company) to act as tendering agent in the Merger (the "TENDERING AGENT") for purposes of effecting the exchange for the Merger Consideration of certificates which, prior to the Effective Time, represented shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 4.1. Upon the surrender and exchange of such a certificate, the holder thereof shall be paid, without interest thereon, the amount of cash to which he is entitled hereunder, and such certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration into which the shares of Company Common Stock it theretofore represented shall have been converted pursuant to
Section 4.1, and the holder thereof shall not be entitled to be paid any cash to which such holder otherwise would be entitled. In case any payment pursuant to this Section 4.3 is to be made to a holder other than the registered owner of a surrendered certificate, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Tendering Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Tendering Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Tendering Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any cash delivered pursuant hereto to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (b) Immediately prior to the Effective Time of the Second-Step Merger, Company shall draw down upon the Loan and shall cause to deposit in trust with the Tendering Agent cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than: treasury shares); shares owned by, or issuable upon conversion of other securities owned by, Merger Company (including any shares or other securities otherwise held by the 13D Group); shares issuable upon exercise of the Convertible Debentures; shares issuable upon the exercise of Options; and shares known at the Effective Time to be Dissenting Shares (as hereinafter defined)); and (ii) the Merger Consideration (such amount being hereinafter referred to as the "PAYMENT Fund"). The Payment Fund shall be invested by the Tendering Agent as directed by the Surviving Corporation (so long as such directions do not impair the rights of the holders of Company Common Stock) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation. The Tendering Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 4.3(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as provided herein. Promptly following the date which is one year after the Effective Time, the Tendering Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Tendering Agents duties shall terminate. Thereafter, each holder of a certificate representing a share of the Company Common Stock entitled to receive at the Effective Time cash therefor may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest.

                  (c) Promptly after the Effective Time, the Tendering Agent shall mail to each record holder of certificates which immediately prior to the Effective Time represented shares of Company Common Stock a form letter of transmittal and instructions for use in surrendering certificates and receiving payment therefor.

                  (d) If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation or the Tendering Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in Section 4.1, subject to applicable law in the case of Dissenting Shares.

         4.4 DISSENTING SHARES.

                  (a) Any shares of Common Stock outstanding immediately prior to the Effective Time of the Second-Step Merger as to which the holder thereof shall have validly exercised such holder's appraisal rights, if any, under applicable sections of the New Jersey Corporation Law ("DISSENTING SHARES") shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective
Time). No such Dissenting Share shall be converted into the Merger Consideration hereunder unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares under the New Jersey Corporation Law. The Company shall give Merger Company prompt notice upon receipt by the Company of any written demand for appraisal (any shareholder duly making such demand being hereinafter called a "DISSENTING SHAREHOLDER").

                  (b) Each Dissenting Shareholder who becomes entitled under the New Jersey Corporation Law to payment for the Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the New Jersey Corporation Law) and such shares of Company Common Stock shall be cancelled. To the extent the remaining proceeds from the Loan (as defined above in Section 2) are not sufficient to pay for the Dissenting Shares, the Financing Related Parties shall advance to Surviving Corporation, immediately upon written request, funds necessary to consummate the purchase of the Dissenting Shares.

         4.5 TAKING OF NECESSARY ACTION; FURTHER ACTION. The Company and the 13D Group shall each use its best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the New Jersey Corporation Law as promptly as possible, subject to fiduciary obligations under applicable law as advised by counsel. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets property, rights, privileges, powers, franchises of both of the Company and Merger Company, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

              5. REPRESENTATION AND WARRANTIES REGARDING 13D GROUP

         Each member of the 13D Group severally hereby represents and warrants to the Company (except as to Section 5.5 which is solely a representation and warranty of the Financing Related Parties), except as set forth on the attached Disclosure Schedules for Article 5, as follows:

         5.1 ORGANIZATION AND QUALIFICATION. Such 13D Group member, to the extent an entity, is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the requisite power and authority to carry on its business as it is now being conducted. Each such 13D Group member, to the extent an entity, is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such qualification necessary. Merger Company shall not have conducted any business prior to the date the Second-Step Merger and will have no assets and liabilities other than those incident to its formation and to the consummation of the transactions contemplated hereby and the Merger Agreement.

         5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each member of the 13D Group has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and no other proceedings on the part of 13D Group member are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by 13D Group member and constitutes the legal, valid and binding obligation of 13D Group member enforceable against 13D Group member in accordance with its terms.

         5.3 NO VIOLATIONS.

                  (a) Neither the execution and delivery of this Agreement by 13D Group member nor the consummation of the transactions contemplated hereby nor compliance by 13D Group member with any of the provisions hereof will: (i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of 13D Group member or any of its subsidiaries under any of the terms, conditions or provisions of (x) their respective charters or by-laws or (y) any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation to which 13D Group member or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which 13D Group member or any of its subsidiaries is bound and which is material to 13D Group member and its subsidiaries as a whole; or (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to 13D Group member or any of its subsidiaries or any of their respective properties or assets; or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a material adverse effect on the business, operations or financial condition of 13D Group member.

                  (b) Other than in connection with or in compliance with the provisions of the New Jersey Corporation Law and the Exchange Act, (i) there is no legal impediment to 13D Group member's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic public body or authority is necessary for the consummation by 13D Group member of the transactions contemplated by this Agreement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have any material adverse effect on the business, operations or financial condition, of 13D
Group member taken as a whole or on the ability of 13D Group member to consummate the transactions contemplated hereby.

         5.4 BROKERAGE FEES. The 13D Group member has not retained any financial adviser, broker, agent or finder or paid or agreed to pay any financial advisers, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

         5.5 FINANCING. The Financing Related Parties have, and shall have immediately prior to the time of the acceptance for purchase by the Company of shares of Common Stock pursuant to the Offer, and at the Effective Time, and shall have made available to the Company at such time, such funds as are necessary for the consummation of the Offer at the Offer Price and the Merger in accordance with the terms hereof and the Loan Agreement. The performance of the Loan Agreement by the Financing Related Parties is not subject to the Financing Related Parties obtaining third party financing but is their joint and several personal direct obligation.

                6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the 13D Group, except as set forth on the attached Disclosure Schedules for Article 6, as follows:

         6.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

         6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. Except for any approvals by the Company's Shareholders which is referred to in Section 6.6, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         6.3 No Violations.

                  (a) Except as set forth in SCHEDULE 6.3 to this Agreement, or as disclosed in any report or statement filed with the Commission (the "SEC REPORTS"), neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or its subsidiaries under any of the terms, conditions or provisions of (x) their respective charters or by-laws or (y) any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract, or other instrument or obligation to which the Company or its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of its subsidiaries is bound and which is material to the Company and its subsidiaries as a whole; or (ii) subject to compliance with the statutes and regulations referred to in Section 6.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security, interests, charges or encumbrances which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby or which are cured, waived or terminated prior to the Effective Time; or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a material adverse effect on the business, operations or financial condition, of the Company and its subsidiaries taken as a whole.

                  (b) Other than in connection with or in compliance with the provisions of the New Jersey Corporation Law, the Exchange Act, (and any applicable state securities laws, (i) there is no legal impediment to the Company's consummation of the transactions contemplated by this Agreement and
(ii) no filing or registration with, or authorization, consent or approval of, any domestic public body or authority is necessary for the execution, delivery or consummation by the Company of the transactions contemplated by this Agreement, except for such filings or registration which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have any material adverse effect on the business, operations or financial condition, of the Company and its subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

         6.4 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Common Stock; and 10,000,000 shares of blank-check Preferred Stock, without par value ("PREFERRED STOCK"). As of the date hereof, 2,124,380 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. As of the date hereof, the Company has issued to its employees the following options under the Company's Employee Stock Option Plans: options to purchase 60,000 shares of common stock at an exercise price of $12.75 per share; options to purchase 28,500 shares of common stock at an exercise price of $11.75 per share; options to purchase 31,000 shares at $12.875 per share; options to purchase 36,000 shares of common stock at $8.125 per share; and options to purchase 38,500 shares of common stock at $7.21 per share (which 38,500 options do not vest until June 2002). Except as set forth in Section 2.1 hereof, this Section 6.4 and the Convertible Debentures, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by the Company of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for, or otherwise evidencing the right to acquire, any shares of capital stock of the Company. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights.

         6.5 BROKERAGE FEES. The Company has not retained any financial adviser, broker, agent or finder or paid or agreed to pay any financial adviser, broker, agent or finder on account of this Agreement or any transaction contemplated hereby, except that Cochran Caronia & Co. has been retained as the Company's financial advisor in connection with certain matters including the transactions contemplated hereby.

         6.6 MEETING. If Company Common Stock is purchased pursuant to the Offer and if required by applicable law, the Company shall take all action necessary in accordance with the New Jersey Corporation Law, the Company's Articles of Incorporation and By-laws to duly call, give notice of, and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the adoption of this Agreement and authorization of the Merger. At any such meeting, all the shares of Company Common Stock owned by the 13D Group and/or Merger Company shall be voted in favor of the Merger. The shareholder vote required for the adoption of this Agreement and the Merger shall be the vote required by the New Jersey Corporation Law. The Proxy Statement shall contain the determinations and recommendations of the Board of Directors of the Company as to the Merger, subject to the Board's fiduciary obligations to the Company's shareholders under applicable law as advised by counsel. No 13D Group member shall, prior to the Effective Time, sell, transfer, assign or otherwise dispose of any shares of Company Common Stock owned by it except to another 13D Group member or beneficiaries of such 13D Group Member who becomes a direct party to this Agreement prior to such sale, transfer, assignment or disposition.

                              7. FEES AND EXPENSES

         Other than as set forth in Article II, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including expenses of counsel and financial advisers, shall be paid by the party incurring such cost or expense. Notwithstanding the preceding sentence, if the Offer is commenced and no shares of Common Stock are purchased by the Company, the Financing Related Parties shall reimburse the Company for the Company's expenses attributable to the tender offer process, including but not limited to, printing, agent fees, Commission filing fees, solicitation and distribution costs, but excluding fees and expenses of counsel and financial advisers to the Company.

                            8. PUBLIC ANNOUNCEMENTS.

         The 13D Group, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or quotation bureau.

                      9. TERMINATION, AMENDMENT AND WAIVER

         9.1 TERMINATION. This Agreement may be terminated and the Offer and Second-Step Merger contemplated herein may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Effective
Time:

                  (a) by mutual written agreement of the Independent Committee on the one hand, and the 13D Group, on the other hand; or

                  (b) by either party if the consummation of the Offer shall not have occurred on or before March 31, 2002, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the consummation of the Offer; or

                  (c) by the Company prior to consummation of the Offer, if the Company receives a proposal for acquisition or other proposal which the Independent Committee determines, in the exercise of its fiduciary obligations as advised by counsel, is more favorable than the Offer and Merger or there occurs an event or circumstance as a result of which the Independent Committee determines, in the exercise of its fiduciary duties as advised by counsel, a course of action other than the Offer and Second-Step Merger would be more favorable; or

                  (d) by the Company if (i) fewer than 676,140 shares of Common Stock are properly tendered and not properly withdrawn in the Offer; or (ii) the Independent Committee fails to obtain a "draw down" of the fairness opinion of its financial adviser; or by the Company or the 13D Group or the Financing Related Parties if fewer than 590,076 shares of Common Stock are properly tendered and not properly withdrawn in the Offer; or

                  (e) by either party if the Offer shall have been terminated in accordance with its terms without any shares of Company Common Stock having been purchased thereunder; or

                  (f) by the Company, if, prior to acceptance of the shares of Company Common Stock pursuant to the Offer, the 13D Group is or the Financing Related Parties in material breach of any of its representations, warranties, or obligations hereunder, including but not limited to, Article II hereof (financing); or

                  (g) by the Company or the 13D Group or the Financing Related Parties, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that (i) challenges the making of the Offer or the acquisition of Shares pursuant to the Offer, or otherwise, directly or indirectly, relates in any manner to the Offer; or
(ii) in the reasonable good faith judgment of the Company, could materially affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

                  (h) by the Company or the 13D Group or the Financing Related Parties, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in the Company's reasonable good faith judgment, would or might directly or indirectly
(i) make the acceptance for payment of, or payment for, some or all the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, some or all the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

                  (i) by either party or the Financing Related Parties, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New Jersey to such acts;
(iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or any of its territories, including without limiting any acts of terrorism, domestic or foreign or responses of the United States or its allies; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the reasonable good faith judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States or New Jersey; (v) any decrease in the market price of the Shares below $5.00 for five consecutive trading days (whether or not the Shares trade on that trading day); (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable good faith judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, or the trading in the Shares; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable good faith judgment of the Company, a material escalation, acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on December 18, 2001; or

                  (j) by the Company, if after December 18, 2001, but before acceptance of the shares of Company Common Stock pursuant to the Offer, any tender or exchange offer with respect to the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity; or

                  (k) by the Company or the 13D Group or the Financing Related Parties, if after December 18, 2001, but before acceptance of the shares of Company Common Stock pursuant to the Offer, any actual or potential change or development shall occur or be threatened or be anticipated by the Company with respect to the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries that, in the reasonable judgment of the Company, is or may be material to the Company or affects the anticipated benefits to the Company of acquiring Shares pursuant to the Offer; or

                  (l) by the Company, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, other than any filings that may be required by members of the Executive Committee or its affiliates as a result of the transactions contemplated by the Agreement, any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have (i) acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which has filed a Schedule 13D or 13G with the Commission on or prior to the date of this Offer to Purchase) or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or (ii) made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

                  (m) by the Company or the 13D Group or the Financing Related Parties, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or share ownership that, in the sole and reasonable judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

         9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 9.1, (i) this Agreement shall forthwith become void and there shall be no liability on the part of the 13D Group or the Company hereunder except as set forth in Sections 7 and 8 and (ii) if such termination occurs prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Offer shall be terminated without any shares of Company Common Stock being purchased. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of any provision of this Agreement.

         9.3 CERTAIN MEANINGS. As used in this Section 9: (a) the term Company, or any reference to such party, shall mean the Company acting in accordance with the recommendation of, or at the direction of, the majority of the Independent Committee; (b) the term the 13D Group, or any reference to such party, shall mean the 13D Group acting by a majority of the Shares of Company Common stock held by its members; and (c) the term Financing Related Parties, or any reference thereto, shall mean the Financing Related Parties acting unanimously.

         9.4 AMENDMENT. This Agreement may not be amended, modified or waived except by an instrument in writing signed by the Company (as previously recommended by the Independent Committee and approved by the Board of Directors) and the 13D Group.

                             10. GENERAL PROVISIONS

         10.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

            (a) if to the 13D Group or to the Financing Related Parties, to:

                Archer McWhorter               and  Alvin E. Swanner
                1600 Smith Street, Suite 4275       28 Chateau Haut Brion Street
                Houston, Texas 77002                Kenner, LA 700065
                Fax:  (713) 650-8361                Fax:  (504) 466-2729

            (b) if to the Company:

                95 Route 17 South
                Paramus, NJ 07653
                Attention:  Stephen A. Gilbert and Patrick J. Haveron
                Fax:  (201) 291-2125

            in each case with a copy to:

            Sills Cummis Radin Tischman Epstein & Gross, P.A.
            One Riverfront Plaza
            Newark, NJ 07102
            Attention:  Stanley U. North, III, Esq.
            Fax:  973-643-6500

                           and

            Wolff & Samson P.C.
            280 Corporate Center
            5 Becker Farm Road
            Roseland, New Jersey 07068
            Attn:  Morris Bienenfeld, Esq.
            Fax: 973-436-4432

            (c) if to any one member of the 13D Group, to the address set forth on the signature page hereto.

         10.2 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of the Company or the 13D Group (including the Financing Related Parties) any of their respective officers, directors or shareholders in respect thereof except for the representations, warranties and agreements contained in Sections 7 and 8. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

         10.3 MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder, (iii) shall be governed, including as to validity, interpretation and effect, by the laws of the State of New Jersey and (iv) may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby consent and agree to exclusive venue in New Jersey, and agree that the state and federal courts in New Jersey shall have exclusive jurisdiction over any disputes arising under or in connection with this Agreement.

         10.4 ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of the 13D Group, or by the 13D Group, or any member thereof, without the prior written consent of the Company (as previously recommended by the Independent Committee and approved by the Board of Directors).

         10.5 NO THIRD-PARTY BENEFICIARIES. Nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights and remedies under or by reason of this Agreement or the transactions contemplated hereby.

         10.6 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE PARTIES HERETO ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.


         IN WITNESS WHEREOF, each of the Company and the members of the 13D Group have caused this Agreement to be duly executed as of the date first written above.


PRESERVER GROUP, INC.                                           13D GROUP:

By: /s/ STEPHEN A. GILBERT                                      /s/ ARCHER MCWHORTER
    ----------------------                                      --------------------
Name:  Stephen A. Gilbert                                       Archer McWhorter
Title:  President                                               Address:  1600 Smith Street
                                                                          Houston, Texas  77002

                                                                /s/ GAIL MCWHORTER
                                                                ------------------
                                                                Gail McWhorter
                                                                Address:  1600 Smith Street
                                                                          Houston, Texas 77002

SLEEPY LAGOON LTD.                                              BRION PROPERTIES, a Louisiana partnership
                                                                in commendam
By: /s/ ARCHER MCWHORTER
    --------------------
         Archer McWhorter                                       By: /s/ ALVIN E. SWANNER
         General Partner                                            --------------------
Address:  1600 Smith Street                                             Alvin E. Swanner
          Houston, Texas 77002                                          General Partner
                                                                Address:  28 Chateau Haut Brion Street
                                                                          Kenner, Louisiana 70065


s/ ALVIN E. SWANNER                                             /s/ WILLIAM E. LOBECK, JR.
-------------------                                             --------------------------
Alvin E. Swanner                                                William E. Lobeck, Jr.
Address:  28 Chateau Haut Brion Street                          Address:  1132 South Lewis Avenue
          Kenner, Louisiana 70065                                         Tulsa, Oklahoma 74104

                                                                William E. Lobeck Revocable Trust


                                                                By: /s/ WILLIAM E. LOBECK, JR.
                                                                   ---------------------------
                                                                          William E. Lobeck, Jr.
                                                                          Trustee
                                                                Address:  1132 South Lewis Avenue
                                                                          Tulsa, Oklahoma 74104

                                                                Kathryn L. Taylor Revocable Trust


                                                                By: /s/ KATHRYN L. TAYLOR
                                                                    ---------------------
                                                                          Kathryn L. Taylor
                                                                          Trustee
                                                                Address:  1132 South Lewis Avenue
                                                                          Tulsa, Oklahoma 74104


                        SCHEDULE A - 13D GROUP OWNERSHIP

                                                                                              Number of
                Name of                                 Number                            Options, Warrants
           13D Group Member                            of Shares                           or other Rights
           ----------------                            ---------                          -----------------
Archer McWhorter                                        301,635                                  -0-
Gail McWhorter                                           2,000                                   -0-
Sleepy Lagoon, Ltd.                                     43,336                                 201,819

Alvin E. Swanner                                        301,635                                201,818

Brion Properties,
A Lousiana Partnership
In Commendam                                            43,331                                   -0-

William E. Lobeck, Jr.                                  289,185                                193,767

William E. Lobeck Revocable Trust
                                                        20,083                                   -0-
                                                        ------
Kathryn L. Taylor Revocable Trust
                                                        21,665                                  -0-
                                                        ------                               ----------



                                  Total                1,022,870                               597,404
                                                       =========                               =======

                                    EXHIBIT 1

                                  LOAN FACILITY


         AGREEMENT dated January 14, 2002, by and between Preserver Group, Inc., a New Jersey corporation (the "COMPANY"), and Archer McWhorter ("McWhorter") and Alvin E. Swanner ("SWANNER" and together with McWhorter and one or more Affiliates under their control, the "FINANCING RELATED PARTIES").

                                   BACKGROUND

         A. The Company is seeking financing to consummate the proposed tender offer ("SELF-TENDER Offer") by the Company to purchase all of its outstanding capital stock, other than capital stock held by the Financing Related Parties and certain other affiliates of the Company (collectively, with the Financing Related Parties, the "13D GROUP"), and the proposed second-step merger ("SECOND-STEP MERGER"), pursuant to the terms of that certain Agreement for Self-Tender Offer, Financing and Second-Step Merger dated as of the date hereof by and between the Company and the 13D Group (the "AGREEMENT");

         B. The 13D Group owns in the aggregate 1,022,870 shares of common stock, par value $.50 per share, of the Company, representing 48% of the shares outstanding on the date hereof, of which the Financing Related Parties own 689,937 shares; and

         C. The Financing Related Parties desire to provide, and the Company desires to receive, the aggregate amount of $8,536,703 (the "COMMITMENT"), on an interest-free basis, in one or more loans during the period commencing immediately prior to the consummation of the Offer and ending at the later of the Self-Tender Offer, the Second-Step Merger and the subsequent payment, if any, for all Dissenting Shares, as such term is defined in the Agreement (the "COMMITMENT TERM"), to be used to consummate the Self-Tender Offer and Second-Step Merger, as set forth in the Agreement.

                                      TERMS

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. LOANS. Subject to the terms and conditions set forth herein, the Financing Related Parties shall make one or more loans ("LOANS") to the Company, on an interest free basis, during the Commitment Term for up to an aggregate principal amount of $8,536,703, subject to increase as provided below. The Financing Related Parties shall advance Loans on demand by the Company and the Loans shall be evidenced by a grid promissory note of the Company payable to the Financing Related Parties, in substantially the form attached hereto as EXHIBIT A (the "NOTE"). Any shortfall in the Purchase Price (as defined hereafter) required to consummate the Second-Step Merger, including, but not limited to, payment for Dissenting Shares (as defined in the Agreement) shall be promptly financed by the Financing Related Parties with an additional loan to the Company by the Financing Related Parties on substantially the same terms contained herein and the Note shall be amended to reflect the increase in the amount of the Loans.

         2. RETURN OF LOANS. In the event that one or more Loans are advanced to the Company prior to consummation of the Offering and the Offering is terminated pursuant to Section 9 of the Agreement, then, upon such termination, the Company shall return any funds so received (without interest).

         3. CONVERSION. At the Company's option, at any time, the then outstanding principal under the Note may be converted into shares (the "FINANCING SHARES") of non-voting Series A Preferred Stock at the conversion price (the "CONVERSION PRICE") equal to $7.75 per share. Notwithstanding the previous sentence, on the date sixty (60) days after the consummation of the Self-Tender Offer, the then outstanding principal under the Note shall automatically convert into Financing Shares at the Conversion Price. Any Loans made for Dissenting Shares or to purchase shares of Common Stock in the Second-Step Merger after such 60 day period shall convert automatically and immediately into Financing Shares at the Conversion Price. In the event that the issuance of the Financing Shares would cause a violation of any rule, law or regulation applicable to the Company or its stock, the Company shall on the date of conversion issue the maximum amount of Financing Shares as would not cause such violation and use its reasonable best efforts to remedy any such violation and to issue the balance of the Financing Shares promptly thereafter. The Financing Shares shall have the terms and conditions set forth in the Certificate of Amendment to the Certificate of Incorporation, the form of which is attached hereto as EXHIBIT B.

         4. SEGREGATED ACCOUNT. The Company shall establish or have established a segregated interest bearing account at a banking institution reasonably acceptable to the Financing Related Parties pursuant to which all proceeds of the Loans shall be deposited.

         5. USE OF PROCEEDS. The Company shall apply the proceeds of the Loans only (i) to finance the purchase of the Company's shares of Common Stock in the Self-Tender Offer at the purchase price set forth in the Agreement (the "PURCHASE PRICE"); and (ii) to purchase shares in the Second-Step Merger at the Purchase Price and to purchase Dissenting Shares.

         6. EXPENSES. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, reasonable attorney's fees) shall be paid by the party incurring such expense.

         7. EQUITABLE RELIEF. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce such provisions.

         8. NOTICES. Any and all notices or any other communication provided for herein shall be given in writing by hand, facsimile transmission or by registered or certified mail (postage prepaid) or overnight courier service, addressed to the address specified for such party on the signature pages hereof, or to such other address as may be designated in writing by any such party. Except as otherwise provided in this Agreement, each such notice shall be deemed given when delivered in person, by facsimile transmission or by overnight courier or on a date which is five (5) days after it is deposited into the mail at any U.S. post office.

         9. AMENDMENT. No change in or modification of this Agreement shall be valid unless the same shall be in writing and signed by all the parties hereto.

         10. WAIVER. No failure or delay on the part of the parties or any of them in exercising any right, power or privilege hereunder, nor any course of dealing between the parties or any of them shall operate as a waiver of any such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and are not exclusive of any rights or remedies which the parties or any of them would otherwise have.

         11. BENEFIT AND BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their executors, administrators, personal representatives, heirs, successors and permitted assigns.

         12. SEVERABILITY. In the event that any portion of this Agreement shall be held to be invalid or unenforceable to any extent, such portion shall be enforced to the fullest lawful extent and the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof. If any time period set forth herein is held by a court of competent jurisdiction to be unenforceable, a different time period that is determined by the court to be more reasonable shall replace the unenforceable time period.

         13. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         14. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey without regard to principles of conflicts of laws.

         15. JURISDICTION. The parties hereto irrevocably consent to the exclusive venue of New Jersey and agree that the state and federal courts in New Jersey shall have exclusive jurisdiction over any disputes arising under or in connection with this Agreement or the Note or the subject matter hereof or thereof. The Company and the Financing Related Parties agree that venues in New Jersey are the most convenient forum for both the Company and the Financing Related Parties. The Financing Related Parties waive any objection to venue and any objection based on a more convenient forum in any action instituted relating to this Agreement or the Note.

         16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT OR THE NOTE OR THE SUBJECT MATTER HEREOF OR THEREOF. THE PARTIES HERETO ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

         17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have caused this agreement to be duly executed as of the date first written above.

                                         PRESERVER GROUP, INC.



                                         By: /S/ STEPHEN A. GILBERT
                                             -----------------------------------
                                                    Name:  Stephen A. Gilbert
                                                    Title:     President
                                         Address:  95 Route 17 South
                                                    Paramus, New Jersey  07653



                                         /S/ ARCHER MCWHORTER
                                         ---------------------------------------
                                         Archer McWhorter
                                         Address:  1600 Smith Street
                                                     Houston, Texas  77002



                                         /S/ ALVIN E. SWANNER
                                         ---------------------------------------
                                         Alvin E. Swanner
                                         Address:  28 Chateau Haut Brion Street
                                                    Kenner, Louisiana  70065


                                      3


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                                                                       EXHIBIT A

                        CONVERTIBLE GRID PROMISSORY NOTE

February ___, 2002                                                   $__________

         FOR VALUE RECEIVED, the undersigned corporation, duly organized, validly existing, and in good standing under the laws of the state of New Jersey (the "BORROWER" or the "COMPANY"), having its principal office at 95 Route 17 South, Paramus, New Jersey 07653-0931 promises to pay to the order of Archer McWhorter and Alvin E. Swanner (the "LENDERS") at the offices of Mr. McWhorter at 1600 Smith Street, Suite 4275, Houston, Texas 77002, or at such other place as the Lenders may designate in writing, the lesser of: (a) the principal sum of $8,536,703 (which amount is subject to increase pursuant to Section 1 of the Financing Agreement is referred to as the "COMMITMENT"), or (b) the aggregate unpaid principal sum of all loans (the "Loans") made by the Lenders from time to time under this Note (the "NOTE") and that certain Financing Agreement between the Borrower and the Lenders, to which the form of this Note is attached as an exhibit (the "FINANCING AGREEMENT"), in accordance with the provisions hereof. Borrower may not reborrow any monies already loaned under this Note, even if such amounts have been paid to Lenders. All capitalized terms not otherwise defined herein shall have the definitions set forth in the Financing Agreement.

         1. INTEREST. No interest shall accrue or be payable in connection with this Note.

         2. OBLIGATION TO EXTEND LOANS. Lenders shall make Loans to the Borrower under this Note on demand during the Commitment Term in accordance with the terms of the Financing Agreement.

         3. USE OF GRID. The Lenders are hereby authorized by the Borrower to enter and record on the grid schedule ("GRID") attached hereto as SCHEDULE A the amount of each Loan made under this Note and each payment of principal thereon (if any) or conversion into Financing Shares (as defined below) without any further authorization on the part of the Borrower. The entry of a Loan on said schedule shall be prima facie and presumptive evidence of the entered Loan. The Lenders' failure to make any entry, however, shall not limit or otherwise affect the obligations of the Borrower. The Lenders shall promptly deliver to the Borrower copies of the Grid each time an entry or change is made thereto.

         4. CONVERSION. At the Company's option, at any time, the then outstanding principal under this Note may be converted into shares (the "FINANCING SHARES") of non-voting Series A Preferred Stock at the conversion price (the "CONVERSION PRICE") equal to $7.75 per share. Notwithstanding the previous sentence, on the date sixty (60) days after the consummation of the Self-Tender Offer, the then outstanding principal under this Note shall automatically convert into Financing Shares at the Conversion Price. Any Loans made for Dissenting Shares or to purchase Shares of Common Stock in the Second-Step Merger after such 60 day period shall convert automatically and immediately into Financing Shares at the Conversion Price. In the event that the issuance of the Financing Shares would cause a violation of any rule, law or regulation applicable to the Company or its stock, the Company shall on the date of conversion issue the maximum amount of Financing Shares as would not cause such violation and use its reasonable best efforts to remedy any such violation and to issue the balance of the Financing Shares promptly thereafter. The Financing Shares shall have the terms and conditions set forth in the Certificate of Amendment to Certificate of Incorporation of Borrower, the form of which is attached as EXHIBIT B to the Financing Agreement.

         5. PREPAYMENT. In the event that any portion of this Note is funded to the Company prior to consummation of the Offering and the Offering is subsequently terminated pursuant to Section 9 of the Agreement (as defined in the Financing Agreement), then, the outstanding principal balance under this Note shall become due and payable upon such termination.

         6. DEFAULT. Each of the following shall constitute an event of default (an "EVENT OF DEFAULT") hereunder: (i) The failure of the Borrower to either prepay the principal amount of this Note or convert the Loan


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into Financing Shares; or (ii) The occurrence of a default or breach by
Borrower of any material provision under this Note or the Financing Agreement.

         7. RIGHTS AND REMEDIES. Upon the occurrence of any Event of Default, such default not having previously been remedied or waived, the Lenders shall have the following rights and remedies: (i) the right, at their option, by written notice to the Borrower, to declare the entire unpaid balance of this Note to be immediately due and payable and thereupon such amount together with all costs, fees and expenses incurred in connection herewith, shall be immediately due and payable; (ii) all rights and remedies provided by law, including, without limitation, those provided by the Uniform Commercial Code as in effect in the State of New Jersey from time to time (the "UCC").

         8. NO RIGHT OF SET-OFF BY MAKER. Borrower's obligations under this Note shall not be subject to any right of setoff, counterclaim, defense, abatement, suspension, deferment or reduction.

         9. WAIVER OF NOTICE. Borrower hereby waives any requirement of presentment, notice of protest and all other notices in connection with the delivery, acceptance, performance, default of enforcement of this Note.

         10. REPLACEMENT IF LOST. Upon receipt of evidence, reasonably satisfactory to the Borrower, of the loss, theft, destruction or mutilation of this Note, and upon receipt of indemnity reasonably satisfactory to the Borrower, the Borrower will, at the expense of the Lenders or any one of them, execute and deliver, in lieu thereof, a new instrument of like tenor and amount.

         11. NO WAIVER OF RIGHT OR REMEDY. No delay, failure or omission by the Lenders in respect of the exercise of any right or remedy granted to the Lenders or allowed to the Lenders by law, under this Note or otherwise, shall constitute a waiver of the right to exercise the right or remedy at that or any future time or in the same or other circumstance.

         12. NOTICE. All notices required to be given hereunder shall be given in accordance with the terms of the Financing Agreement.

         13. MODIFICATION. This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by both the Borrower and the Lender.

         14. GOVERNING LAW; JURISDICTION. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey. Each of the Borrower and Lenders hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey in connection with any dispute arising out of or relating to this Note.

         15. INVALIDITY; ASSIGNMENT. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. This Note shall be binding upon the successors and assigns of the Borrower and enure to the benefit of each Lender, its successors, endorses and assigns.

         IN WITNESS WHEREOF, the Borrower has executed this Convertible Grid Promissory Note as of the date first set forth above.

                                                 PRESERVER GROUP, INC.


                                                 By:____________________________
                                                 Name:  Stephen A. Gilbert
                                                 Title:    President

                                                                       EXHIBIT B


                         CERTIFICATE OF AMENDMENT TO THE
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                              PRESERVER GROUP, INC.

         Pursuant to the provisions of Section 14A:7-2(4) of the New Jersey Business Corporation Act, Preserver Group, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), does hereby certify as follows:

         FIRST: The name of the corporation is Preserver Group, Inc.

         SECOND: Pursuant to the authority conferred upon the Board of Directors by the Corporation's Amended and Restated Certificate of Incorporation, as amended, the Board of Directors duly adopted on December 18, 2001 the following resolution creating a series of preferred stock designated as Series A Preferred Stock and approved an amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation so that the rights, preferences and privileges of such series of Preferred Stock are as stated in the following resolution:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions are as follows:

                  Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Preferred Stock" and the number of shares constituting such series shall be 1,101,510, without par value per share (the "Series A Preferred Stock"), which number may be increased or decreased by the Board of Directors without a vote of the shareholders, provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

                  Section 2. VOTING RIGHTS. Holders of outstanding shares of Series A Preferred Stock shall not be entitled to notice of any shareholders' meetings and shall not be entitled to vote on any matters submitted to the shareholders for a vote.

                  Section 3. OTHER RIGHTS. Other than as set forth in Section 1 and Section 2 above, the Series A Preferred Stock shall be equivalent to and pari passu with the Corporation's common stock.

         THIRD: That the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is further amended so that the designation and number of shares of Series A Preferred Stock acted upon in the foregoing resolutions and the relative rights, preferences and limitations of such Series A Preferred Stock are as stated in such resolutions.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President and Chief Executive Officer and attested to by its Secretary as of the ____ day of _______, 2002.

ATTEST:                                              PRESERVER GROUP, INC.


By:_____________________________                     By:___________________
Name:                                                Name:   Stephen A. Gilbert
Title:                                               Title:  President

                                     ANNEX C

                  EXCERPTS FROM THE BUSINESS CORPORATION ACT OF
                       THE STATE OF NEW JERSEY RELATING TO
                      THE RIGHTS OF DISSENTING SHAREHOLDERS

14A:11-1.  Right of shareholders to dissent.

(1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

         (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

         (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

         (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

         (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

         (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4);

         (iii) a shareholder of a corporation shall not have the right to dissent from a plan of merger, if the merger did not require, for its approval, the vote of the shareholders as provided in subsection (6) of N.J.S.14A:10-3; or

         (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S.14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

         (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

         (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

         (A) cash; or

         (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

         (C) cash and such securities; or

         (iii) from a sale pursuant to an order of a court having jurisdiction.

         (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

         (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

         (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

Amended 1973, c.366, s.60; 1988, c.94, s.64; 1995, c.279, s.21; 2001, c.193,
s.3.

14A:11-3 "Dissenting shareholder" defined; date for determination of fair value

     (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder."

     (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

     (3) "Fair value" as used in this Chapter shall be determined

     (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

     (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

     (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

     In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

     Amended 1973,c.366,s.62; 1988,c.94,s.66.

14A:11-4. Termination of right of shareholder to be paid the fair value of his shares

    (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

     (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

     (b) his demand for payment is withdrawn with the written consent of the corporation;

     (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

     (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

     (e) the proposed corporate action is abandoned or rescinded; or

     (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

     (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

14A:11-5. Rights of dissenting shareholder

     (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

     (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

14A:11-6. Determination of fair value by agreement

     (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

     (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

     Amended by L.1973, c. 366, s. 63, eff. May 1, 1974.

14A:11-7. Procedure on failure to agree upon fair value; commencement of action to determine fair value

     (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

     (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8. Action to determine fair value; jurisdiction of court; appointment of appraiser

In any action to determine the fair value of shares pursuant to this Chapter:

     (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

     (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

     (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

     (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

14A:11-9. Judgment in action to determine fair value

     (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

     (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10. Costs and expenses of action

     The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A:11-11. Disposition of shares acquired by corporation.

         (1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

         (2) (Deleted by amendment, P.L.1995, c.279.)

         (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

Amended 1995,c.279,s.17.

                              PRESERVER GROUP, INC.
                                95 ROUTE 17 SOUTH
                            PARAMUS, NEW JERSEY 07653

January 14, 2002




         The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Tendering Agent at the address set forth below.

                      THE TENDERING AGENT FOR THE OFFER IS:

                            FIRST UNION NATIONAL BANK
                        599 Lexington Avenue, 22nd Floor
                            New York, New York 10022

                             FACSIMILE TRANSMISSION:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)


             RECEIPT OF FACSIMILE BY TELEPHONE ONLY: 1-800-829-8432

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           445 PARK AVENUE, 5TH FLOOR
                            NEW YORK, NEW YORK 10022

                                FOR INFORMATION:
                          CALL COLLECT: (212) 754-8000
                     BANKS AND BROKERS CALL: (800) 654-2468
                    SHAREHOLDERS PLEASE CALL: (800) 607-0088
                     E-MAIL ADDRESS: PRES.INFO@MORROWCO.COM